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          THIRD AMENDED AND RESTATED CREDIT AGREEMENT
                 Dated as of December 19, 1997

                         among


                FAIRCHILD HOLDING CORP.
                      as a Borrower


                   RHI HOLDINGS, INC.
                      as a Borrower


                THE FAIRCHILD CORPORATION
                     as a Borrower

           THE INSTITUTIONS FROM TIME TO TIME
                 PARTY HERETO AS LENDERS

           THE INSTITUTIONS FROM TIME TO TIME
               PARTY HERETO AS ISSUING BANKS

                     CITICORP USA, INC.
                 as an Administrative Agent
                     and Collateral Agent

                            and

                      NATIONSBANK, N.A.
                    as an Administrative Agent



=================================================================

ARTICLE IDEFINITIONS
1.01.  Certain Defined                             2
1.02.  Computation of Time Periods                40
1.03.  Accounting Terms; Financial
       Term Definitions                           41
1.04.  Other Terms                                41
1.05.  Dollar Equivalents                         41


ARTICLE II   AMOUNTS AND TERMS OF LOANS
2.01.  Revolving Credit, Term Loan and Swing
       Loan Facilities                            42
2.02.  General Terms                              45
2.03.  Authorized Officers and Collateral Agent   48
2.04.  Use of Proceeds of Loans                   48


ARTICLE III     LETTERS OF CREDIT
3.01.  Letters of Credit                          49
3.02.  Transitional Provisions                    56
3.03.  Obligations Several                        56


ARTICLE IV     PAYMENTS AND PREPAYMENTS
4.01.  Prepayments; Reductions in Commitments     57
4.02.  Payments                                   60
4.03.  Promise to Repay; Evidence of Indebtedness 64
4.04.  Proceeds of Collateral;
       Concentration Account Arrangements         65
4.05.  Cash Collateral Account                    66
4.06.  Post-Default Withdrawals from the
       Concentration Account and Cash Collateral
       Account                                    67


ARTICLE V     INTEREST AND FEES
5.01.  Interest on the Loans and other
       Obligations                                69
5.02.  Special Provisions Governing Eurodollar
       Rate Loans                                 71
5.03.  Fees                                       73


ARTICLE VI     CONDITIONS TO LOANS AND LETTERS OF CREDIT
6.01.  Conditions Precedent to the Initial
       LoansandLettersofCredit                    76
6.02.  Conditions Precedent to All Loans
       and Letters of Credit                      78


ARTICLE VII     REPRESENTATIONS AND WARRANTIES
7.01.  Representations and Warranties of
       the Borrowers                              80


ARTICLE VIII     REPORTING COVENANTS
8.01. Financial Statements; Communications
      with Accountants                            90
8.02.  Events of Default                          93
8.03.  Lawsuits                                   93
8.04.  Schedules of Spin-Off Transfers            94
8.05.  Intentionally omitted                      94
8.06.  Environmental Notices                      94
8.07.  Other Reports                              95
8.08.  Other Information                          95
8.09.  Borrowing Base Certificates                95

ARTICLE IX     AFFIRMATIVE COVENANTS

9.01.  Corporate Existence, Etc                   96
9.02.  Corporate Powers; Conduct of Business      96
9.03.  Compliance with Laws, Etc                  96
9.04.  Payment of Taxes and Claims; Tax
       Consolidation                              96
9.05.  Insurance                                  97
9.06.  Inspection of Property; Books and Records;
       Discussions                                97
9.07.  Insurance and Condemnation Proceeds        98
9.08.  ERISA Compliance                           98
9.09.  Foreign Employee Benefit Plan Compliance   99
9.10.  Expense Sharing Agreement                  99
9.11.  Maintenance of Property                    99
9.12.  Condemnation                               99
9.13.  Subsidiaries Acquired or Formed after
       the Effective Date                         99
9.14.  Performance of Material Contracts         100
9.15.  Further Assurances                        100
9.16.  Use of Proceeds of the Term Loans
       and the Offering                          100
9.17.  Required Hedge Agreements                 100


ARTICLE X     NEGATIVE COVENANTS

10.01.  Indebtedness                             102
10.02.  Sales of Assets                          104
10.03.  Liens                                    106
10.04.  Investments                              106
10.05.  Accommodation Obligations                109
10.06.  Restricted Junior Payments               110
10.07.  Conduct of Business; Accounting and
        Reporting Practices                      110
10.08.  Transactions with Shareholders and
        Affiliates                               111
10.09.  Restriction on Fundamental Changes       111
10.10.  Sales and Leasebacks                     112
10.11.  Margin Regulations; Securities Laws      112
10.12.  ERISA                                    112
10.13.  Issuance of Equity Securities            113
10.14.  Organizational Documents; Material
        Contractual Obligations                  113
10.15.  Bank Accounts                            114
10.16.  Fiscal Year; Fiscal Quarters;
        Fiscal Months                            114
10.17.  Transactions with the Technologies
        Companies                                114


ARTICLE XI     FINANCIAL COVENANTS
11.01.  Interest Coverage Ratio                  115
11.02.  Capital Expenditures                     115
11.03.  Minimum Net Worth                        116
11.04.  Consolidated Indebtedness for Borrowed
        Money to EBITDA Ratio                    117
11.05.  Minimum EBITDA                           118
11.06.  Minimum Consolidated Fixed Charge
        Coverage Ratio                           119
11.07.  EBITDA Calculations                      119

ARTICLE XII     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

12.01.  Events of Default                        120
12.02.  Rights and Remedies                      123


ARTICLE XIII     THE ADMINISTRATIVE AGENTS AND COLLATERAL AGENT

13.01.  Appointment                              125
13.02.  Nature of Duties                         125
13.03.  Rights, Exculpation, Etc.                126
13.04.  Reliance                                 127
13.05.  Indemnification                          127
13.06.  Citicorp Individually                    128
13.07.  Successor Collateral Agents              128
13.08.  Relations Among Lenders                  129
13.09.  Concerning the Collateral and the
        Loan Documents                           129


ARTICLE XIV     YIELD PROTECTION

14.01.  Taxes                                    132
14.02.  Increased Capital                        134
14.03.  Changes; Legal Restrictions              135
14.04.  Illegality                               136
14.05.  Compensation                             136
14.06.  Limitation on Additional Amounts
        Payable by the Borrowers.                137
14.07.  Change in Lending Office                 137
14.08.  Judgment Currency                        137

ARTICLE XV     MISCELLANEOUS
15.01.  Assignments and Participations           139
15.02.  Expenses                                 141
15.03.  Indemnity                                141
15.04.  Change in Accounting Principles          144
15.05.  Setoff                                   144
15.06.  Ratable Sharing                          145
15.07.  Amendments and Waivers                   146
15.08.  Notices                                  148
15.09.  Survival of Warranties and Agreements    148
15.10.  Failure or Indulgence Not Waiver;
        Remedies Cumulative                      148
15.11.  Marshalling; Payments Set Aside          148
15.12.  Severability                             149
15.13.  Headings                                 149
15.14.  Governing Law                            149
15.15.  Limitation of Liability                  149
15.16.  Successors and Assigns                   149
15.17.  Certain Consents and Waivers of the
        Borrowers                                149
15.18.  Counterparts; Effectiveness;
        Inconsistencies                          151
15.19.  Limitation on Agreements                 151
15.20.  Confidentiality                          151
15.21.  Obligations of Borrowers Joint
        and Several                              152
15.22.  Entire Agreement                         154
15.23.  Advice of Counsel                        154

                 THIRD AMENDED AND RESTATED CREDIT AGREEMENT



This Third Amended and Restated Credit Agreement dated as of December 19, 1997 (as amended, supplemented or modified from time to time, the "Agreement") is entered into among Fairchild Holding Corp., a Delaware corporation ("FHC"), RHI Holdings, Inc., a Delaware corporation ("RHI"), The Fairchild Corporation, a Delaware corporation ("TFC"), the institutions from time to time a party hereto as Lenders, whether by execution of this Agreement or an Assignment and Acceptance, the institutions from time to time a party hereto as Issuing Banks, whether by execution of this Agreement or an Assignment and Acceptance or by appointment as provided in this Agreement, Citicorp USA, Inc., a Delaware corporation ("Citicorp"), in its capacity as an administrative agent for the Lenders and the Issuing Banks hereunder (in such capacity, an "Administrative Agent") and as the collateral agent for the Lenders and the Issuing Banks hereunder (in such capacity, the "Collateral Agent"), and NationsBank, N.A., a national banking association, in its capacity as an administrative agent for the Lenders and the Issuing Banks hereunder (in such capacity, an "Administrative Agent").


W I T N E S S E T H:

WHEREAS, FHC entered into that certain Credit Agreement dated as of March 13, 1996 with certain financial institutions as "Lenders" and "Issuing Banks" and Citicorp in the capacity as administrative agent for such "Lenders" and "Issuing Banks" (the "Original Credit Agreement"), which Original Credit Agreement was amended and restated in its entirety as evidenced by that certain Amended and Restated Credit Agreement dated as of July 26, 1996 among FHC, certain financial institutions as "Lenders" and "Issuing Banks" and Citicorp as administrative agent for such "Lenders" and "Issuing Banks" (the "First Amended Credit Agreement") and which First Amended Credit Agreement was amended and restated in its entirety as evidenced by that certain Second Amended and Restated Credit Agreement dated as of July 18, 1997 among FHC, RHI, certain financial institutions as "Lenders" and "Issuing Banks" and Citicorp as administrative Agent for such "Lenders" and "Issuing Banks" (the "Second Amended Credit Agreement") pursuant to which Original Credit Agreement, First Amended Credit Agreement, and Second Amended Credit Agreement certain loans have heretofore been made to FHC and certain letters of credit have heretofore been issued for the account of FHC and certain of its Subsidiaries;

WHEREAS, RHI entered into that certain Restated and Amended Credit Agreement dated as of May 27, 1996, as amended (the "RHI Credit Agreement") between RHI and Citicorp, in the capacity of lender and administrative agent, pursuant to which certain loans have been made to RHI and a certain letter of credit has heretofore been issued for the account of RHI;

WHEREAS, FHC has requested that the Second Amended Credit Agreement be amended to, among other things, increase the financial accommodations afforded FHC thereunder to facilitate the repayment of certain indebtedness of RHI and TFC as more particularly described in Exhibit A attached hereto and made a part hereof, and RHI and TFC have agreed to become a party to this Agreement as borrowers; provided that the RHI Credit Agreement is amended and restated by the terms of this Agreement and the letter of credit issued under the RHI Credit Agreement continues outstanding and is governed by the terms of this Agreement; and

WHEREAS, in view of the foregoing, FHC, certain of the "Lenders", and the "Issuing Banks" under the Second Amended Credit Agreement, TFC, and RHI and Citibank, N.A. as parties to the RHI Credit Agreement, have agreed to enter into this Agreement in order to, among other things, (i) restate and amend the terms and provisions of the Second Amended Credit Agreement and RHI Credit Agreement in their entirety and (ii) set forth the terms and conditions under which the Lenders will hereafter extend Loans and the Issuing Bank will continue letters of credit issued under the Original Credit Agreement, First Amended Credit Agreement, Second Amended Credit Agreement, and RHI Agreement and hereafter issue Letters of Credit to or for the benefit of TFC, RHI and FHC;

  NOW, THEREFORE, the parties hereto hereby agree as follows:


ARTICLE I
DEFINITIONS

1.01. Certain Defined Terms. The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

"Accommodation Obligation" means any Contractual Obligation, contingent or otherwise, of one Person with respect to any Indebtedness, obligation or liability of another, if the primary purpose or intent thereof by the Person incurring the Accommodation Obligation is to provide assurance to the obligee of such Indebtedness, obligation or liability of another that such Indebtedness, obligation or liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders thereof will be protected (in whole or in part) against loss in respect thereof including, without limitation, direct and indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep well agreements, put options, agreements to purchase or repurchase such Indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received. The amount of any Accommodation Obligation shall be equal to the amount of the Indebtedness, obligation or liability so guaranteed or otherwise supported; provided, that (i) if the liability of the Person extending such guaranty or support is limited with respect thereto to an amount less than the Indebtedness, obligation or liability guaranteed or supported, or is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Accommodation Obligation shall be limited (in the case of a guaranty or other support limited by amount) to such lesser amount or (in the case of a guaranty or other support limited by recourse to a particular asset or assets) to the higher of the Fair Market Value of such asset or assets at the date for determination of the amount of the Accommodation Obligation or the value at which such asset or assets would, in conformity with GAAP, be reflected on or valued for the purposes of preparing a consolidated balance sheet of such Person as at such determination date; and (ii) if any obligation or liability is guaranteed or otherwise supported jointly and severally by a Person and others, then the amount of the obligation or liability of such Person with respect to such guaranty or other support to be included in the amount of such Person's Accommodation Obligation shall be the whole principal amount so guaranteed or otherwise supported.

"Administrative Agent" means each of Citicorp and NationsBank and "Administrative Agents" means Citicorp and NationsBank, collectively.

"Affiliate", as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote ten percent (10.0%) or more of the Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise.

"Agreement" is defined in the preamble hereto.

 "Applicable Lending Office" means, with respect to a particular
Lender, its Eurodollar Lending Office in respect of provisions relating to Eurodollar Rate Loans and its Domestic Lending Office in respect of provisions relating to Base Rate Loans.

"Assignment and Acceptance" means an Assignment and Acceptance in substantially the form of Exhibit B attached hereto and made a part hereof (with blanks appropriately completed) delivered to the Collateral Agent in connection with an assignment of a Lender's or Issuing Bank's interest under this Agreement in accordance with the provisions of Section 15.01.

"Availability" means, at any time of determination thereof, the lesser of:

(i) the amount by which the Revolving Credit Commitments at such time exceeds the sum of (a) the Revolving Credit Obligations at such time plus (b) the outstanding balance of Protective Advances at such time plus (c) the Swing Loan Reserve, or

(ii) the amount by which the Borrowing Base at such time exceeds the sum of (a) the Revolving Credit Obligations at such time plus
(b) the outstanding balance of Protective Advances at such time plus (c) the outstanding balance of the Term Loans at such time plus (d) the Swing Loan Reserve.

"Bankruptcy Code" means Title 11 of the United States Code (11
U.S.C. '' 101 et seq.), as amended from time to time, and any successor statute.

"Banner" means Banner Aerospace, Inc., a Delaware corporation.

"Banner Preferred" means Series A Convertible Paid-in-Kind
Preferred Stock of Banner, par value $.01 per share, and having a liquidation value of $9.20 per share.

"Banner Stock" means all of the Capital Stock of Banner which comprises part of the Collateral, including, without limitation, common Capital Stock of Banner and Banner Preferred.

"Base Eurodollar Rate" means, with respect to any Eurodollar Interest Period applicable to a Borrowing of Eurodollar Rate Loans, an interest rate per annum determined by the Collateral Agent to be the average (rounded upward to the nearest whole multiple of one sixteenth of one percent (0.0625%) per annum if such average is not such a multiple) of the rates per annum specified by notice to the Collateral Agent by Citibank as the rate per annum at which deposits in Dollars are offered by the principal office of Citibank in London, England to major banks in the London interbank market at approximately 11:00 a.m. (London time) on the Eurodollar Interest Rate Determination Date for such Eurodollar Interest Period for a period equal to such Eurodollar Interest Period and in an amount substantially equal to the amount of the Eurodollar Rate Loan to be outstanding from Citicorp for such Eurodollar Interest Period.

"Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(i)the rate of interest announced publicly by  Citibank in New
York, New York from time to time, as Citibank's base rate; and

        (ii) the sum of (a) one-half of one percent (0.50%) per annum plus (b) the Federal Funds Rate in effect from time to time during such period.

"Base Rate Loans" means all Loans which bear interest at a rate determined by reference to the Base Rate and Base Rate Margin as provided in Section 5.01(a).

"Base Rate Margin" means, as of any date of determination, a per annum rate equal to the rate set forth below opposite the then applicable Interest Performance Level set forth below:

Interest   Base
Performance LevelRate Margin

Level 11.00%
Level 21.25%
Level 31.50%
Level 41.75%
Level 52.25%

provided, however, that, notwithstanding the foregoing, the Base
Rate Margin during the period commencing on the Effective Date and ending on September 18, 1998 shall be equal to two percent (2.00%) per annum.

"Benefit Plan" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan or Foreign Employee Benefit Plan) in respect of which a Borrower or any ERISA Affiliate is, or within the immediately preceding five (5) years was, an "employer" as defined in Section 3(5) of ERISA.

"Borrowers" means, collectively, FHC, TFC and RHI, and "Borrower" means, any of FHC, TFC or RHI, individually.

"Borrowing" means a borrowing consisting of Loans of the same type made, continued or converted on the same day and, in the case of Eurodollar Rate Loans, having the same Eurodollar Interest Period.

"Borrowing Base" means, as of any date of determination, an amount designated on a Borrowing Base Certificate dated as of such date of determination, equal to the lesser of (i) the amount of the Facility as in effect as of such date and (ii) the sum of:

(a) the amount equal to 4.5 times the amount equal to

(1) EBITDA of the Fastener Business for the four (4) Fiscal
Quarters then most recently ended as determined based on the financial reports delivered as required under Section 8.01 minus

(2) the amount of the corporate overhead of TFC and RHI for the four (4) Fiscal Quarters then most recently ended, to the extent it is not reflected in the determination of EBITDA of the Fastener
Business for such four (4) Fiscal Quarters

plus

(b) forty percent (40%) of the Market Value of the Banner Stock plus

(c) seventy-five percent (75%) of the Market Value of the STFI
Stock if such determination is made prior to March 31, 1998 and forty percent (40%) of the Market Value of the STFI Stock if such determination is made on or after March 31, 1998 plus

(d) a percentage of the Market Value of individual Eligible
Marketable Securities

plus

(e) 100% of the amount of Cash Equivalents of the Borrowers in the possession of the Collateral Agent;

provided that,

(iii) in the event the Spin-Off shall have occurred as of any time of determination of the Borrowing Base, EBITDA of the Fastener Business shall be increased, for purposes of determination of the amount set forth in clause (a) above, by the amount of (A) TFC corporate overhead (before giving effect to the allocation of a portion thereof to SpinCo pursuant to the Expense Sharing Agreement) paid, in cash, by SpinCo to TFC in respect of the Expense Sharing Agreement or (B) if the Spin-Off occurred less than twelve (12) months prior to the date of determination, the lesser of (1) the annualized equivalent of the amount paid, in cash, by SpinCo to TFC in respect of the Expense Sharing Agreement since the consummation of the Spin-Off or (2) $7,000,000;

(iv) in the event an acquisition permitted by this Agreement or under the Second Amended Credit Agreement is consummated with respect to the Fasteners Business within the four (4) Fiscal Quarter period ending on the date of determination, for purposes of determination of the amount set forth in clause (a) above, EBITDA of the Fastener Business shall be determined giving effect to such acquisition for the applicable period as though such acquisition were consummated on the first day of such period;

(v) clauses (b) through (e) above shall be included in the calculation of the Borrowing Base only if the issuer of the Capital Stock described therein has not filed, or had filed against it, any proceeding in bankruptcy or is otherwise being liquidated or dissolved and only if such Capital Stock is part of the Collateral as of the time of a Borrowing is to be made; and

(vi) for purposes of this definition, the Borrowing Base with respect to Eligible Marketable Securities and other Capital Stock components thereof shall be determined after deduction of all Eligibility Reserves then in effect and the percentage to be applied under clause (d) shall be determined by the Collateral Agent, in its sole discretion.

"Borrowing Base Certificate" means a certificate, in substantially the form of Exhibit C attached hereto and made a part hereof, setting forth, as of the end of each Fiscal Month, the EBITDA of the Fastener Business for the period of determination, the amount of the corporate overhead of TFC and RHI for the period of determination and the amount thereof not reflected in the determination of EBITDA of the Fastener Business, the Market Value of Banner Stock, the Market Value of STFI Stock, and the Market Value of the Eligible Marketable Securities, the respective advance percentages with respect to each of the foregoing, the amount of Cash Equivalents of the Borrowers in the possession of the Collateral Agent, and the calculation of the resultant Borrowing Base as of the date of such certificate. In the event any Capital Stock component of the Borrowing Base ceases to be part of the Collateral, or becomes a part of the Collateral, as of the time any Notice of Borrowing is delivered, an adjustment to Availability shall be made accordingly with respect to the requested Borrowing.

"Business Activity Report" means (A) a Notice of Business
Activities Report from the State of New Jersey Division of Taxation or (B) a Minnesota Business Activity Report from the Minnesota
Department of Revenue.

"Business Day" means a day, in the applicable local time, which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close (i) in New York, New York, (ii) in the case of Eurodollar Rate Loans, in London, England and (iii) in the case of Letter of Credit transactions for a particular Issuing Bank, in the place where its office for issuance or administration of the pertinent Letter of Credit is located.

"Capital Expenditures" means, for any period, the aggregate of all expenditures (whether paid in cash or other Property or accrued as a liability (but without duplication)) during such period that, in conformity with GAAP, are required to be included in or reflected in the fixed asset accounts of the consolidated balance sheet of TFC and its Subsidiaries; provided, however, (i) Capital Expenditures shall include, whether or not such a designation would be in conformity with GAAP, that portion of Capital Leases which is capitalized on the consolidated balance sheet of TFC and its Subsidiaries and (ii) Capital Expenditures shall exclude, whether or not such a designation would be in conformity with GAAP, expenditures made in connection with the replacement or restoration of Property, to the extent reimbursed or financed from insurance or other recoveries received on account of the loss of or damage to the Property being replaced or restored or from condemnation awards arising from the taking by condemnation or eminent domain of such Property being replaced.

"Capital Lease" means any lease of any property (whether real, personal or mixed) by a Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

"Capital Stock" means, with respect to any Person, any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

"Cash" means money, currency, or a credit balance in a Deposit
Account.

"Cash Collateral" means cash or Cash Equivalents held by the Collateral Agent, any of the Issuing Banks, or any of the Lenders as security for the Obligations.

"Cash Collateral Account" means an interest bearing account at Citibank's offices in New York, New York designated by the Collateral Agent into which Cash Collateral shall be deposited. The Cash Collateral Account shall be under the sole dominion and control of the Collateral Agent, provided that all amounts deposited therein shall be held by the Collateral Agent for the benefit of the Holders and shall be subject to the terms of Sections 4.05 and 4.06.

"Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof which, at the time of acquisition thereof, are rated either A-1 (or better) by Standard
& Poor's Rating Group, a division of McGraw-Hill, Inc. ("S&P") or P-1 (or better) by Moody's Investors Service, Inc. (or if not then rating such obligations, the highest rating obtainable from such other nationally recognized rating services as are reasonably acceptable to the Collateral Agent); (iii) commercial paper which, at the time of acquisition thereof, is rated either A-1 (or better) by S&P or P-1 (or better) by Moody's Investors Service, Inc. (or if not then rating such obligations, the highest rating obtainable from such other nationally recognized rating services as are reasonably acceptable to the Collateral Agent); (iv) domestic certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any Lender or any commercial bank organized under the laws of the United States, any state thereof, or the District of Columbia and having a combined capital and surplus in excess of $250,000,000, which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody's Investors Service, Inc.; and (v) any agreement involving U.S. Government securities, certificates of deposit or "eligible" bankers' acceptances which provides for the transfer of such securities against payment in funds and which contains an agreement by the seller to repurchase the securities at a specified date not more than ninety (90) days after the date of such agreement; provided, that the maturities of such Cash Equivalents shall not exceed ninety (90) days.

"Cash Flow Period" means (i) the period commencing with December
29, 1997 through June 30, 1998 and (ii) each Fiscal Year ending after June 30, 1998.

"Cash Interest Expense" means, for any Person for any period, total interest expense of such Person and its Subsidiaries, which is payable in cash, whether paid or accrued, but without duplication, net of (i) the difference between payments received by such Person on all Hedge Agreements and payments made by such Person on all Hedge Agreements, (ii) interest income received in cash and (iii) dividends received in cash by any of the Borrowers from Persons other than (a) Banner, (b) STFI, and (c) Nacanco; (including, without limitation, the interest component of Capital Leases, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and excluding, interest expense not payable in cash (including amortization of discount and fees) and interest expense with respect to liabilities which are not Indebtedness for Borrowed Money), all as determined in conformity with GAAP except to the extent adjustments with respect to Hedge Agreements would not be in conformity with GAAP.

"CERCLA" means the Comprehensive Environmental Response,
Compensation and Liability Act of 1980, 42 U.S.C. '' 9601 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

"Change of Control" means either of (i) Jeffrey J. Steiner and his "associates" (as defined in the Securities Exchange Act) ceasing to control the voting power attendant to at least forty percent (40%) (on a fully diluted basis) of the voting Capital Stock of TFC at any time when any other Person controls the voting power attendant to ten percent (10%) or more (on a fully diluted basis) of the voting Capital Stock of TFC or (ii) TFC ceasing to control the voting power attendant to at least fifty percent (50%) of the Capital Stock of FHC, RHI and the other Guarantors.

"Citibank" means Citibank, N.A., a national banking association.

"Citicorp" is defined in the preamble hereto.

"Claim" means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

"Collateral" means all property and interests in property now owned or hereafter acquired by any Borrower or any Subsidiary of a Borrower upon which a Lien is granted under any of the Loan
Documents.

"Collateral Agent" means Citicorp and each successor Collateral
Agent appointed pursuant to the terms of Article XIII.

"Collection Account" means each lockbox and blocked depository account maintained by a Borrower or any Guarantor subject to a Collection Account Agreement for the collection of Receivables and other proceeds of Collateral.

"Collection Account Agreement" means a written agreement, substantially in the form attached hereto as Exhibit D with such modifications as the Collateral Agent, from time to time, deems acceptable, among a Borrower or a Guarantor, the Collateral Agent, and the respective bank at which such Borrower or Guarantor maintains a Collection Account.

"Commercial Letter of Credit" means any documentary letter of credit issued by an Issuing Bank pursuant to Section 3.01 for the account of a Borrower or for the account of any Guarantor or any of the Domestic Subsidiaries if the Borrowers are jointly and severally liable for reimbursement of amounts drawn under such letter of credit, which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by a Borrower, a Guarantor, or such Domestic Subsidiary in the ordinary course of its business.
"Commission" means the Securities and Exchange Commission and any Person succeeding to the functions thereof.

"Commitment Fee" is defined in Section 5.03(c).

"Commitment Fee Rate" means (i) one-half of one percent (0.5%) per annum during the period commencing on the Effective Date and ending on September 18, 1998 and (ii) as of any date of determination thereafter, a per annum rate equal to the rate set forth below opposite the then applicable Commitment Fee Performance Level set forth below:

Commitment Fee
Performance LevelCommitment Fee Rate

Level 10.300%
Level 20.375%
Level 30.500%

"Commitment Fee Performance Level" means a level of financial performance of TFC and its Subsidiaries, on a consolidated basis, measured as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending September 27, 1998, at which the Consolidated Indebtedness to EBITDA Ratio for the then most recently ended four
(4) Fiscal Quarter period is determined; and the aforesaid level of financial performance required for each of the following Performance Levels is set forth opposite such Performance Level set forth below:

Performance LevelRatio

Level 1Less than 3.50 to 1.00

Level 2Less than 5.00 to 1.00 and equal to or greater than 3.50 to
1.00

Level 3Equal to or greater than 5.00 to 1.00

"Commitment Letter" means that certain letter addressed to FHC, RHI and TFC from Citicorp Securities, Inc., NationsBanc Montgomery
Securities, Inc., and NationsBank, N.A. dated December 8, 1997 and accepted by the Borrowers on December 9, 1997.

"Compliance Certificate" is defined in Section 8.01(d)(ii).

"Concentration Account" means the depository account maintained at Citibank in New York, New York, or such other financial institution designated for such purpose by the Collateral Agent into which collections of Receivables of the Borrowers and the Domestic Subsidiaries, other proceeds of Collateral and other amounts are transferred pursuant to the terms of the Collection Account Agreements or otherwise as described in Section 4.04.

"Consolidated Fixed Charge Coverage Ratio" means, for any period, the ratio of (i) EBITDA of TFC for such period minus income taxes paid by TFC and its Subsidiaries on a consolidated basis in cash in such period minus Capital Expenditures made by TFC and its Subsidiaries in such period to (ii) the sum of (a) Cash Interest Expense of TFC for such period plus (b) the amount paid by TFC in dividends in such period plus (c) the amount of all scheduled principal payments paid in such period.

"Consolidated Indebtedness to EBITDA Ratio" means, for any period, the ratio of (i) Indebtedness for Borrowed Money to (ii) EBITDA of TFC.

"Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, radioactive materials, asbestos (in any form or condition), polychlorinated biphenyls
(PCBs), lead paint, or any constituent of any such substance or waste, and includes, but is not limited to, these terms as defined in federal, state or local laws or regulations.

"Contractual Obligation", as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

"Cure Loans" is defined in Section 4.02(f)(iii).

"Customary Permitted Liens" means

(i) Liens (other than Environmental Liens and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(iii) Liens (other than any Lien in favor of the PBGC) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of the Borrowers' or any of their Subsidiaries' assets or Property or materially impair the use thereof in the operation of their respective businesses, and (B) all Liens of attachment or judgment and Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding $1,000,000; and

(iv) Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of Real Property which do not interfere with the ordinary conduct of the business of the Borrowers or any of their Subsidiaries.

"Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union, brokerage house, or like organization, other than an account evidenced by a negotiable certificate of deposit.

 "Designated Prepayment" means each mandatory prepayment required by clauses (i), (ii), (iii), and (iv) of Section 4.01(b).

"DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

"Dollars" and "$" mean the lawful money of the United States.

"Domestic Lending Office" means, with respect to any Lender, such Lender's office, located in the United States, specified as the "Domestic Lending Office" under its name on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such other United States office of such Lender as it may from time to time specify by written notice to the Borrowers and the Collateral Agent.

"Domestic Subsidiaries" means those Subsidiaries of the Guarantors or the Borrowers domiciled within the United States of America, its states, districts and possessions.

"EBITDA" means, for any Person for any period, the amount calculated, without duplication, for such period as (i) the sum of amounts for such period of such Person's (a) Net Income plus (b) depreciation, amortization expense and other noncash charges plus
(c) all interest expense determined in accordance with GAAP plus
(d) federal, state, local and foreign income taxes deducted from Net Income in accordance with GAAP plus (e) minority interest in earnings of Subsidiaries of such Person deducted from Net Income in accordance with GAAP and minus (ii) extraordinary gains (or plus extraordinary losses) from asset sales calculated pursuant to GAAP for such period to the extent such gains or losses were included in the calculation of Net Income minus (iii) interest or investment income (or plus investment losses) determined in accordance with GAAP minus (iv) the amount of equity in earnings of affiliates minus (v) the amount allocated to SpinCo by TFC in such period in respect of the Expense Sharing Agreement plus (vi) the amount received by TFC in cash from SpinCo during such period in respect of the Expense Sharing Agreement plus (vii) the amount of dividends received in cash by any Borrower from (a) Banner, (b) STFI, and (c) Nacanco. For purposes of calculating EBITDA, in addition to the determination of Net Income as set forth in the definition of such term, where applicable, Banner and STFI shall be accounted for using the equity method of accounting and excluding the equity in earnings of Banner and STFI as provided in Section 1.03.

"Effective Date" means December 19, 1997.

"11 7/8% Senior Subordinated Debenture Indenture" means the Indenture between Rexnord Acquisition Corp. and Irving Trust Company, as trustee, dated as of March 2, 1987, pursuant to which Senior Subordinated Debentures in the aggregate original principal amount of $126,000,000 were issued, as supplemented by the First Supplemental Indenture dated as of July 1, 1987 between Rexnord Corporation and Irving Trust Company, as trustee, and the Second Supplemental Indenture dated as of August 16, 1988, between RHI and Irving Trust Company, as trustee.

 "Eligible Assignee" means (i) a Lender or any Affiliate thereof;
(ii) a commercial bank having total assets in excess of $2,500,000,000; (iii) the central bank of any country which is a member of the Organization for Economic Cooperation and Development; or (iv) a finance company, insurance company, other financial institution or fund, acceptable to the Collateral Agent, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $300,000,000.

"Eligible Marketable Securities" means (i) equity Securities of a corporation the Securities of which are included in the S&P 500 Index, (ii) debt Securities which have an investment grade rating, and (iii) a mutual fund which invests exclusively in such equity Securities and/or debt Securities.

"Eligibility Reserves" means such amounts as the Collateral Agent, in the exercise of its reasonable credit judgment, may from time to time establish against the gross amounts of Eligible Marketable Securities and other Capital Stock comprising part of the Borrowing Base to reflect material changes in risks or contingencies arising after the Effective Date which may affect the value of such Securities.

"Environmental, Health or Safety Requirements of Law" means all Requirements of Law derived from or relating to any federal, state or local law, ordinance, rule, regulation, Permit, license or other binding determination of any Governmental Authority relating to, imposing liability or standards concerning, or otherwise addressing, the environment, health and/or safety, including, but not limited to the Clean Air Act, the Clean Water Act, CERCLA, RCRA, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, OSHA, and public health codes, each as from time to time in effect.

"Environmental Lien" means a Lien in favor of any Governmental Authority for any (i) liabilities under any Environmental, Health or Safety Requirement of Law, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

"Equipment" means, with respect to any Person, all of such Person's present and future (i) equipment, including, without limitation, machinery, manufacturing, distribution, selling, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures, (ii) other tangible personal property (other than such Person's Inventory), and (iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

"ERISA" means the Employee Retirement Income Security Act of 1974, 29 U.S.C. '' 1000 et seq., any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder.

"ERISA Affiliate" means (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as FHC; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of
Section 414(c) of the Internal Revenue Code) with FHC; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as FHC, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

"ERISA Event" means (i) the occurrence with respect to a Plan of a Reportable Event, (ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to
Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA), (iii) the cessation of operations at a facility of any Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA, (iv) the withdrawal by a Borrower or an ERISA Affiliate from a Multiemployer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA,
(v) the conditions set forth in Section 302(f)(1)(A) and (B) of ERISA to the creation of a Lien upon Property or rights to Property of any Borrower or any ERISA Affiliate for failure to make a required payment to a Plan are satisfied, (vi) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA, or (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

"Eurodollar Affiliate" means, with respect to each Lender, the Affiliate of such Lender (if any) set forth below such Lender's name under the heading "Eurodollar Affiliate" on the signature pages hereof or on the signature pages of the Assignment and Acceptance by which it became a Lender or such Affiliate of a Lender as it may from time to time specify by written notice to the Borrowers and the Collateral Agent.

"Eurodollar Interest Payment Date" means, with respect to any Eurodollar Rate Loan, the last day of each Eurodollar Interest Period applicable to such Loan and, if such applicable Eurodollar Interest Period is longer than three (3) months in duration, on the first Business Day of each successive three (3) month period commencing with the first such day following the day on which such Eurodollar Rate Loan was made, continued or converted and ending with the first Business Day of the three (3) month period ending on the last day of the applicable Eurodollar Interest Period.

"Eurodollar Interest Period" is defined in Section 5.02(b).

"Eurodollar Interest Rate Determination Date" is defined in Section
5.02(c).

"Eurodollar Lending Office" means, with respect to any Lender, the office or offices of such Lender (if any) set forth below such Lender's name under the heading "Eurodollar Lending Office" on the signature pages hereof or on the signature pages of the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such office or offices of such Lender as it may from time to time specify by written notice to the Borrowers and the Collateral Agent.

"Eurodollar Rate" means, with respect to any Eurodollar Interest Period applicable to a Eurodollar Rate Loan, an interest rate per annum obtained by dividing (i) the Base Eurodollar Rate applicable to that Eurodollar Interest Period by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage in effect on the relevant Eurodollar Interest Rate Determination Date.

"Eurodollar Rate Loans" means those Loans outstanding which bear interest at a rate determined by reference to a Eurodollar Rate and the Eurodollar Rate Margin as provided in Section 5.01(a).

"Eurodollar Rate Margin" means, as of any date of determination, a per annum rate equal to the rate set forth below opposite the then applicable Interest Performance Level set forth below:

InterestEurodollar
Performance LevelRate Margin

Level 12.00%
Level 22.25%
Level 32.50%
Level 42.75%
Level 53.25%


provided, however, that, notwithstanding the foregoing, the Eurodollar Rate Margin during the period commencing on the Effective Date and ending on September 18, 1998 shall be equal to three percent (3.00%) per annum.

"Eurodollar Rate Reserve Percentage" means, for any Lender for the Eurodollar Interest Period for any Eurodollar Rate, the reserve percentage which is applicable three (3) Business Days before the first day of such Eurodollar Interest Period under the regulations issued from time to time by the Federal Reserve Board for determining the actual reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with deposits exceeding Five Billion Dollars ($5,000,000,000) with respect to liabilities or assets consisting of or including "Eurodollar Liabilities" (or with respect to any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined) having a term equal to such Eurodollar Interest Period.

"Eurosim" means Eurosim Componentes Mecanicos de Seguranca, Lda.

"Event of Default" means any of the occurrences set forth in
Section 12.01 after the expiration of any applicable grace period, as expressly provided in Section 12.01.

"Excess Cash Flow" means, without duplication, for any Cash Flow Period, an amount equal to TFC and its Subsidiaries' consolidated
(i) EBITDA plus, (ii) proceeds of sales of Equipment not in the ordinary course of business for such period which are not otherwise required to be applied to the repayment of the Obligations hereunder minus gains (and plus losses) on sales of all Equipment for such period to the extent included in the determination of EBITDA, plus (iii) the net reduction, if any, in working capital during such period, minus (iv) the net increase, if any, in working capital during such period, minus (v) income taxes actually paid in cash during such period, minus (vi) Capital Expenditures, actually paid (and permitted to be paid pursuant hereto) in cash during such period, minus (vii) Cash Interest Expense of TFC plus bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, Commitment Fees, and fees accrued or paid under the Fee Letter for such period, minus (viii) all repayments and prepayments of the Term Loans during such period (other than such repayments or prepayments paid in respect of Excess Cash
Flow), (ix) plus increases (and minus decreases) in the sum of (a) the outstanding principal amount of the Swing Loans plus (b) the outstanding principal amount of the Revolving Loans plus (c) the outstanding principal amount of Reimbursement Obligations during such period based upon the difference between the sum of such outstanding balances as of the first day of such period and the last day of such period, minus (x) the aggregate amount of cash dividends permitted by this Agreement and paid during such period with respect to TFC's Capital Stock.

"Exchange Rate" means, in relation to the purchase of one currency (for the purposes of this definition, the "first currency") with another currency (for the purposes of this definition, the "second currency") on a given date, Citibank's spot rate of exchange for the amount in question in the London interbank market at 11:00 a.m. (London time) on such date for the purchase of the first currency with the second currency, for delivery two (2) Business Days later.

"Expense Sharing Agreement" means an agreement in form and substance satisfactory to the Collateral Agent, in its sole discretion, between TFC and SpinCo pursuant to which SpinCo agrees to make payments to TFC with respect to TFC's corporate overhead expenses allocable to SpinCo thereunder.

"Facility" means the credit facility provided under the terms of this Agreement aggregating $300,000,000 on the Effective Date, as such amount may be reduced from time to time thereafter by reductions in the Revolving Credit Commitments and Term Loan
Commitments and permanent repayments of the Loans, in each instance, pursuant to the terms of Article IV.

"Fair Market Value" means, with respect to any asset, the value of the consideration obtainable in a sale of such asset in the open market, assuming a sale by a willing seller to a willing purchaser dealing at arm's length and arranged in an orderly manner over a reasonable period of time, each having reasonable knowledge of the nature and characteristics of such asset, neither being under any compulsion to act.

"Fastener Business" means the Operating Units engaged in the business of manufacturing and sales of aerospace and industrial fasteners.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day in New York, New York, for the next preceding Business Day) in New York, New York by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day in New York, New York, the average of the quotations for such day on such transactions received by the Collateral Agent from three federal funds brokers of recognized standing selected by the Collateral Agent.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

"Fee Letter" means that certain fee letter addressed to Citicorp
USA, Inc. and Citicorp Securities, Inc. from FHC dated December 8,
1997.

"FHC" means Fairchild Holding Corp., a Delaware corporation.

"FII" means Fairchild Industries, Inc., a Delaware corporation.

"Financial Statements" means (i) statements of income and retained earnings, statements of cash flow, and balance sheets, (ii) such other financial statements as the Borrowers and their Subsidiaries shall routinely and regularly prepare, and (iii) such other financial statements as the Collateral Agent or the Requisite Lenders may from time to time reasonably specify.

"Fiscal Month" means each of the month periods ending on the dates set forth on Schedule 1.01.1 attached hereto and made a part hereof.

"Fiscal Quarter" means each of the three-month periods ending on the dates set forth on Schedule 1.01.1.

"Fiscal Year" means the fiscal year of TFC and its Subsidiaries for accounting and tax purposes, which shall be the 12 month period ending on June 30 of each calendar year.

"Foreign Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of a Borrower, any of its Subsidiaries or any of its ERISA Affiliates and is not covered by ERISA pursuant to ERISA Section 4(b)(4).

"Foreign Pension Plan" means any employee benefit plan as defined in Section 3(3) of ERISA which (i) is maintained or contributed to for the benefit of employees of a Borrower, any of its Subsidiaries or any of its ERISA Affiliates, (ii) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

"Fronting Fee" is defined in Section 5.03(b).

"Funding Date" means, with respect to any Loan, the date of funding of such Loan.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the American Institute of Certified Public Accountants' Accounting Principles Board and Financial Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect on the date hereof (unless otherwise specified herein as in effect on another date or dates).

"General Intangibles" means, with respect to any Person, all of such Person's present and future (i) general intangibles, (ii) rights, interests, choses in action, causes of action, claims and other intangible Property of every kind and nature (other than Receivables), (iii) corporate and other business records, (iv) loans, royalties, and other obligations receivable, (v) trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, patents, registered patents, patent applications, trade names, rights of use of any name, labels, fictitious names, inventions, designs, trade secrets, computer programs, software, printouts and other computer materials, goodwill, registrations, copyrights, copyright applications, permits, licenses, franchises, customer lists, credit files, correspondence, and advertising materials, (vi) customer and supplier contracts, firm sale orders, rights under license and franchise agreements, rights under tax sharing agreements, and other contracts and contract rights, (vii) interests in partnerships and joint ventures, (viii) tax refunds and tax refund claims, (ix) right, title and interest under leases, subleases, licenses and concessions and other agreements relating to property,
(x) deposit accounts (general or special) with any bank or other financial institution, (xi) credits with and other claims against third parties (including carriers and shippers), (xii) rights to indemnification and with respect to support and keep well agreements, (xiii) reversionary interests in pension and profit sharing plans and reversionary, beneficial and residual interests in trusts, (xiv) letters of credit, guarantees, Liens, security interests and other security held by or granted to such Person,
(xvi) uncertificated securities and (xvii) investment securities.

"German Acquisition Loans" means loans, in the aggregate principal amount of DM23,105,902.50 made on November 26, 1997 by Citibank
Aktiengesellschaft to the German Subsidiary Borrowers.

"German Subsidiary Borrowers" means, collectively, Fairchild
Fasteners Europe-Camloc GmbH, a Subsidiary of FHC, and Fairchild
Fasteners Europe-VSD GmbH, a Subsidiary of FHC.

"German Standby Letter of Credit" means that certain Standby Letter of Credit No. 30022473 issued by Citibank on November 25, 1997, (i) for the account of the German Subsidiary Borrowers with respect to which the Borrowers are jointly and severally liable for reimbursement of amounts drawn thereunder, (ii) in the face amount of DM23,105,902.50, (iii) naming Citibank Aktiengesellschaft as beneficiary, (iv) in support of the liability of the German Subsidiary Borrowers to such beneficiary with respect to the German Acquisition Loans, and (v) drawable in two drawings.

"Governmental Authority" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Guarantors" means each of the Subsidiaries of the Borrowers identified on Schedule 1.01.2 attached hereto and made a part hereof as of the Effective Date, and any other Person executing and delivering a guaranty of payment and performance of all or any portion of the Obligations after the Effective Date.

"Hedge Agreement" means any agreement, including, without limitation, interest rate exchange, swap, collar or cap agreement, interest rate future or option contract, currency swap agreement, currency future, forward, or option contract, and other similar agreement, evidencing an agreement or arrangement intended to protect against fluctuation in interest rates and/or foreign exchange rates or conversion rates for conversion of foreign currencies to Dollars.

"Holder" means any Person entitled to enforce any of the Obligations, whether or not such Person holds any evidence of Indebtedness, including, without limitation, the Administrative
Agents, the Collateral Agent, each Lender and each Issuing Bank.

"Indebtedness", as applied to any Person, means, at any time, without duplication, (a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt Securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any Securities of such Person or to pay dividends in respect of any Capital Stock,
(iii) with respect to letters of credit issued for such Person's account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (v) in respect of Capital Leases,
(vi) which are Accommodation Obligations or (vii) under warranties and indemnities; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time; (c) all indebtedness, obligations or other liabilities of such Person in respect of interest rate contracts, Hedge Agreements and foreign exchange contracts, net of liabilities owed to such Person by the counterparties thereon; (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption; and (e) all contingent Contractual Obligations with respect to any of the foregoing.

"Indebtedness for Borrowed Money" means, to the extent the following would be reflected on a balance sheet of TFC and its Subsidiaries prepared in accordance with GAAP, the principal amount of all Indebtedness of TFC and its Subsidiaries (other than Banner and STFI) in respect of borrowed money, evidenced by debt securities, debentures, acceptances, notes or other similar instruments, in respect of Capital Lease obligations, in respect of Reimbursement Obligations or in respect of the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business.

"Indemnified Matters" is defined in Section 15.03.

"Indemnitees" is defined in Section 15.03.

"Interest Coverage Ratio" means, for any period, the ratio of (i)
EBITDA of TFC for such period to (ii) Cash Interest Expense of TFC for such period.

"Interest Performance Level" means a level of financial performance of TFC and its Subsidiaries, on a consolidated basis, measured as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending September 27, 1998, at which the Consolidated Indebtedness to EBITDA Ratio for the then most recently ended four
(4) Fiscal Quarter period is determined; and the aforesaid level of financial performance required for each of the following Performance Levels is set forth opposite such Performance Level set forth below:

Performance LevelRatio

Level 1Less than 4.25 to 1.00
Level 2Less than 5.00 to 1.00 and equal to or greater than 4.25 to
1.00
Level 3Less than 6.00 to 1.00 and equal to or greater than 5.00 to
1.00
Level 4Less than 6.75 to 1.00 and equal to or greater than 6.00 to
1.00
Level 5Equal to or greater than 6.75 to 1.00

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, any successor statute and any regulations or guidance promulgated thereunder.

"Inventory" means, with respect to any Person, all of such Person's present and future (i) inventory, (ii) goods, merchandise and other personal property furnished or to be furnished under any contract of service or intended for sale or lease, and all consigned goods and all other items which have previously constituted Equipment of such Person but are then currently being held for sale or lease in the ordinary course of such Person's business, (iii) raw materials, work-in-process and finished goods, (iv) materials and supplies of any kind, nature or description used or consumed in such Person's business or in connection with the manufacture, production, packing, shipping, advertising, finishing or sale of any of the property described in clauses (i) through (iii) above, (v) goods in which such Person has a joint or other interest or right of any kind (including, without limitation, goods in which such Person has an interest or right as consignee), and (vi) goods which are returned to or repossessed by such Person; in each case whether in the possession of such Person, a bailee, a consignee, or any other Person for sale, storage, transit, processing, use or otherwise, and any and all documents for or relating to any of the foregoing.

"Investment" means, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business and all Indebtedness to such Person which is not a current asset. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto less the amount of any return of capital or principal to the extent such return is in cash with respect to such Investment without any adjustments for increases or decreases in value or write ups, write downs or write offs with respect to such Investment.

"IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

"Issuing Banks" means Citibank and each Lender designated as an "Issuing Bank" on the signature pages hereof or the signature page of the Assignment and Acceptance by which it became a Lender and each other Lender approved by the Collateral Agent and the Borrowers who has agreed to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 3.01.

"Lender" means, as of the Effective Date, each financial institution a signatory hereto as a Lender and, at any other given time, each financial institution which is a party hereto as a Lender, whether as a signatory hereto or pursuant to an Assignment and Acceptance.

"Letter of Credit" means any Commercial Letter of Credit or Standby Letter of Credit.

"Letter of Credit Fee" is defined in Section 5.03(b).

"Letter of Credit Obligations" means, at any particular time, the sum of (i) all outstanding Reimbursement Obligations, plus (ii) the aggregate Dollar equivalent of the undrawn face amount of all outstanding Letters of Credit, plus (iii) the aggregate Dollar equivalent of the face amount of all Letters of Credit requested by the Borrowers but not yet issued (unless the request for an unissued Letter of Credit has been denied by the designated Issuing Bank as referenced in Section 3.01(c)(i)).

"Letter of Credit Reimbursement Agreement" means, with respect to a Letter of Credit, such form of application therefor and form of reimbursement agreement therefor (whether in a single or several documents, taken together) as the Issuing Bank from which the Letter of Credit is requested may employ in the ordinary course of business for its own account, with such modifications thereto as may be agreed upon by the Issuing Bank and the Borrowers and as are not materially adverse (in the judgment of the Issuing Bank and Collateral Agent) to the interests of the Lenders; provided, however, in the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall control.

"Liabilities and Costs" means all liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs and fees and costs associated with any investigation, feasibility or Remedial Action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other and including, without limitation, any Environmental Lien), deed of charge, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capital Lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a "true" lessor pursuant to ' 9-408 of the Uniform Commercial Code), naming the owner of such property as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

"Loan Account" is defined in Section 4.03(b).

"Loan Documents" means this Agreement, the Notes, Hedge Agreements to which any Lender or any Affiliate of a Lender is a party, depositary account and cash management agreements to which any Borrower or any Guarantor and any Lender or any Affiliate of a Lender is a party, and all other instruments, agreements and written Contractual Obligations between any Guarantor, any Borrower or any Subsidiary of a Borrower, either Administrative Agent, the Collateral Agent, and any of the Lenders or Issuing Banks delivered to either Administrative Agent, the Collateral Agent, such Lender or such Issuing Bank pursuant to or in connection with the transactions contemplated hereby.

"Loans" means all Revolving Loans, Term Loans and Swing Loans, whether Base Rate Loans or Eurodollar Rate Loans.

"Margin Stock" means "margin stock" as such term is defined in Regulation U and Regulation G.

"Market Value" means (i) with respect to Banner Stock which is common stock, STFI Stock, or Eligible Marketable Securities, the value determined based on the average closing price for the five
(5) consecutive trading days immediately preceding the date of determination and (ii) with respect to the Banner Preferred, the greater of (a) the liquidation value of the Banner Preferred and
(b) provided that the Banner Preferred is readily convertible into common Capital Stock of Banner, the value of the common Capital Stock of Banner into which the Banner Preferred would convert determined based on the average closing price for the five (5) consecutive trading days immediately preceding the date of determination.

"Material Adverse Effect" means a material adverse effect upon (i) the financial condition, operations, assets or prospects of TFC and its Subsidiaries on a consolidated basis, (ii) the ability of TFC, RHI, or FHC or any of its Subsidiaries to perform its respective obligations under the Loan Documents, or (iii) the ability of the Lenders, the Issuing Banks, or the Collateral Agent to enforce any of the Loan Documents.

"Material Subsidiary" means a Subsidiary of one of the Borrowers the assets of which have an aggregate book value equal to or greater than $100,000.

"MIS" means computerized management information system for recording and maintenance of information regarding purchases, sales, aging, categorization, and locations of Inventory, creation and aging of Receivables, and accounts payable (including agings thereof).

"Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA (other than a Foreign Employee Benefit
Plan) which (i) is, or within the immediately preceding six (6) years was, contributed to by either a Borrower or any ERISA Affiliate or in respect of which a Borrower or any ERISA Affiliate has assumed any liability and (ii) is not a Foreign Employee Benefit Plan.

"Net Cash Proceeds of Issuance of Equity Securities" means net cash proceeds (including cash, equivalents readily convertible into cash, and such proceeds of any notes received as consideration or any other non cash consideration) received by any Borrower or any Subsidiary of a Borrower (other than Banner and STFI) at any time on or after the Effective Date on account of:

(i) the issuance of equity Securities other than

(a) equity Securities of Banner, STFI or, prior to the Spin-Off, any Technologies Company;

(b) equity Securities of a Subsidiary of (1) TFC issued to TFC, (2) RHI issued to RHI, or (3) FHC issued to FHC;

(c) equity Securities of a Subsidiary of (1) TFC issued to another Subsidiary of TFC, (2) RHI issued to another Subsidiary of RHI, or
(3) FHC issued to another Subsidiary of FHC; and

(d) equity Securities of TFC issued pursuant to the Offering, or

(ii) a contribution to its capital by any Person (other than another "Fairchild Affiliate").

For purposes of this definition, "Fairchild Affiliate" means TFC and any direct or indirect Subsidiary of TFC. Notwithstanding the foregoing, (i) the exclusions of Banner and STFI set forth above shall not be effective in the event proceeds of the types described herein with respect to Banner and/or STFI are transferred by dividend or otherwise to RHI or FHC and (ii) the exclusion of the Technologies Companies set forth above shall not be effective in the event the proceeds of the types described herein with respect to any Technologies Company are not required for the conduct of the business of the Technologies Companies or are transferred, as a dividend, loan, repayment of Indebtedness (other than a repayment of Indebtedness owing by a Technologies Company to a Borrower which was incurred after the Effective Date in accordance with the provisions of Section 10.01(g)), or otherwise, to any Borrower.

"Net Cash Proceeds of Issuance of Indebtedness" means net cash proceeds (including cash, equivalents readily convertible into cash, and such proceeds of any notes received as consideration or any other non cash consideration) of Indebtedness for Borrowed Money (other than such Indebtedness permitted under Section 10.01) of any Borrower or any Subsidiary of a Borrower (other than Banner, STFI or, prior to the Spin-Off, the Technologies Companies), in each case net of all transaction costs and underwriters' discounts with respect thereto. Notwithstanding the foregoing, (i) the exclusions of Banner and STFI set forth above shall not be effective in the event such proceeds of such Indebtedness of Banner and/or STFI are transferred by dividend or otherwise to a Borrower and (ii) the exclusion of the Technologies Companies set forth above shall not be effective in the event such proceeds of such Indebtedness of any Technologies Company are not required for the conduct of the business of the Technologies Companies or are transferred, as a dividend, loan, repayment of Indebtedness (other than a repayment of Indebtedness owing by a Technologies Company to a Borrower which was incurred after the Effective Date in accordance with the provisions of Section 10.01(g)), or otherwise, to a Borrower.
"Net Cash Proceeds of Sale" means:

(i) cash proceeds (including cash, equivalents readily convertible into cash, and such proceeds of any notes received as consideration or any other non cash consideration) from the sale, assignment or other disposition of (but not the lease or license of) any Property, net of (a) the costs of sale, assignment or other disposition, (b) any income, franchise, transfer or other tax liability arising from such transaction and (c) amounts applied to the repayment of Indebtedness (other than the Obligations) secured by a Lien permitted by Section 10.03 on the asset disposed of, whether such net proceeds arise from any individual sale, assignment or other disposition or from any group of related sales, assignments or other dispositions received by a Borrower or any of its Subsidiaries other than:

(1) proceeds of sales permitted under clauses (b) through (e)  and
(i) of Section 10.02; and

(2)proceeds received by RHI from the sale of any of the RHI Excluded Property and proceeds of STFI Stock, which proceeds of STFI Stock are used exclusively to (a) make an Investment in SpinCo or the Spin Off Businesses as specifically permitted by Section 10.04(m), (b) provide Cash Collateral, or (c) repay Revolving Loans; and

(3)proceeds received by TFC from transfers of any of the Property identified on Schedule 1.01.10; and

(ii) to the extent provided in Section 9.07(b), proceeds of insurance on account of the loss of or damage to any such Property or Properties, and payments of compensation for any such Property or Properties taken by condemnation or eminent domain.

"Net Income" means, for any Person for any period, the net income (or loss) after taxes of such Person and its Subsidiaries on a consolidated basis (and, if applicable, accounting for Banner and STFI using the equity method of accounting and excluding the equity in the earnings of Banner and STFI as provided in Section 1.03) for such period taken as a single accounting period determined in conformity with GAAP.

"Net Worth" means, as of any date of determination, the amount of shareholders' equity of TFC in accordance with GAAP minus the amount of the equity investment in Banner (on a basis consistent with that reflected on TFC's balance sheets delivered under the Second Amended Credit Agreement).

"Non Pro Rata Loan" is defined in Section 4.02(f).

"Note" means a promissory note in the form attached hereto as Exhibit E payable to a Lender, evidencing certain of the Obligations of the Borrowers to such Lender and executed by the Borrowers as required by Section 4.03(a), as the same may be amended, supplemented, modified or restated from time to time,and any promissory note issued in substitution therefor; "Notes" means, collectively, all of such Notes outstanding at any given time.

"Notice of Borrowing" means a notice substantially in the form of Exhibit F attached hereto and made a part hereof.

"Notice of Conversion/Continuation" means a notice substantially in the form of Exhibit G attached hereto and made a part hereof with respect to a proposed conversion or continuation of a Loan pursuant to Section 5.01(c).

"Obligations" means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by any Borrower, individually or collectively, to either Administrative Agent, the Collateral Agent, any Lender, any Issuing Bank, any Affiliate of either Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank, or any Person entitled to indemnification pursuant to Section 15.03 of this Agreement, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement, the Notes or any other Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, opening or amendment of a Letter of Credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and all liabilities and obligations arising with respect to depositary accounts and cash management systems maintained with any Lender or any Affiliate of any Lender and under Hedge Agreements entered into between the Borrowers and any Lender or any Affiliate of any Lender. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to the Borrowers under this Agreement or any other Loan Document, any such Hedge Agreement, and with respect to any such depositary accounts and cash management systems.

"Offering" means the offering of 3,000,000 shares of Class A Common Stock, $0.10 par value per share, of TFC to be sold by TFC as more particularly described in that certain Prospectus dated December
15, 1997.

"Officer's Certificate" means, as to a corporation, a certificate executed on behalf of such corporation by the chairman or vice-chairman of its board of directors (if an officer of such corporation) or its president, any of its vice presidents, or its treasurer.

"Operating Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which is not a Capital Lease.

"Operating Units" means, collectively, those segments of the Borrowers' business known as (i) Fairchild Fasteners as more particularly described on Schedule 1.01.3 attached hereto and made a part hereof, (ii) Camloc (UK) Gas Spring Division as more particularly described on Schedule 1.01.3, and (iii) Fairchild Technologies Group as more particularly described on Schedule 1.01.3; and each of the foregoing is an "Operating Unit".

"Organizational Documents" means, with respect to any corporation, limited liability company, unlimited liability company, or partnership (i) the articles/certificate of incorporation or articles of association (or the equivalent organizational documents) of such corporation, limited liability company, or unlimited liability company, (ii) the partnership agreement executed by the partners in the partnership, (iii) the by-laws (or the equivalent governing documents) of the corporation, limited liability company, unlimited liability company, or partnership, and
(iv) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such corporation's Capital Stock or such limited liability company's, unlimited liability company's or partnership's equity or ownership interests.

"OSHA" means the Occupational Safety and Health Act of 1970, 29
U.S.C. '' 651 et seq., any amendments thereto, any successor statutes and any regulations or guidance promulgated thereunder.

"PBGC" means the Pension Benefit Guaranty Corporation and any
Person succeeding to the functions thereof.

"Permits" means any permit, approval, authorization license, variance, or permission required from a Governmental Authority or other Person under an applicable Requirement of Law.

"Permitted Dispositions" means the sale, lease, transfer or other disposition of the operations and/or assets and/or Investments identified on Schedule 1.01.4 attached hereto and made a part hereof.

"Permitted Equity Securities Options" means the subscriptions, options, warrants, rights, convertible securities and other agreements or commitments relating to the issuance of equity Securities identified on Schedule 1.01.5 attached hereto and made a part hereof.

"Permitted Existing Accommodation Obligations" means those
Accommodation Obligations of the Borrowers and Subsidiaries of the Borrowers identified on Schedule 1.01.6 attached hereto and made a part hereof.

"Permitted Existing Indebtedness" means the Indebtedness of the Borrowers and their Subsidiaries identified on Schedule 1.01.7 attached hereto and made a part hereof.

"Permitted Existing Investments" means those Investments identified as such on Schedule 1.01.8 attached hereto and made a part hereof.

"Permitted Existing Liens" means the Liens on assets of the Subsidiaries of the Borrowers identified on Schedule 1.01.9 attached hereto and made a part hereof.

"Person" means any natural person, corporation, limited liability company, unlimited liability company, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

"Plan" means an employee benefit plan defined in Section 3(3) of ERISA (other than a Foreign Employee Benefit Plan) (i) in respect of which a Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA or a Borrower or any ERISA Affiliate has assumed any liability and (ii) which is not a Foreign Employee Benefit Plan.

"Potential Event of Default" means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

"Process Agent" is defined in Section 15.17(a)(i).

"Pro Forma Balance Sheet" means, collectively, the unaudited pro forma estimated opening balance sheets, as of September 28, 1997 of TFC and its Subsidiaries and of FHC and its Subsidiaries attached hereto as Exhibit H, prepared in accordance with GAAP, dated the Effective Date, and giving effect to the extensions of credit contemplated hereby and the payment of the Refinanced Indebtedness.

"Projections" means the financial projections for TFC and its Subsidiaries and assumptions prepared by the Borrowers attached hereto as Exhibit I.

"Property" means any Real Property or personal property, plant, building, facility, structure, underground storage tank or unit, Equipment, Inventory, General Intangible, Receivable, or other asset owned, leased or operated by any Borrower or any Subsidiary of a Borrower, as applicable, (including any surface water thereon, and soil and groundwater thereunder).

"Pro Rata Share" means, with respect to any Lender, the percentage obtained by dividing (i) the sum of such Lender's Revolving Credit Commitment (as adjusted from time to time in accordance with the provisions of this Agreement or any Assignment and Acceptance to which such Lender is a party) plus (a) until such time as the Term Loan Commitments are fully funded, such Lender's Term Loan Commitment (as adjusted from time to time in accordance with the provisions of this Agreement or any Assignment and Acceptance to which such Lender is a party) or (b) from and after the Term Loan Commitments are fully funded, the outstanding principal balance of such Lender's Term Loan, by (ii) the sum of the aggregate amount of all of the Revolving Credit Commitments (notwithstanding the termination of any such Commitments) plus the aggregate amount of all of the Term Loan Commitments or the outstanding balance of all Term Loans, as applicable in accordance with clauses (a) and (b) above.

"Protective Advance" is defined in Section 13.09(a).

"RCRA" means the Resource Conservation and Recovery Act of 1976, 42 U.S.C. '' 6901 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

"Real Property" means, with respect to any Person, all of such Person's present and future right, title and interest (including, without limitation, any leasehold estate) in (i) any plots, pieces or parcels of land, (ii) any improvements, buildings, structures and fixtures now or hereafter located or erected thereon or attached thereto of every nature whatsoever (the rights and interests described in clauses (i) and (ii) above being the "Premises"), (iii) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining such land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, (iv) all hereditaments, gas, oil, minerals (with the right to extract, sever and remove such gas, oil and minerals), and easements, of every nature whatsoever, located in or on the Premises and (v) all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clauses (iii) and (iv) above.

"Receivables" means, with respect to any Person, all of such Person's present and future (i) accounts, (ii) contract rights, chattel paper, instruments, documents, deposit accounts, and other rights to payment of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and whether or not earned by performance, (iii) any of the foregoing which are not evidenced by instruments or chattel paper, (iv) intercompany receivables, and any security documents executed in connection therewith, (v) proceeds of any letters of credit or insurance policies on which such Person is named as beneficiary, (vi) claims against third parties for advances and other financial accommodations and any other obligations whatsoever owing to such Person, (vii) rights in and to all security agreements, leases, guarantees, instruments, securities, documents of title and other contracts securing, evidencing, supporting or otherwise relating to any of the foregoing, together with all rights in any goods, merchandise or Inventory which any of the foregoing may represent, and (viii) rights in returned and repossessed goods, merchandise and Inventory which any of the same may represent, including, without limitation, any right of stoppage in transit.

"Refinanced Indebtedness" means (i) all Indebtedness outstanding pursuant to (a) the 11 7/8% Senior Subordinated Debenture Indenture and the instruments issued thereunder and (b) the TFC Indentures and the instruments issued thereunder, (ii) all Indebtedness outstanding pursuant to the RHI Credit Agreement, other than contingent obligations with respect to the letter of credit issued thereunder, which letter of credit constitutes a Letter of Credit, and (iii) all Indebtedness outstanding with respect to term loans and revolving loans on the Effective Date under the Second Amended Credit Agreement.

"Register" is defined in Section 15.01(c).

"Regulation A" means Regulation A of the Federal Reserve Board as in effect from time to time.

"Regulation G" means Regulation G of the Federal Reserve Board as in effect from time to time.

"Regulation T" means Regulation T of the Federal Reserve Board as in effect from time to time.

"Regulation U" means Regulation U of the Federal Reserve Board as in effect from time to time.

"Regulation X" means Regulation X of the Federal Reserve Board as in effect from time to time.

"Reimbursement Date" is defined in Section 3.01(d)(i)(A).

"Reimbursement Obligations" means the aggregate Dollar equivalent of the non contingent reimbursement or repayment obligations of the Borrowers with respect to amounts drawn under Letters of Credit.

"Release" means any release, spill, emission, leaking, pumping, pouring, dumping, injection, deposit, disposal, abandonment, or discarding of barrels, containers or other receptacles, discharge, emptying, escape, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

"Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed and to design such a response and postremedial investigation, monitoring, operation and maintenance and care.

"Replacement Proceeds" means the amount of (i) proceeds of insurance paid on account of the loss of or damage to any Property and awards of compensation for Property taken by condemnation or eminent domain to the extent actually used to replace, rebuild or restore the Property so lost, damaged or taken, provided that if such proceeds exceed $500,000, Borrowers shall have delivered written notice to the Collateral Agent within 90 days after the Collateral Agent's receipt of the proceeds of such insurance payment or condemnation award that the owner or operator of such Property intends to so replace, rebuild or restore such Property and (ii) insurance paid on account of a business interruption occurrence to the extent actually used in the restoration or conduct of the business interrupted.

"Reportable Event" means any of the events described in Section
4043(c) of ERISA and the regulations promulgated thereunder as in effect from time to time other than an event for which the thirty
(30) day notice requirement has been waived by the PBGC.

"Requirements of Law" means, as to any Person, the charter and bylaws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations G, T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit and Environmental, Health or Safety Requirement of Law.

"Requisite Lenders" means Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty-one percent (51%); provided, however, that, in the event any of the Lenders shall have failed to fund its Pro Rata Share of any Loan requested by the Borrowers which such Lenders are obligated to fund under the terms of this Agreement and any such failure has not been cured, then for so long as such failure continues, "Requisite Lenders" means Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Loans have not been so cured) whose Pro Rata Shares represent more than fifty-one percent (51%) of the aggregate Pro Rata Shares of such Lenders; provided, further, however, that, in the event that the Revolving Credit Commitments have been terminated pursuant to the terms of this Agreement, "Requisite Lenders" means Lenders (without regard to such Lenders' performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans are greater than fifty-one percent (51%).

"Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of a Borrower or Subsidiary of a Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of equity Securities of a Borrower or Subsidiary of a Borrower now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Indebtedness for Borrowed Money other than the Obligations and Refinanced Indebtedness repaid from proceeds of the Term Loans as anticipated by this Agreement, and (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock or other equity Securities of any Borrower or any Subsidiary of a Borrower now or hereafter outstanding.

"Revolving Credit Commitment" means, with respect to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Letters of Credit pursuant to the terms and conditions of this Agreement, in an aggregate amount at any time outstanding which shall not exceed the principal amount set forth opposite such Lender's name under the heading "Revolving Credit Commitment" on the signature pages hereto or the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance, and "Revolving Credit Commitments" means the aggregate principal amount of the Revolving Credit Commitments of all the Lenders, the maximum amount of which shall be $75,000,000, as reduced from time to time pursuant to Section 4.01.

"Revolving Credit Obligations" means, at any particular time, the sum of (i) the outstanding principal amount of the Revolving Loans at such time, plus (ii) the Letter of Credit Obligations at such time.

"Revolving Credit Pro Rata Share" means, with respect to any Lender, the percentage obtained by dividing (i) such Lender's Revolving Credit Commitment (in each case, as adjusted from time to time in accordance with the provisions of this Agreement or any Assignment and Acceptance to which such Lender is a party) by (ii) the aggregate Revolving Credit Commitments.

"Revolving Credit Termination Date" means the earliest to occur of
(i) June 18, 2004 (or, if not a Business Day, the next preceding Business Day), (ii) the date of termination of the Revolving Credit Commitments pursuant to the terms of this Agreement, and (iii) the date of acceleration of the Obligations pursuant to Section 12.02.

"Revolving Lender" means each Lender having a Revolving Credit
Commitment.

"Revolving Loans" is defined in Section 2.01(a).

"RHI" means RHI Holdings, Inc., a Delaware corporation.

"RHI Credit Agreement" means that certain Restated and Amended
Credit Agreement dated as of May 27, 1996, as amended, among RHI, as borrower, Citicorp North America, Inc., as lender and administrative agent, and Citibank, as issuing bank.

"RHI Excluded Property" means (i) the following Real Property owned by RHI: (a) the Brady Lane Real Property located in Lafayette, Indiana; (b) the 22 acre parcel of Real Property located in West Milwaukee, Wisconsin; and (c) the Burlington/Bellofram Real Property located in Burlington Massachusetts; (ii) assets related to "Eagle Environmental" consisting of Banner Capital Ventures, Inc., a Subsidiary of RHI; a note receivable in the amount of $8,388,363 held by Banner Capital Ventures, Inc. and payable by Eagle Environmental, L.P.; Recycling Investments, Inc., a Subsidiary of RHI; the equity investment in Eagle Environmental, L.P. held by Recycling Investments, Inc.; and Recycling Investments II, Inc., a Subsidiary of RHI formed in connection with the "Eagle Environmental" transaction to hold an investment in "Eagle Environmental" for Royal Oaks Landfill; (iii) the Capital Stock or assets of MISAT Ltd., a corporation organized under the laws of Israel and a developer and producer of new generation satellite communication terminals; and (iv) Capital Stock of Medical Resources, Inc.

"Schedule of SpinCo Transfers" is defined in Section 8.04.

"Second Amended Credit Agreement" is defined in the premises.

"Securities" means any Capital Stock, shares, voting trust certificates, partnership certificates or interests, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "investment securities" or "securities", including, without limitation, any "security" as such term is defined in Section 8-102 of the Uniform Commercial Code, whether certificated or uncertificated, or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include the Notes or any other evidence of the Obligations.

"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

"Securities Exchange Act" means the Securities Exchange Act of
1934, as amended from time to time, and any successor statute.

"Solvent", when used with respect to any Person, means that at the time of determination:

(i) the Fair Market Value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); and

    (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

   (iii)  it is then able and expects to be able to pay its debts
(including, without limitation, contingent debts and other commitments) as they mature; and

    (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

"SpinCo" means Fairchild Industrial Holdings Corp., a corporation to be formed under the laws of Delaware as a Wholly Owned Subsidiary of TFC, for the purpose of becoming the transferee of the Capital Stock or assets of the Spin-Off Businesses to be transferred by the Borrowers and certain of their Subsidiaries in connection with the consummation of the Spin-Off.

"Spin-Off" means the distribution to the holders of TFC's Capital
Stock of all of the Capital Stock of SpinCo upon the transfer of the Capital Stock or assets of the Spin-Off Businesses by TFC, RHI, FHC and certain of their Subsidiaries.

"Spin-Off Businesses" means the Technologies Companies, Nacanco and the entities owning the Real Property and miscellaneous investments identified on Schedule 1.01.10 attached hereto and made a part hereof.

"Standby Letter of Credit" means any letter of credit issued by an Issuing Bank pursuant to Section 3.01 for the account of a Borrower or for the account of any Guarantor or any Subsidiary of a Borrower if the Borrowers are jointly and severally liable for reimbursement of amounts drawn under such letter of credit, which is not a Commercial Letter of Credit.

"STFI" means Shared Technologies Fairchild, Inc., a Delaware corporation.

"STFI Stock" means Capital Stock of STFI which is common stock.

"Subsidiary" of a Person means any corporation, limited liability company, unlimited liability company, general or limited partnership, or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions with respect to such entity are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof. Notwithstanding the foregoing, for purposes of this Agreement, Banner shall not be included as a Subsidiary of any Borrower.

"Super-Majority Lenders" means Lenders whose Pro Rata Shares, in the aggregate, are greater than sixty-seven percent (67%); provided, however, that, in the event any of the Lenders shall have failed to fund its Pro Rata Share of any Loan requested by the Borrowers which such Lenders are obligated to fund under the terms of this Agreement and any such failure has not been cured, then for so long as such failure continues, "Super-Majority Lenders" means Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Loans have not been so cured) whose Pro Rata Shares represent more than sixty-seven percent (67%) of the aggregate Pro Rata Shares of such Lenders.

"Swing Lender" means either Administrative Agent.

"Swing Loan Availability" is defined in Section 2.01(c).

"Swing Loan Reserve" means, at any time, a reserve in an amount equal to the then outstanding balance of the Swing Loans.

"Swing Loans" is defined in Section 2.01(c).

"Swing Loan Subfacility" means, at any time, an amount equal to $10,000,000.

"Taxes" is defined in Section 14.01(a).

"Technologies Companies" means, collectively, (i) Convac USA, Inc., a Delaware corporation, from and after the merger of Fairchild Technologies USA, Inc., a California corporation, with and into Convac USA, Inc. as permitted under Section 10.09(iii); (ii) Fairchild Germany, Inc., a Delaware corporation; (iii) Fairchild CDI S.A.; and (iv) the operating Subsidiaries of the Borrower engaged in the manufacture and sale of equipment used in the manufacture of semiconductors and optical discs and consisting of Technologies Germany and the other Persons identified on Schedule
1.01.3 under the heading "Fairchild Technologies Group" and those Persons engaged in such activities which may be acquired or formed by a Technology Company after the Effective Date; and "Technologies Company" means any of the Technologies Companies, individually.

"Technologies Germany" means Fairchild Technologies GmbH Gerate zur Halbleitertechnologie, a corporation formed under the laws of the Republic of Germany.

"Term Lender" means a Lender to which the Borrower is obligated with respect to a Term Loan.

"Term Loan" and "Term Loans" are defined in Section 2.01(b).

"Term Loan Commitment" means, with respect to any Lender, the obligation of such Lender to make up to four(4) Term Loans pursuant to the terms and conditions of this Agreement on or before February 27, 1998 in an aggregate amount which shall not exceed the principal amount set forth opposite such lender's name under the heading "Term Loan Commitment" on the signature pages hereof or on an Assignment and Acceptance pursuant to which such Lender became a Term Lender and "Term Loan Commitments" means the aggregate principal amount of the Term Loan Commitments of all Term Lenders, the maximum amount of which shall be $225,000,000, as reduced from time to time pursuant to Section 4.01.

"Term Loan Pro Rata Share" means, with respect to any Term Lender, the percentage obtained by dividing (i) the outstanding principal amount of the Term Loan payable to such Lender by (ii) the aggregate outstanding principal amount of all Term Loans.

"Term Loan Termination Date" means the earlier of (i) June 18, 2004 and (ii) the date of acceleration of the Obligations pursuant to
Section 12.02.

"Termination Event" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of any Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which such Borrower or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of 20% of Benefit Plan participants who are employees of such Borrower or any ERISA Affiliate; (iii) the imposition of an obligation on any Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC or any similar foreign Governmental Authority of proceedings to terminate a Benefit Plan or a Foreign Pension Plan; (v) any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (vi) the appointment by a foreign Governmental Authority of, or the institution of proceedings by a foreign Governmental Authority to appoint, a trustee to administer any Foreign Pension Plan; or (vii) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan or a Foreign Pension Plan.

"TFC" means The Fairchild Corporation, a Delaware corporation.

"TFC Indentures" means that certain (i) Indenture dated as of March 13, 1986 between Banner Industries, Inc. and J. Henry Schroder Bank & Trust Company, as Trustee, with respect to $75,000,000 13 1/8% Subordinated Debentures due 2006, (ii) Indenture dated as of October 15, 1986 between Banner Industries, Inc. and National Westminster Bank USA, as Trustee, with respect to $160,000,000 12% Intermediate Subordinated Debentures due 2001, and (iii) Indenture dated as of March 2, 1987 between Banner Industries, Inc. and Norwest Bank Minneapolis, N.A., as Trustee, with respect to $102,000,000 13% Junior Subordinated Debentures due 2007.

"Uniform Commercial Code" means the Uniform Commercial Code as enacted in the State of New York, as it may be amended from time to time.

"VSI" means VSI Corporation, a Delaware corporation.

"Wholly-Owned Subsidiary" means a corporation (i) one hundred percent (100%) of the Capital Stock or other equity Securities of which is owned by the Person of which it is a Subsidiary or (ii) greater than ninety-five percent (95%) of the Capital Stock or other equity Securities of which is owned by the Person of which it is a Subsidiary and the remainder of which Capital Stock or other equity Securities is owned by a nominee of such Person solely to comply with the Requirements of Law of the jurisdiction governing such corporation's organization and existence.

1.02. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period; provided that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month.

1.03.  Accounting Terms; Financial Term Definitions.  Subject to
Section 15.04, for purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. All references to "TFC and its Subsidiaries, on a consolidated basis," shall be deemed to account for Banner according to the equity method of accounting.

1.04. Other Terms. All other terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings assigned to such terms by the Uniform Commercial Code to the extent the same are defined therein.

1.05. Dollar Equivalents. For purposes of Dollar designations or Dollar equivalent designations in this Agreement, all calculations thereof shall be determined, with respect to amounts otherwise denominated in a non-U.S. currency, based on the amount of Dollars required to purchase such amount of non-U.S. currency at the exchange rate therefor which is in effect on the date of determination.


                        ARTICLE II
                AMOUNTS AND TERMS OF LOANS


2.01. Revolving Credit, Term Loan and Swing Loan Facilities. (a) Revolving Loans. Subject to the terms and conditions set forth in this Agreement, each Revolving Lender hereby severally and not jointly agrees to make revolving loans, in Dollars (each individually, a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrowers from time to time during the period from the Effective Date to the Business Day next preceding the Revolving Credit Termination Date, in an amount not to exceed such Lender's Revolving Credit Pro Rata Share of the amount equal to Availability. All Revolving Loans comprising the same Borrowing under this Agreement shall be made by the Lenders simultaneously and proportionately to their then respective Revolving Credit Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Loan hereunder nor shall the Revolving Credit Commitment of any Lender be increased or decreased as a result of any such failure. Subject to the provisions of this Agreement, the Borrowers may repay any outstanding Revolving Loan on any day which is a Business Day and any amounts so repaid may be reborrowed, up to the amount available under this Section 2.01(a) at the time of such Borrowing, until the Business Day next preceding the Revolving Credit Termination Date; provided, however, the Borrowers shall, without notice or demand of any kind, immediately make such repayments of the Revolving Loans and Term Loans, pro rata based on the respective outstanding principal balances thereof, to the extent necessary to reduce the aggregate outstanding principal amount of the Loans to an amount no greater than the difference between the Availability as of any given time and the Letter of Credit Obligations as of such time and the Term Loans so repaid may not be reborrowed. Each requested Borrowing of Revolving Loans funded on any Funding Date therefor shall be (i) if Base Rate Loans, in a principal amount of at least $100,000 and in integral multiples of $100,000 in excess of that amount and (ii) if Eurodollar Rate Loans, in a principal amount of at least $1,000,000 and in integral multiples of $100,000 in excess of that amount.

(b) Term Loans. (i) Amount of the Term Loans. Subject to the terms and conditions set forth in this Agreement, each Term Lender hereby severally and not jointly agrees to make up to four (4) term loans, in Dollars (each such loan, individually, a "Term Loan" and, collectively, the "Term Loans") to the Borrowers during the period commencing on the Effective Date and ending on February 27, 1998 in the aggregate principal amount equal to its respective Term Loan Commitment, such Term Loans requested in a given Notice of Borrowing to be made simultaneously, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Term Loan hereunder nor shall the Term Loan Commitment of any Lender be increased or decreased as a result of any such failure.

(ii) Repayment of Term Loans. The outstanding balance of the Term
Loans shall be repaid in thirteen (13) installments in the aggregate amounts set forth below on the dates set forth below with a final payment on June 18, 2004 unless the Term Loan Termination
Date earlier occurs:

Installment Due DateAggregate Installment

December 18, 1998$ 2,250,000

December 18, 1999$ 2,250,000

December 18, 2000$ 2,250,000

December 18, 2001$ 2,250,000

June 18, 2002$ 1,125,000
September 18, 2002$26,859,375
December 18, 2002$26,859,375

March 18, 2003$26,859,375

June 18, 2003$26,859,375
September 18, 2003$26,859,375
December 18, 2003$26,859,375

March 18, 2004$26,859,375
June 18, 2004$26,859,375

In addition to the scheduled payments on the Term Loans, the Borrower may make voluntary prepayments as and when described in
Section 4.01(a)(i) and shall make the mandatory prepayments required in Section 4.01(b), for credit against such scheduled payments on the Term Loans pursuant to the provisions of Section 4.01(a)(i) or Section 4.01(b)(vii), as applicable.

(c) Swing Loans. (i) Amount. Subject to the terms and conditions set forth in this Agreement, a Swing Lender, in its sole discretion, may from time to time after the Effective Date make loans to the Borrowers solely for such Swing Lender's own account (the "Swing Loans") up to an aggregate principal amount at any one time outstanding equal to the least of (A) lesser of (1) fifty percent (50%) of the Swing Loan Subfacility and (2) such Swing Lender's Revolving Credit Commitment, (B) the Revolving Credit Commitments then in effect, and (C) the Availability as of the time such Swing Loans are requested (such least amount being referred to as the "Swing Loan Availability"). All Swing Loans shall be Base Rate Loans and be payable, together with accrued interest thereon, on such Swing Lender's demand therefor.

(ii) Notice of Borrowing. When Borrowers desire to borrow under this Section 2.01(c), they shall make a telephonic request to the Collateral Agent (which shall be confirmed by a Notice of Borrowing, signed on their behalf, delivered to the Collateral Agent on the same day by facsimile transmission) no later than 3:00 p.m. (New York time). If a Swing Loan is made, it shall be made on the date of such Notice of Borrowing and such Notice of Borrowing shall specify (i) the amount of the proposed Borrowing, (ii) the Swing Loan Availability as of the date of such Notice of Borrowing, and (iii) instructions for the disbursement of the proceeds of such proposed Borrowing. Citicorp, as a Swing Lender, shall have the first option to make requested Swing Loans until the outstanding Swing Loans equals $5,000,000 and, in the event Citicorp elects not to make a requested Swing Loan or Citicorp has Swing Loans aggregating $5,000,000 outstanding on the Funding Date for the requested Borrowing, NationsBank shall have the option to make the requested Swing Loan.

(iii) Making of Swing Loans. Neither Swing Lender shall have any duty to make or to continue to make Swing Loans at any time. In the event a Swing Lender determines to make any Swing Loan after Borrowers' request therefor, the Swing Lender shall make the proceeds of such Swing Loan available to the Borrowers at the Collateral Agent's office in New York, New York and shall disburse such proceeds in accordance with the Borrowers' disbursement instructions set forth in the applicable Notice of Borrowing. Neither Swing Lender shall make any Swing Loan at any time if Swing Lender shall have received a written notice from any Lender or shall otherwise have actual knowledge before funding such Swing Loan that one or more of the conditions precedent set forth in
Section 6.02 will not be satisfied on the proposed Funding Date for such Swing Loan, but neither Swing Lender shall otherwise be required to take any action to determine that the conditions precedent set forth in Section 6.02 have been satisfied prior to making any Swing Loan.

(iv) Repayment of Swing Loans. (A) Each week, the Borrowers shall deliver a Notice of Borrowing to the Collateral Agent requesting Revolving Loans (which shall initially be Base Rate Loans) pursuant to Section 2.02(a) in an amount equal to the amount of the Swing Loans then outstanding and hereby authorizes the Collateral Agent to apply the proceeds of such Revolving Loans to the repayment of such Swing Loans.

(B) In the event that Borrowers shall have failed to repay the Swing Loans outstanding on the last Business Day of each week or deliver a Notice of Borrowing as and when referenced in clause (A) above, the Swing Lender shall promptly demand payment thereof, and if such Swing Loan remains unpaid one (1) Business Day after such demand, and in any event upon request by such Swing Lender to the Collateral Agent and upon the Revolving Credit Termination Date, each Revolving Lender shall irrevocably and unconditionally purchase from such Swing Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan to the extent of such Revolving Lender's Revolving Credit Pro Rata Share thereof. The aforesaid request by the Swing Lender shall be made by written notice to the Collateral Agent (which may be delivered by facsimile transmission) or telephone to the Collateral Agent (with written confirmation thereof by facsimile transmission), which notice shall specify a proposed purchase date and be delivered to the Collateral Agent no later than 12:00 noon at least one (1) Business Day in advance of such proposed purchase date. Promptly after receipt of such notice, the Collateral Agent shall notify the Revolving Lenders of the requested purchase and each Revolving Lender shall deposit an amount equal to its Revolving Credit Pro Rata Share of the applicable Swing Loan with the Collateral Agent at its office in New York, New York, in immediately available funds not later than 10:00 a.m. (New York time) on the proposed purchase date. The Collateral Agent shall thereupon (regardless of whether the conditions precedent set forth in Section 6.02 are then satisfied) remit such amount to the Swing Lender in immediately available funds. If such amount is not made available by any Revolving Lender to the Collateral Agent for remittance to the Swing Lender as described above, the Swing Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with accrued interest thereon, for each day from the date of demand, at the Federal Funds Rate for the first three (3) days following the date such amount was due and thereafter at the Base Rate. The failure of any Revolving Lender to pay such amount to the Swing Lender shall not relieve any other Revolving Lender of its obligation to make the payment to be made by it. Upon the purchase of a Revolving Lender of a participation in any Swing Loan pursuant to this Section 2.01(c)(iv), such Revolving Lender shall be deemed to have made a Revolving Loan in the amount of such participation, and such Swing Loan shall be deemed to have been repaid in such amount.

(C)  Notwithstanding anything to the contrary in this Section
2.01(c), Borrowers shall, whether or not a Swing Lender shall have made demand therefor, on the Revolving Credit Termination Date repay in full the principal amount of the Swing Loans then outstanding together with interest thereon.


2.02. General Terms. (a) Notice of Borrowing. When the Borrowers desire to borrow under Section 2.01, the Borrowers shall deliver to the Collateral Agent a Notice of Borrowing, signed on behalf of the Borrowers, (i) on the Effective Date, in the case of a Borrowing on the Effective Date, (ii) no later than 11:00 a.m. (New York time) on the proposed Funding Date therefor, in the case of a Borrowing of Base Rate Loans after the Effective Date, and
(iii) no later than 11:00 a.m. (New York time) at least three (3) Business Days in advance of the proposed Funding Date therefor, in the case of a Borrowing of Eurodollar Rate Loans after the Effective Date. Such Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of the proposed Borrowing and whether the Borrowing is of Term Loans or Revolving Loans, (iii) the Availability as of the date of such Notice of Borrowing, (iv) whether the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (v) in the case of Eurodollar Rate Loans, the requested Eurodollar Interest Period, and (vi) the instructions for the disbursement of the proceeds of the proposed Borrowing. The Loans made on the Effective Date shall initially be Base Rate Loans and thereafter may be continued as Base Rate Loans or converted into Eurodollar Rate Loans, in the manner provided in Section 5.01(c) and subject to the conditions therein set forth and in Section 5.02. In lieu of delivering such a Notice of Borrowing (except with respect to a Borrowing of Loans on the Effective Date), the Borrowers may give the Collateral Agent telephonic notice of any proposed Borrowing by the time required under this Section 2.02(a), if the Borrowers confirm such notice by delivery of the required Notice of Borrowing to the Collateral Agent by facsimile transmission promptly, but in no event later than 5:00 p.m. (New York time) on the same day, the original of which facsimile copy shall be delivered to the Collateral Agent within fourteen (14) days after the date of such transmission. Any Notice of Borrowing (or telephonic notice in lieu thereof) given pursuant to this Section 2.02(a) shall be irrevocable.

(b) Making of Loans. (i) Promptly after receipt of a Notice of Borrowing under Section 2.02(a) (or telephonic notice in lieu thereof), the Collateral Agent shall notify each Term Lender or each Revolving Lender, as applicable, by telecopy, or other similar form of transmission, of the proposed Borrowing. Each Lender obligated to make a Loan with respect to the requested Borrowing shall deposit an amount equal to its Term Loan Pro Rata Share or Revolving Credit Pro Rata Share, as applicable, of the respective Term Loan or Revolving Loan amount requested with the Collateral Agent at its office in New York, New York, in immediately available funds not later than 1:00 p.m. (New York time) on the applicable Funding Date therefor. Subject to the fulfillment of the conditions precedent set forth in Section 6.01 or Section 6.02, as applicable, the Collateral Agent shall make the proceeds of such amounts received by it with respect to Loans available to the Borrowers at the Collateral Agent's office in New York, New York on such Funding Date (or on the date received if later than such Funding Date) and shall disburse such proceeds in accordance with the Borrowers' disbursement instructions set forth in the applicable Notice of Borrowing. The failure of any Lender to deposit the amount described above with the Collateral Agent on the applicable Funding Date shall not relieve any other Lender of its obligations hereunder to make its Loan on such Funding Date. In the event the conditions precedent set forth in Section 6.01 or 6.02, as applicable, are not fulfilled as of the proposed Funding Date for any Borrowing, the Collateral Agent shall promptly return, by wire transfer of immediately available funds, the amount deposited by each Lender to such Lender.

(ii) Unless the Collateral Agent shall have been notified by any Lender (A) on the Business Day immediately preceding the applicable Funding Date in respect of any Borrowing of Loans which are Eurodollar Rate Loans or (B) prior to the time of funding thereof as specified in Section 2.02(a) in respect of any Borrowing of Loans which are Base Rate Loans, that such Lender does not intend to fund its Loan requested to be made on such Funding Date, the Collateral Agent may assume that such Lender has funded its Loan and is depositing the proceeds thereof with the Collateral Agent on the Funding Date therefor, and the Collateral Agent, in its sole discretion may, but shall not be obligated to, disburse a corresponding amount to the Borrowers on the applicable Funding Date. If the Loan proceeds corresponding to that amount are advanced to the Borrowers by the Collateral Agent but are not in fact deposited with the Collateral Agent by such Lender on or prior to the applicable Funding Date, such Lender agrees to pay, and in addition the Borrowers agree to repay, to the Collateral Agent, forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is disbursed to or for the benefit of the Borrowers until the date such amount is paid or repaid to the Collateral Agent (A) in the case of the Borrowers, at the interest rate applicable to such Borrowing and (B) in the case of such Lender, at the Federal Funds Rate for the first Business Day after the applicable Funding Date, and thereafter at the interest rate applicable to such Borrowing. If such Lender shall pay to the Collateral Agent the corresponding amount, the amount so paid shall constitute such Lender's Loan, and if both such Lender and the Borrowers shall pay and repay such corresponding amount, the Collateral Agent shall promptly pay to the Borrowers such corresponding amount. This Section 2.02(b) does not relieve any Lender of its obligation to make its Loan on any applicable Funding Date.

(c)Revolving Credit Termination Date. The Revolving Credit Commitments shall terminate on the Revolving Credit Termination Date. Each Revolving Lender's obligation to make Revolving Loans shall terminate on the Business Day next preceding the Revolving Credit Termination Date. All outstanding Obligations shall be paid in full (or, in the case of unmatured Letter of Credit Obligations, provision for payment in cash shall be made to the satisfaction of the Issuing Banks and the Requisite Lenders) (i) if the Revolving Credit Commitments are terminated pursuant to Section 4.01, on the date such termination is effective, and (ii) otherwise, on the earlier to occur of (A) June 18, 2004 or, if not a Business Day, the next preceding Business Day, and (B) the date of acceleration of the Obligations pursuant to Section 12.02.


2.03. Authorized Officers and Collateral Agent. On the Effective Date the Borrowers shall deliver, and from time to time thereafter the Borrowers may deliver, to the Collateral Agent an Officer's Certificate setting forth the names of the officers, employees and agents authorized to request Loans and Letters of Credit and to request a conversion/continuation of any Loan, in each instance containing a specimen signature of each such officer, employee or agent. The officers, employees and agents so authorized shall also be authorized to act for the Borrowers in respect of all other matters relating to the Loan Documents. The Administrative Agents, Collateral Agent, Lenders and Issuing Banks shall be entitled to rely conclusively on such officer's, employee's, or agent's authority to request such Loan or Letter of Credit or such conversion/continuation until the Administrative Agents, Collateral Agent, Lenders and Issuing Banks receive written notice to the contrary. Neither Administrative Agent and none of the Lenders, or the Issuing Banks shall have any duty to verify the authenticity of the signature appearing on any such Officer's Certificate, written Notice of Borrowing or Notice of Conversion/Continuation, or any other document, and, with respect to an oral request for such a Loan or Letter of Credit or such conversion/continuation, the Collateral Agent shall have no duty to verify the identity of any person representing himself or herself as one of the officers, employees or agents authorized to make such request or otherwise to act on behalf of the Borrowers. Neither Administrative Agent and none of the Collateral Agent, the Lenders or Issuing Banks shall incur any liability to the Borrowers or any other Person in acting upon any telephonic or facsimile notice referred to above which such Administrative Agent, the Collateral Agent, such Lender, or such Issuing Bank believes to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Borrowers.

2.04. Use of Proceeds of Loans. The proceeds of the Revolving Loans and Term Loans shall be used for working capital in the ordinary course of the respective businesses of the Borrowers and their Subsidiaries or for other lawful general corporate purposes not prohibited by the terms of this Agreement, including, without limitation, (a) repayment in full of the Refinanced Indebtedness and (b) the facilitation of the Spin-Off, but excluding, in accordance with the provisions of Section 10.11, the purchasing or carrying of Margin Stock within the meaning of Regulation U and Regulation G. The proceeds of the Swing Loans may be used solely for working capital in the ordinary course of business of the Borrowers and their Subsidiaries.


                       ARTICLE III
                    LETTERS OF CREDIT


3.01. Letters of Credit. Subject to the terms and conditions set forth in this Agreement, each Issuing Bank hereby severally agrees to issue for the account of the Borrowers, or for the account of any Guarantor or any of the Borrowers' Subsidiaries if the Borrowers are jointly and severally liable for reimbursement of amounts drawn under such Letter of Credit, one or more Letters of Credit, subject to the following provisions:

(a)Types and Amounts. An Issuing Bank shall not have any obligation to issue, amend or extend, and shall not issue, amend or extend, any Letter of Credit at any time:

(i)if the aggregate Letter of Credit Obligations with respect to such Issuing Bank, after giving effect to the issuance, amendment or extension of the Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;

(ii) if the Issuing Bank receives written notice from the Collateral Agent at or before 11:00 a.m. (New York time) on the date of the proposed issuance, amendment or extension of such Letter of Credit that (A) immediately after giving effect to the issuance, amendment or extension of such Letter of Credit, (I) the Letter of Credit Obligations at such time would exceed $30,000,000 or (II) the Availability at such time would be less than zero, or
(B) one or more of the conditions precedent contained in Sections
6.01 or 6.02, as applicable, would not on such date be satisfied, unless such conditions are thereafter satisfied and written notice of such satisfaction is given to the Issuing Bank by the Collateral Agent (and an Issuing Bank shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Sections 6.01 or 6.02, as applicable, have been satisfied);

(iii) which is in a currency other than a currency in which such Issuing Bank is then issuing letters of credit; or

(iv) which has an expiration date later than the earlier to occur of (A) the date one (1) year after the date of issuance (without regard to any automatic renewal provisions thereof) and (B) the Revolving Credit Termination Date; provided, however, that on the Revolving Credit Termination Date, Borrowers shall deposit with the Collateral Agent (or respective Issuing Bank(s) at the direction of the Collateral Agent) Cash Collateral for deposit in the Cash Collateral Account or under other agreements satisfactory to the Collateral Agent and Issuing Bank(s) and in an amount equal to one hundred five percent (105%) of the then undrawn face amount of all Letters of Credit denominated in Dollars and one hundred twenty percent (120%) of the then undrawn face amount of all Letters of Credit denominated in any currency other than Dollars, in each instance for all Letters of Credit which will continue outstanding after the Revolving Credit Termination Date, plus Letter of Credit Fees with respect to such Letters of Credit for the period commencing on the Revolving Credit Termination Date through the expiry date of such Letters of Credit.

(b)Conditions. In addition to being subject to the satisfaction of the conditions precedent contained in Sections 6.01 and 6.02, as applicable, the obligation of an Issuing Bank to issue, amend or extend any Letter of Credit is subject to the satisfaction in full of the following conditions:

(i)if the Issuing Bank so requests, the Borrowers or, in the case of Letters of Credit issued for the account of a Guarantor or any of the Borrowers' Subsidiaries, the Borrowers and such Guarantor or Subsidiary shall have executed and delivered to such Issuing Bank and the Collateral Agent a Letter of Credit Reimbursement Agreement and such other documents and materials as may be required pursuant to the terms thereof; and

(ii) the terms of the proposed Letter of Credit shall be satisfactory to the Issuing Bank in its sole discretion.

(c)Issuance of Letters of Credit. (i) The Borrowers shall give an Issuing Bank and the Collateral Agent written notice that it has selected such Issuing Bank to issue a Letter of Credit not later than 11:00 a.m. (New York time) on the third (3rd) Business Day preceding the requested date for issuance thereof under this Agreement, or such shorter notice as may be acceptable to such Issuing Bank and the Collateral Agent. Such notice shall be irrevocable unless and until such request is denied by the applicable Issuing Bank and shall specify (A) that the requested Letter of Credit is either a Commercial Letter of Credit or a Standby Letter of Credit, (B) that such Letter of Credit is solely for the account of the Borrowers or the name of the Guarantor or Subsidiary of the Borrowers which is jointly and severally applying for such Letter of Credit, (C) the stated amount of the Letter of Credit requested, (D) the effective date (which shall be a Business
Day) of issuance of such Letter of Credit, (E) the date on which such Letter of Credit is to expire (which shall be a Business Day and no later than the Business Day immediately preceding the scheduled Revolving Credit Termination Date), (F) the Person for whose benefit such Letter of Credit is to be issued, (G) other relevant terms of such Letter of Credit, (H) the Availability at such time, and (I) the amount of the then outstanding Letter of Credit Obligations. Such Issuing Bank shall notify the Collateral Agent immediately upon receipt of a written notice from the Borrowers requesting that a Letter of Credit be issued, or that an existing Letter of Credit be extended or amended and, upon the Collateral Agent's request therefor, send a copy of such notice to the Collateral Agent.

(ii) The Issuing Bank shall give (A) the Collateral Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance, amendment or extension of a Letter of Credit and (B) promptly after issuance thereof, provide the Collateral Agent with a copy of each Letter of Credit issued and each amendment thereto.

(d)Reimbursement Obligations; Duties of Issuing Banks.  (i)
 Notwithstanding any provisions to the contrary in any Letter of Credit Reimbursement Agreement:

(A)the Borrowers shall reimburse, or cause the Guarantor or its Subsidiary for whose account a Letter of Credit is issued to reimburse, the Issuing Bank for amounts drawn under such Letter of Credit, in Dollars, no later than the date (the "Reimbursement Date") which is the earlier of (I) the time specified in the applicable Letter of Credit Reimbursement Agreement and (II) one
(1) Business Day after the Borrowers receive written notice from the Issuing Bank that payment has been made under such Letter of Credit by the Issuing Bank; and

        (B)all Reimbursement Obligations with respect to any Letter of Credit shall bear interest at the rate applicable to Base Rate Loans in accordance with
        Section 5.01(a) from the date of the relevant drawing under such Letter of Credit until the Reimbursement Date and thereafter at the rate applicable to Base Rate Loans in accordance with Section 5.01(d).

(ii) The Issuing Bank shall give the Collateral Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of all drawings under a Letter of Credit and the payment (or the failure to pay when due) by the Borrowers, the applicable Guarantor, or the Borrowers' applicable Subsidiary on account of a Reimbursement Obligation (which notice the Collateral Agent shall promptly transmit by telegram, telex, telecopy or similar transmission to each Lender).

    (iii) No action taken or omitted in good faith by an Issuing Bank under or in connection with any Letter of Credit shall put such Issuing Bank under any resulting liability to any Lender, any Borrower, a Guarantor, or any of the Borrowers' Subsidiaries or, so long as it is not issued in violation of Section 3.01(a), relieve any Lender of its obligations hereunder to such Issuing Bank. Solely as between the Issuing Banks and the Lenders, in determining whether to pay under any Letter of Credit, the respective Issuing Bank shall have no obligation to the Lenders other than to confirm that any documents required to be delivered under a respective Letter of Credit appear to have been delivered and that they appear on their face to comply with the requirements of such Letter of Credit.

(e)Participations. (i) Immediately upon issuance by an Issuing Bank of any Letter of Credit in accordance with the procedures set forth in this Section 3.01 and on the Effective Date with respect to the Letters of Credit identified on Schedule 3.02 attached hereto and made a part hereof, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased and received from that Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit to the extent of such Lender's Revolving Credit Pro Rata Share, including, without limitation, all obligations of the Borrowers with respect thereto (other than amounts owing to the Issuing Bank under Section 3.01(g) and Section 5.03(b)) and any security therefor and guaranty pertaining thereto.

(ii) If any Issuing Bank makes any payment under any Letter of Credit and the Borrowers do, or the Guarantor or the Subsidiary of the Borrowers for whose account the Letter of Credit was issued does, not repay such amount to the Issuing Bank on the Reimbursement Date, the Issuing Bank shall promptly notify the Collateral Agent, which shall promptly notify each Lender, and each Revolving Lender shall promptly and unconditionally pay to the Collateral Agent for the account of such Issuing Bank, in immediately available funds, the amount of such Lender's Revolving Credit Pro Rata Share of such payment (net of that portion of such payment, if any, made by such Lender in its capacity as an Issuing
Bank), and the Collateral Agent shall promptly pay to the Issuing Bank such amounts received by it, and any other amounts received by the Collateral Agent for the Issuing Bank's account, pursuant to this Section 3.01(e). All amounts so paid to the Issuing Bank shall be deemed to constitute Revolving Loans. If a Lender does not make its Revolving Credit Pro Rata Share of the amount of such payment available to the Collateral Agent, such Lender agrees to pay to the Collateral Agent for the account of the Issuing Bank, forthwith on demand, such amount together with interest thereon, for the first Business Day after the date such payment was first due at the Federal Funds Rate, and thereafter at the interest rate then applicable to Base Rate Loans in accordance with Section 5.01(a). The failure of any Lender to make available to the Collateral Agent for the account of an Issuing Bank its Revolving Credit Pro Rata Share of any such payment shall neither relieve any other Lender of its obligation hereunder to make available to the Collateral Agent for the account of such Issuing Bank such other Lender's Revolving Credit Pro Rata Share of any payment on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Collateral Agent.

(iii) Whenever an Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, as to which the Collateral Agent has previously received payments from any Revolving Lender for the account of such Issuing Bank pursuant to this Section 3.01(e), such Issuing Bank shall promptly pay to the Collateral Agent and the Collateral Agent shall promptly pay to such Lender an amount equal to such Lender's Revolving Credit Pro Rata Share thereof. Each such payment shall be made by such Issuing Bank or the Collateral Agent, as the case may be, on the Business Day on which such Person receives the funds paid to such Person pursuant to the preceding sentence, if received prior to 11:00 a.m. (New York time) on such Business Day, and otherwise on the next succeeding Business Day.

(iv) Upon the request of any Lender, an Issuing Bank shall furnish such Lender copies of any Letter of Credit or Letter of Credit Reimbursement Agreement to which such Issuing Bank is party and such other documentation as reasonably may be requested by such Lender.

(v) The obligations of a Lender to make payments to the Collateral Agent for the account of any Issuing Bank with respect to a Letter of Credit shall be irrevocable, shall not be subject to any qualification or exception whatsoever except willful misconduct or gross negligence of such Issuing Bank, and shall be honored in accordance with this Article III (irrespective of the satisfaction of the conditions described in Sections 6.01 and 6.02, as applicable) under all circumstances, including, without limitation, any of the following circumstances:

        (A)any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

        (B)the existence of any claim, setoff, defense or other right which any Borrower, any Guarantor or Subsidiary of the Borrowers may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be acting), the Collateral Agent, the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit);

        (C)any draft, certificate or any other document presented under the Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccu-rate in any respect;

        (D)the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

        (E)any failure by that Issuing Bank to make any reports required pursuant to Section 3.01(h) or the inaccuracy of any such report; or

        (F)the occurrence of any Event of Default or Potential
        Event of Default.

(f)Payment of Reimbursement Obligations. (i) The Borrowers unconditionally, jointly and severally, agree to pay, or cause the Guarantor or Borrowers' Subsidiary for whose account a Letter of Credit is issued to pay, to each Issuing Bank, in Dollars, the amount of all Reimbursement Obligations, interest and other amounts payable to such Issuing Bank under or in connection with the Letters of Credit when such amounts are due and payable, irrespective of any claim, setoff, defense or other right which the Borrowers, such Guarantor or such Subsidiary of the Borrowers may have at any time against any Issuing Bank or any other Person.

    (ii)In the event any payment by the Borrowers, such Guarantor, or such Subsidiary received by an Issuing Bank with respect to a Letter of Credit and distributed by the Collateral Agent to the Revolving Lenders on account of their participations is thereafter set aside, avoided or recovered from such Issuing Bank in connection with any receivership, liquidation or bankruptcy proceeding, each such Lender which received such distribution shall, upon demand by such Issuing Bank, contribute such Lender's Revolving Credit Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by such Issuing Bank upon the amount required to be repaid by it.

(g)Issuing Bank Charges. The Borrowers shall pay, or cause the Guarantor or Borrowers' Subsidiary for whose account a Letter of Credit is issued to pay, to each Issuing Bank, solely for its own account, the standard charges assessed by such Issuing Bank in connection with the issuance, administration, amendment and payment or cancellation of Letters of Credit and such compensation in respect of such Letters of Credit for the Borrowers', such Guarantor's, or such Subsidiary's account, as applicable, as may be agreed upon by the Borrowers and such Issuing Bank from time to time.

(h)Issuing Bank Reporting Requirements. Each Issuing Bank shall, no later than the first (1st) Business Day following the last day of each calendar month, provide to the Collateral Agent, the Borrowers, and, if requested by a Lender, such Lender separate schedules for Commercial Letters of Credit and Standby Letters of Credit issued as Letters of Credit, in form and substance reasonably satisfactory to the Collateral Agent, setting forth the aggregate Letter of Credit Obligations outstanding to it at the end of each day during such month and, to the extent not otherwise provided in accordance with the provisions of Section 3.01(c)(ii), any information requested by the Collateral Agent or the Borrowers relating to the date of issue, account party, amount, expiration date and reference number of each Letter of Credit issued by it.

(i)Indemnification; Exoneration. (i) In addition to all other amounts payable to an Issuing Bank, the Borrowers hereby agree to defend, indemnify, and save the Collateral Agent, each Issuing Bank and each Lender harmless from and against any and all claims, demands, liabilities, penalties, damages, losses (other than loss of profits), costs, charges and expenses (including reasonable attorneys' fees but excluding taxes) which the Collateral Agent, such Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit other than as a result of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of com-petent jurisdiction, or (B) the failure of the Issuing Bank issuing a Letter of Credit to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Govern-mental Authority.

    (ii)As between the Borrowers and any Guarantor or any of the Borrowers' Subsidiaries for whose account a Letter of Credit is issued on the one hand and the Collateral Agent, the Lenders and the Issuing Banks on the other hand, the Borrowers assume all risks of the acts and omissions of, or misuse of Letters of Credit by, the respective beneficiaries of the Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit Reimbursement Agreements, the Issuing Banks and the Lenders shall not be responsible for: (A) the form, validity, legality, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity, legality or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;
(E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (H) any consequences arising from causes beyond the control of the Collateral Agent, the Issuing Banks or the Lenders.


3.02. Transitional Provisions. Schedule 3.02 contains a schedule of certain Letters of Credit issued prior to the Effective Date by Citibank for the account of the Borrowers, a Guarantor, or for the account of a Subsidiary of the Borrowers and each Borrower hereby acknowledges and confirms that it is jointly and severally liable for reimbursement of amounts drawn thereunder. Such Letters of Credit shall be deemed to be Letters of Credit issued pursuant to this Agreement and be subject to the provisions hereof.

3.03. Obligations Several. The obligations of each Issuing Bank and each Lender under this Article III are several and not joint, and no Issuing Bank or Lender shall be responsible for the obligation to issue Letters of Credit or participation obligation hereunder, respectively, of any other Issuing Bank or Lender.

                                  ARTICLE IV
                              PAYMENTS AND PREPAYMENTS

4.01.  Prepayments; Reductions in Commitments.


 (a) Voluntary Prepayments/Commitment Reductions. (i) Prepayments. The Borrowers may prepay the Revolving Loans in whole or in part, at any time and from time to time, subject to the right to reborrow the same in accordance with the provisions of Section 2.01(a). The Borrowers may permanently prepay the Revolving Loans and Term Loans in whole or in minimum amounts of $1,000,000 and integral multiples of $1,000,000 in excess of that amount at any time upon at least three (3) Business Days' prior written notice to the Collateral Agent from the Borrowers (which the Collateral Agent shall promptly transmit to each Lender), which notice shall specify the date (which shall be a Business Day) of prepayment, the aggregate principal amount of the prepayment, and whether such permanent prepayment is of Revolving Loans or Term Loans. When notice of prepayment is delivered as provided herein, the principal amount of the Loans referenced therein shall become due and payable on the prepayment date specified in such notice. Voluntary permanent prepayments of the Revolving Loans shall be allocated ratably to such Loans based on the then outstanding principal balances thereof and voluntary prepayments of the Term Loans shall be allocated ratably to the Term Loans based on the then outstanding principal balances thereof and each Term Lender's Term Loan Pro Rata Share thereof and then applied pro rata to all unpaid installments due to each Term Lender based on the respective principal balances thereof until paid in full.

(ii) Voluntary Commitment Reductions. The Borrowers, upon at least three (3) Business Days' prior written notice to the Collateral Agent from the Borrowers (which the Collateral Agent shall promptly transmit to each Lender), shall have the right, at any time and from time to time, (A) to terminate in whole or permanently reduce in part the unfunded portion of the Term Loan Commitments and (B) to terminate in whole or permanently reduce in part the Revolving Credit Commitments; provided that, in the case of a termination of the Revolving Credit Commitments, the Borrowers shall have made whatever payment may be required to reduce the outstanding principal amount of the Revolving Loans by the aggregate amount required such that the Revolving Credit Obligations, after giving effect to such payment, will equal an amount less than or equal to the Revolving Credit Commitments as reduced or terminated. Any partial reduction of the Term Loan Commitments or Revolving Credit Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount. Each reduction of the Term Loan Commitments shall reduce the Term Loan Commitments of each Term Lender proportionately in accordance with its Term Loan Pro Rata Share and each installment amount set forth in Section 2.01(b)(ii) allocated to the then unfunded Term Loan Commitments pro rata based on the then unfunded amounts thereof. Each reduction of the Revolving Credit Commitments shall reduce the Revolving Credit Commitment of each Revolving Lender proportionately in accordance with its Revolving Credit Pro Rata Share. Any notice of termination or reduction given to the Collateral Agent under this
Section 4.01(a)(ii) shall specify (A) the date (which shall be a Business Day) of such termination or reduction and, with respect to a partial reduction, the aggregate principal amount thereof and (B) whether such termination or reduction is of the Term Loan Commitments or Revolving Credit Commitments. When notice of termination or reduction is delivered as provided herein, the principal amount of the Revolving Loans specified in the notice shall become due and payable on the date specified in such notice.

(iii) Prepayment Fee. The prepayments and payments in respect of reductions and terminations described in this Section 4.01 may be made without premium or penalty (except as provided in Article
XIV).


(b)Mandatory Prepayments/Commitment Reductions.

(i) Net Cash Proceeds of Sale. The Borrowers shall make or cause to be made a mandatory prepayment of the Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of Sale received by any Borrower or any Subsidiary of a Borrower upon such Person's receipt thereof. Notwithstanding the foregoing, the first $10,000,000 of Net Cash Proceeds of Sale otherwise required to be applied as a mandatory prepayment of the Obligations received after the Effective Date may be used within three hundred sixty-five (365) days after receipt thereof by a Borrower or a Subsidiary of a Borrower to make Investments permitted by Section 10.04(m); provided that the Borrowers notify the Collateral Agent, in writing, of the intention to make such Investments and such Net Cash Proceeds of Sale are used to repay Revolving Loans or deposited with the Collateral Agent, as Cash Collateral, upon their receipt as aforesaid, subject to the Borrowers' right to request the return of such Cash Collateral to enable such Person(s) to make such Investments within such period. To the extent such Net Cash Proceeds of Sale are so used within such period, the same shall not be required to be applied as a mandatory prepayment of the Obligations and an amount equal to that portion of the Net Cash Proceeds of Sale not so used, shall be delivered to the Collateral Agent as a mandatory prepayment for application on the Obligations on the 366th day after receipt thereof.

(ii) Net Cash Proceeds of Issuance of Equity Securities. Immediately upon any Borrower's or any Subsidiary of a Borrower's receipt of any Net Cash Proceeds of Issuance of Equity Securities, the Borrowers shall make or cause to be made a mandatory prepayment in an amount equal to fifty percent (50%) of such Net Cash Proceeds of Issuance of Equity Securities.

(iii) Net Cash Proceeds of Issuance of Indebtedness. Immediately upon any Borrower's or any Subsidiary of a Borrower's receipt of any Net Cash Proceeds of Issuance of Indebtedness, the Borrowers shall make or cause to be made a mandatory prepayment in an amount equal to one hundred percent (100%) of such Net Cash Proceeds of Issuance of Indebtedness.

(iv) Excess Cash Flow. As soon as practicable, and in any event within one hundred ten (110) days after the end of each Cash Flow Period, TFC shall calculate the Excess Cash Flow for such Cash Flow Period and the Borrowers shall make a mandatory prepayment of the Obligations in an amount equal to fifty percent (50%) of the Excess Cash Flow for such Cash Flow Period until such time as the Consolidated Indebtedness for Borrowed Money to EBITDA Ratio has been reduced to 3.0 to 1.00.

(v) No Waiver or Consent. Nothing in this Section 4.01(b) shall be construed to constitute the Lenders' consent to any transaction referenced in clauses (i) through (iii) above which is not expressly permitted by Article X.

(vi) Notice. The Borrowers shall give the Collateral Agent prior written notice or telephonic notice promptly confirmed in writing (each of which the Collateral Agent shall promptly transmit to each Lender), when a Designated Prepayment will be made (which date of prepayment shall be no later than the date on which such Designated Payment becomes due and payable pursuant to this Section 4.01(b)).

(vii)  Application of Designated Prepayments.  Designated
Prepayments shall be allocated and applied to the Obligations as follows:

        (A) the amount of such Designated Prepayment shall be applied, pro rata, to the outstanding principal balances of the Term Loans based on the respective Term Loan Pro Rata Shares of the Term Lenders, in each case pro rata to all unpaid installments due under each Term Loan based on the respective amounts of such installments, with each application being made to Base Rate Loans and Eurodollar Rate Loans as provided in Section 4.02(b); and

        (B) following the payment in full of the Term Loans or in the event there are no Term Loans outstanding as of the date a Designated Prepayment is required to be made, the remaining balance of (or entire amount of, in the event there are no Term Loans outstanding as of such required payment date) each Designated Prepayment shall be applied to the outstanding balances of the Revolving Loans, pro rata based on the respective Revolving Loan Pro Rata Shares of the Revolving Lenders, with each application being made to Base Rate Loans and Eurodollar Rate Loans as provided in Section 4.02(b), until paid in full.

(c)  Mandatory Reductions in Revolving Credit Commitments.  The
Revolving Credit Commitments shall be permanently reduced by the amount of any Designated Prepayment required to be applied to Revolving Loans pursuant to Section 4.01(b)(vii).

4.02. Payments. (a) Manner and Time of Payment. All payments of principal of and interest on the Loans and Reimbursement Obligations and other Obligations (including, without limitation, fees and expenses) which are payable to the Collateral Agent, the Lenders or any Issuing Bank shall be made without condition, set-off, or reservation of right, and, with respect to payments made other than from application of deposits in a Concentration Account, in immediately available funds, delivered to the Collateral Agent (or, in the case of Reimbursement Obligations, to the pertinent Issuing Bank), not later than 11:00 a.m. (New York time) on the date and at the place due, to such account of the Collateral Agent (or such Issuing Bank) as it may designate; in each instance, for the account of the Collateral Agent, the Lenders or such Issuing Bank, as the case may be. Funds received by the Collateral Agent, including, without limitation, funds in respect of any Loans to be made on that date, not later than 11:00 a.m. (New York time) on any given Business Day shall be credited against payment to be made that day and funds received by the Collateral Agent after that time shall be deemed to have been paid on the next succeeding Business Day. Payments actually received by the Collateral Agent for the account of the Lenders or the Issuing Banks, or any of them, shall be paid to them by the Collateral Agent promptly after receipt thereof.

(b) Pre-Default Apportionment of Payments. Subject to the provisions of Section 4.01 and Section 4.02(f), all payments of principal and interest in respect of outstanding Loans, all payments in respect of Reimbursement Obligations, all payments of fees and all other payments in respect of any other Obligations, shall be allocated among such of the Lenders and Issuing Banks as are entitled thereto, and, if Lenders, in proportion to their respective Revolving Credit Pro Rata Shares or Term Loan Pro Rata Shares, as applicable, or otherwise as provided herein. Except as provided in Section 4.02(c) with respect to payments and proceeds of Collateral received after the occurrence of an Event of Default, all other payments, proceeds of Collateral, and other amounts received by the Collateral Agent from or for the benefit of the Borrowers shall be applied

(i) first, to pay principal of and interest on any portion of the Loans which the Collateral Agent may have advanced on behalf of any Lender (other than Citicorp if the Collateral Agent is Citicorp) for which the Collateral Agent has not then been reimbursed by such Lender or the Borrowers,

(ii)  second, to pay principal of and interest on any Protective
Advance for which the Collateral Agent has not then been paid by the Borrowers or reimbursed by the Lenders,

(iii) third, to pay the principal of the Loans then due and payable in the order described hereinbelow and interest on such Loans then due and payable, ratably, based on the then outstanding balances of the such Loans,

(iv) fourth, to pay all other Obligations then due and payable, ratably, and

(v)  fifth, as the Borrowers so designate.

All such principal and interest payments in respect of Loans shall be applied first, to repay outstanding Base Rate Loans, with those Base Rate Loans which are Swing Loans being repaid first, and then to repay outstanding Eurodollar Rate Loans, with those Eurodollar Rate Loans which have earlier expiring Eurodollar Interest Periods being repaid prior to those which have later expiring Eurodollar Interest Periods.

  (c) Post-Default Apportionment of Payments. After the occurrence of an Event of Default and while the same is continuing, the Collateral Agent shall apply all payments in respect of any Obligations and all proceeds of Collateral in the following order:

(i)first, to pay principal of and interest on any portion of the Loans which the Collateral Agent may have advanced on behalf of any Lender (other than Citicorp if the Collateral Agent is Citicorp) for which the Collateral Agent has not then been reimbursed by such Lender or the Borrowers;

(ii)  second, to pay principal of and interest on any Protective
Advance for which the Collateral Agent has not then been paid by the Borrower or reimbursed by the Lenders;

(iii) third, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Collateral Agent;

(iv)fourth, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Lenders and the Issuing Banks;

(v)fifth, to pay interest due in respect of the Loans, ratably, in accordance with the Lenders' respective Revolving Credit Pro Rata Shares and Term Loan Pro Rata Shares, as applicable;
(vi)sixth, to the ratable payment or prepayment of principal outstanding on all Loans (with Swing Loans being repaid first), Hedge Agreements to which any of the Lenders or any Affiliate of any of the Lenders is a party, depositary account and cash management agreements which constitute Loan Documents, and principal of and interest on Letter of Credit Obligations (or, to the extent Letter of Credit Obligations are contingent, deposited in the Cash Collateral Account to provide Cash Collateral in respect of such Obligations), in accordance with the Lender's respective Revolving Credit Loan Pro Rata Shares and Term Loan Pro Rata Shares, as applicable; and

(vii)  seventh, to the ratable payment of all other Obligations.

For purposes of clause (vi) above, Obligations with respect to Hedge Agreements and depositary account and cash management agreements to which an Affiliate of a Lender is a party, such Obligations shall be attributable to such Lender.

(d) Collateral Agent Authority to Apply Funds. The Collateral Agent, in its sole discretion subject only to the terms of this
Section 4.02(d), may pay from the proceeds of Loans made to the Borrowers hereunder, whether made following a request by the Borrowers pursuant to Section 2.02 or a deemed request as provided in this Section 4.02(d), all amounts payable by the Borrowers hereunder, including, without limitation, amounts payable with respect to payments of principal, interest, Reimbursement Obligations and fees and all reimbursements for expenses pursuant to Section 15.02. The Borrowers hereby irrevocably authorizes the Revolving Lenders to make Revolving Loans to it, which Revolving Loans shall be Base Rate Loans upon notice from the Collateral Agent as described in the following sentence for the purpose of paying principal, interest, Reimbursement Obligations and fees due from the Borrowers, reimbursing expenses pursuant to Section 15.02 and paying any and all other amounts due and payable by the Borrowers hereunder or under the Notes, and agrees that all such Loans so made shall be deemed to have been requested by it pursuant to Section 2.02 as of the date of the aforementioned notice. The Collateral Agent shall request Loans on behalf of the Borrowers as described in the preceding sentence by notifying the Lenders by telecopy, telegram or other similar form of transmission (which notice the Collateral Agent shall thereafter promptly transmit to the Borrowers), of the amount and Funding Date of the proposed Borrowing and that such Borrowing is being requested on the Borrowers' behalf pursuant to this Section 4.02(d). On the proposed Funding Date for such Loan, the Lenders shall make the requested Loans in accordance with the procedures and subject to the conditions specified in Section 2.02.

(e) Priorities and Distributions of Payments. The orders of priority set forth in Sections 4.02(b) and (c) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Collateral Agent, the Lenders, the Issuing Banks and other Holders as among themselves. Subject to
Section 4.02(f), the Collateral Agent shall promptly distribute to each Lender and Issuing Bank at its primary address set forth on the appropriate signature page hereof or the signature page to the Assignment and Acceptance by which it became a Lender or Issuing Bank, or at such other address as a Lender, an Issuing Bank or other Holder may request in writing, such funds as such Person may be entitled to receive, subject to the provisions of Article XIV; provided that the Collateral Agent shall under no circumstances be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Holder and may suspend all payments or seek appropriate relief (including, without limitation, instructions from the Requisite Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.

(f) Defaulting Lenders. In the event that any Lender fails to fund its Revolving Credit Pro Rata Share of any Revolving Loan or its Term Loan Pro Rata Share of any Term Loan requested by the Borrowers which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Loan being hereinafter referred to as a "Non Pro Rata Loan"), until the earlier of such Lender's cure of such failure and the termination of the Revolving Credit Commitments, the proceeds of all amounts thereafter repaid to the Collateral Agent by the Borrowers and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower by the Collateral Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

        (i) the foregoing provisions of this Section 4.02(f) shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 5.01(c);

        (ii) a Lender shall be deemed to have cured its failure to fund its Revolving Credit Pro Rata Share or Term Loan Pro Rata Share of any Loan at such time as an amount equal to such Lender's original Revolving Credit Loan Pro Rata Share or Term Loan Pro Rata Share of the requested principal portion of such Loan is fully funded to the Borrowers, whether made by such Lender itself or by operation of the terms of this Section 4.02(f), and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

        (iii) amounts advanced to the Borrowers to cure, in full or in part, any such Lender's failure to fund its Revolving Loan Pro Rata Share of any Revolving Loan ("Cure Loans") shall bear interest at the rate in effect from time to time pursuant to Section 5.01 and for all other purposes of this Agreement shall be treated as if they were Base Rate Loans; and

        (iv) regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of the Borrowers as to their desired application, all repayments of principal which, in accordance with the other terms of this Section 4.02, would be applied to the outstanding Loans which are Base Rate Loans shall be applied first, ratably to all such Base Rate Loans constituting Non Pro Rata Loans, second, ratably to such Base Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to such Base Rate Loans constituting Cure Loans.

(g) Payments on Non-Business Days. Whenever any payment to be made by the Borrowers hereunder or under the Notes is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day (except as set forth in Section 5.02(b)(iii) with respect to payments due on the next preceding Business Day), and any such extension of time shall be included in the computation of the payment of interest and fees hereunder.

4.03.  Promise to Repay; Evidence of Indebtedness.

(a) Promise to Repay. The Borrowers hereby jointly and severally agree to pay when due the principal amount of each Loan which is made to them, and further jointly and severally agree to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the Notes. The Borrowers shall execute and deliver to each Lender on the Effective Date promissory notes, in form and substance acceptable to the Collateral Agent and such Lender, evidencing the Loans made from time to time hereunder by such Lender and thereafter shall execute and deliver such other promissory notes as are necessary to evidence Loans owing to the Lenders after giving effect to any assignment thereof pursuant to
Section 15.01, all in form and substance acceptable to the Collateral Agent and the parties to such assignment.

(b)Loan Account. Each Lender shall maintain in accordance with its usual practice an account or accounts (a "Loan Account") evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder and under the Notes.
(c)Control Account. The Register maintained by the Collateral Agent pursuant to Section 15.01(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the type of Loan comprising such Borrowing and any Eurodollar Interest Period applicable thereto,
(ii) the effective date and amount of each Assignment and Accept-ance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder or under the Notes, and (iv) the amount of any sum received by the Collateral Agent from the Borrowers hereunder and each Lender's share thereof.

(d)Entries Binding. The entries made in the Register and each Loan Account shall be conclusive and binding for all purposes, absent manifest error.

4.04.  Proceeds of Collateral; Concentration Account Arrangements.
(a) Establishment. The Borrowers shall establish and maintain, and shall cause the Guarantors to establish and maintain, Collection Accounts into which all collections of Receivables shall be deposited. All amounts deposited in Collection Accounts established by the Borrowers and the Guarantors shall be promptly transferred directly to the Concentration Account established at Citibank in New York, New York. The Borrowers shall cause all other proceeds of Collateral to be deposited in the appropriate Concentration Account or pursuant to other similar arrangements for the collection of such amounts established by the Borrowers and the Collateral Agent. All collections of Receivables and other proceeds of Collateral which are received directly by the Borrowers or any Guarantor shall be deemed to have been received by the Borrowers or such Guarantor as the Collateral Agent's trustee and, upon any Borrower's or such Guarantor's receipt thereof, such Borrower or such Guarantor shall immediately transfer, or cause to be transferred, all such amounts into the appropriate Concentration Account in their original form. All collections of Receivables, all payments, and all proceeds of other Collateral received by the Collateral Agent, whether through payment, deposit in a Concentration Account as described above, or otherwise, will be deemed received by the Collateral Agent, will be the sole property of the Collateral Agent, and will be held by the Collateral Agent, for the benefit of the Holders (i) for application to the Obligations pursuant to Section 4.02 and (ii) thereafter, as Cash Collateral for the Obligations, subject to the rights of the Borrowers set forth in Section 4.04(b) and the rights of the Collateral Agent set forth in Section 4.06.

(b) Pre-Default Withdrawals from Concentration Account. If requested by the Borrowers, the Collateral Agent shall, so long as no Event of Default shall have occurred and be continuing or unwaived, from time to time, (i) apply funds in the Concentration Accounts promptly after deposit therein to payment of the Loans and to payment of other Obligations of the Borrowers as they become due and payable, (ii) after giving effect to the aforesaid payments, invest funds on deposit in the Concentration Accounts and accrued interest thereon, reinvest proceeds of any such investments which may mature or be sold, and invest interest or other income received from such investments, in such Cash Equivalents as the Borrowers may select, and (iii) upon the Borrowers' request therefor after giving effect to the payments described in clause (i) above, transfer funds on deposit in the Concentration Accounts to Borrowers' or their Subsidiaries' designated accounts. Such funds, interest, proceeds, or income which are not so disbursed, invested or reinvested shall be deposited and held in the Concentration Account for the benefit of the Holders as provided in Section 4.04(a). None of the Collateral Agent, any Lender or any Issuing Bank shall be liable to any Borrower or any Subsidiary of a Borrower for, or with respect to, any decline in value of amounts on deposit in the Concentration Accounts which shall have been invested pursuant to this Section 4.04(b). Cash Equivalents from time to time purchased and held pursuant to this Section 4.04(b) shall constitute Cash Collateral and shall, for purposes of this Agreement, be deemed to be part of the funds held in the respective Concentration Accounts in amounts equal to their respective outstanding principal amounts.

(c) Reasonable Care. The Collateral Agent shall exercise reasonable care in the custody and preservation of any funds held in the Concentration Accounts and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Collateral Agent accords its own like property, it being understood that the Collateral Agent shall not have any responsibility for taking any steps necessary to preserve rights against any parties with respect to any such funds but may do so at its option. All reasonable expenses incurred in connection therewith shall be for the sole account of the Borrowers and shall constitute Obligations hereunder.

4.05. Cash Collateral Account. (a) Investments. If requested by the Borrowers, the Collateral Agent shall, so long as no Event of Default shall have occurred and be continuing, from time to time invest funds on deposit in the Cash Collateral Account and accrued interest thereon, reinvest proceeds of any such investments which may mature or be sold, and invest interest or other income received from any such Investments, in each case in such Cash Equivalents as the Borrowers may select; provided, however, that such accrued interest and other income received from any such Investments, upon the request of the Borrowers, shall be remitted to the Borrowers. Such funds, interest, proceeds or income which are not so invested or reinvested in Cash Equivalents shall, except as otherwise provided above or in Section 4.05(b) and Section 4.06, be deposited and held by the Collateral Agent in the Cash Collateral Account. None of the Collateral Agent, any Lender or any Issuing Bank shall be liable to any Borrower for, or with respect to, any decline in value of amounts on deposit in the Cash Collateral Account which shall have been invested pursuant to this Section 4.05(a) at the direction of the Borrowers. Cash Equivalents from time to time purchased and held pursuant to this Section 4.05(a) shall constitute Cash Collateral and shall, for purposes of this Agreement, be deemed to be part of the funds held in the Cash Collateral Account in amounts equal to their respective outstanding principal amounts.

(b) Withdrawal Rights. Neither the Borrowers nor any Person or entity claiming on behalf of or through the Borrowers shall have any right to withdraw any of the funds held in the Cash Collateral Account, except that, upon the later to occur of (i) the expiration or termination of all of the Letters of Credit in accordance with their respective terms and (ii) the payment in full in cash of the Obligations, any funds remaining in the Cash Collateral Account shall be returned by the Collateral Agent to the Borrowers or paid to whomever may be legally entitled thereto.

(c) Additional Deposits. If at any time the Collateral Agent determines that any funds held in the Cash Collateral Account are subject to any interest, right, claim or Lien of any Person other than the Collateral Agent, the Borrowers will, forthwith upon demand by the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the amount of funds subject to such interest, right, claim or Lien.

(d) Reasonable Care. The Collateral Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Collateral Agent accords its own like property, it being understood that the Collateral Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds but may do so at its option. All expenses incurred in connection therewith shall be for the sole account of the Borrowers and shall constitute Obligations hereunder.

(e) Foreign Exchange Requirements. In the event deposits have been made to the Cash Collateral Account to secure Letter of Credit Obligations denominated in a non-U.S. currency, the Borrowers shall enter into a Hedge Agreement for a forward foreign exchange contract reasonably satisfactory to the Collateral Agent to protect against fluctuation in the Exchange Rate for the amount of such Letter of Credit Obligations until the same are paid in full.

4.06. Post-Default Withdrawals from the Concentration Account and Cash Collateral Account. Notwithstanding any other provision of this Agreement, from and after (a) the occurrence of an Event of Default described in Section 12.01(a) and for so long as the same is continuing unwaived or (b) the occurrence of any other Event of Default and the Collateral Agent's receipt of written notice from the Requisite Lenders that no further withdrawals may be made from the Concentration Accounts other than for application on the Obligations for so long as the same is continuing unwaived, neither the Borrowers nor any other Person or entity claiming on behalf of or through the Borrowers shall have any right to withdraw any of the funds held in a Concentration Account. The Collateral Agent may, at any time during the period clause (a) or clause (b) above is applicable, sell or cause to be sold any Cash Equivalents being held by the Collateral Agent in the Concentration Accounts or as Cash Collateral at any broker's board or at public or private sale, in one or more sales or lots, at such price as the Collateral Agent may deem best, without assumption of any credit risk, and the purchaser of any or all such Cash Equivalents so sold shall thereafter own the same, absolutely free from any claim, encumbrance or right of any kind whatsoever. The Collateral Agent or any Holder may, in its own name or in the name of a designee or nominee, buy such Cash Equivalents at any public sale and, if permitted by applicable law, buy such Cash Equivalents at any private sale. The Collateral Agent shall apply the proceeds of any such sale, net of any reasonable expenses incurred in connection therewith, and any other funds deposited in the Concentration Accounts or Cash Collateral Account to the payment of the Obligations in accordance with Section 4.02(c), other than amounts which are being held as Cash Collateral for Reimbursement Obligations, which shall be applied to such Reimbursement Obligations without regard to Section 4.02(c). The Borrowers agree that any sale of Cash Equivalents conducted in conformity with reasonable commercial practices of banks, commercial finance companies, insurance companies or other financial institutions disposing of property similar to such Cash Equivalents shall be deemed to be commercially reasonable and any requirements of reasonable notice shall be met if such notice is given by the Collateral Agent within a commercially reasonable time prior to such disposition, the time of delivery of which notice the parties hereto agree shall in no event be required to be greater than five
(5) Business Days before the date of the intended sale or disposition. Any other requirement of notice, demand or advertisement for sale is waived to the extent permitted by law. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor and such sale may, without further notice, be made at the time and place to which it was so adjourned.



                                                 ARTICLE V
                                             INTEREST AND FEES

5.01. Interest on the Loans and other Obligations. (a) Rate of Interest. (i) All Loans and the outstanding principal balance of all other Obligations shall bear interest on the unpaid principal amount thereof from the date such Loans are made and such other Obligations are incurred until paid in full, except as otherwise provided in Section 5.01(d) or Section 14.04, as follows:

        (A)If a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (1) the Base Rate, as in effect from time to time as interest accrues plus (2) the Base Rate Margin applicable from time to time; and

        (B)If a Eurodollar Rate Loan, at a rate per annum equal to the sum of (1) the applicable Eurodollar Rate deter-mined for such Eurodollar Rate Loan for the applicable Eurodollar Interest Period, plus (2) the Eurodollar Rate Margin applicable from time to time.

(ii) The applicable basis for determining the rate of interest on the Loans shall be selected by the Borrowers at the time a Notice of Borrowing or a Notice of Conversion/Continuation is delivered by the Borrowers to the Collateral Agent; provided, however, the Borrowers may not select a Eurodollar Rate as the applicable basis for determining the rate of interest on such a Loan if (A) such Loan is to be made on the Effective Date or (B) at the time of such selection an Event of Default or a Potential Event of Default would occur or has occurred and is continuing. If on any day any Loan is outstanding with respect to which notice has not been timely delivered to the Collateral Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest on that day, then for that day interest on that Loan shall be determined by reference to clause (i)(A) above.

(b)  Interest Payments.  (i)  Interest accrued on each Base Rate
Loan shall be payable in arrears (A) on the first Business Day of each calendar quarter, commencing with the calendar quarter following the calendar quarter in which such Loan was made and (B) if not theretofore paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan.

(ii) Interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on each Eurodollar Interest Payment Date applicable to such Loan, (B) upon the payment or prepayment thereof in full or in part, and (C) if not theretofore paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan.

(iii) Interest accrued on the principal balance of all other Obligations shall be payable in arrears (A) on the first day of each calendar quarter, commencing with the calendar quarter following the calendar quarter in which such Obligation was incurred, (B) upon repayment thereof in full or in part, and (C) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

(c) Conversion or Continuation. (i) The Borrowers shall have the option (A) to convert at any time all or any part of outstanding Base Rate Loans to Eurodollar Rate Loans; (B) to convert all or any part of outstanding Eurodollar Rate Loans having Eurodollar Interest Periods which expire on the same date to Base Rate Loans on such expiration date; or (C) to continue all or any part of outstanding Eurodollar Rate Loans having Eurodollar Interest Periods which expire on the same date as Eurodollar Rate Loans, and the succeeding Eurodollar Interest Period of such continued Loans shall commence on such expiration date; provided, however, no such outstanding Loan may be continued as, or be converted into, a Eurodollar Rate Loan (i) if such continuation of, or conversion into, would violate any of the provisions of Section 5.02 or (ii) if an Event of Default or a Potential Event of Default would occur or has occurred and is continuing. Any conversion into or continuation of Eurodollar Rate Loans under this Section 5.01(c) shall be in a minimum amount of $1,000,000 and in integral multiples of $100,000 in excess of that amount except in the case of a conversion into or a continuation of an entire Borrowing of Non Pro Rata Loans.

(ii) To convert or continue a Loan under Section 5.01(c)(i), the Borrowers shall deliver a Notice of Conversion/Continuation to the Collateral Agent no later than 11:00 a.m. (New York time) at least three (3) Business Days in advance of the proposed conversion/continuation date. A Notice of Conversion/Continuation shall specify (A) the proposed conversion/continuation date (which shall be a Business Day), (B) the aggregate principal amount of the respective Loans to be converted/continued, (C) whether such Loans shall be converted and/or continued, and (D) in the case of a con-version to, or continuation of, a Eurodollar Rate Loan, the requested Eurodollar Interest Period. In lieu of delivering a Notice of Conversion/Continuation, the Borrowers may give the Collateral Agent telephonic notice of any proposed conversion/continuation by the time required under this
Section 5.01(c)(ii), and such notice shall be confirmed in writing delivered to the Collateral Agent by facsimile transmission promptly (but in no event later than 5:00 p.m. (New York time) on the same day), the original of which facsimile copy shall be delivered to the Collateral Agent within three (3) days after the date of such transmission. Promptly after receipt of a Notice of Conversion/Continuation under this Section 5.01(c)(ii) (or telephonic notice in lieu thereof), the Collateral Agent shall notify each applicable Lender, by telecopy or other similar form of transmission, of the proposed conversion/continuation. Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan (or telephonic notice in lieu thereof) shall be irrevocable, and the Borrowers shall be bound to convert or continue in accordance therewith.

(d) Default Interest. Notwithstanding the rates of interest specified in Section 5.01(a), effective immediately upon the occurrence of an Event of Default (except an Event of Default resulting from the gross negligence or willful misconduct of the Collateral Agent) and for as long thereafter as such Event of Default shall be continuing unwaived, the principal balance of all Obligations, including, to the extent permitted by applicable law, accrued interest unpaid when due, shall bear interest, payable on demand, at a rate which is two percent (2.0%) per annum in excess of the rate of interest specified in Section 5.01(a)(i).

(e) Computation of Interest. Interest on all Obligations shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. In computing interest on any Loan, the date of the making of the Loan or the first day of a Eurodollar Interest Period, as the case may be, shall be included and the date of payment or the expiration date of a Eurodollar Interest Period, as the case may be, shall be excluded; provided, however, if a Loan is repaid on the same day on which it is made, one (1) day's interest shall be paid on such Loan.

5.02. Special Provisions Governing Eurodollar Rate Loans. With respect to Eurodollar Rate Loans:

(a) Amount of Eurodollar Rate Loans. Each Borrowing of Eurodollar Rate Loans shall be for a minimum amount of $1,000,000 and in integral multiples of $100,000 in excess of that amount.

(b) Determination of Eurodollar Interest Period. By giving notice as set forth in Section 2.02(b) (with respect to a Borrowing of Eurodollar Rate Loans) or Section 5.01(c) (with respect to a conversion into or continuation of Eurodollar Rate Loans), the Borrowers shall have the option, subject to the other provisions of this Section 5.02, to select an interest period (each, a "Eurodollar Interest Period") to apply to the Loans described in such notice, subject to the following provisions:

(i) The Borrowers may only select, as to a particular Borrowing of Eurodollar Rate Loans, a Eurodollar Interest Period of one, two, three or six months in duration (or such intermediate periods to which the Lenders may agree in their sole discretion, provided that, for purposes of determining the interest rate with respect to such intermediate periods, such periods shall be rounded up to the next nearest period of full months);

        (ii) In the case of immediately successive Eurodollar Interest Periods applicable to a Borrowing of Eurodollar Rate Loans, each successive Eurodollar Interest Period shall commence on the day on which the next preceding Eurodollar Interest Period expires;

        (iii) If any Eurodollar Interest Period would otherwise expire on a day which is not a Business Day, such Eurodollar Interest Period shall be extended to expire on the next succeeding Business Day if the next succeeding Business Day occurs in the same calendar month, and if there will be no succeeding Business Day in such calendar month, the Eurodollar Interest Period shall expire on the immediately preceding Business Day;

        (iv)  The Borrowers may not select a Eurodollar Interest
        Period as to any Loan if such Eurodollar Interest Period terminates later than the scheduled Revolving Credit
        Termination Date; and

(v)  There shall be no more than six (6) Eurodollar Interest
Periods in effect at any one time.

(c) Determination of Interest Rate. As soon as practicable on the second Business Day prior to the first day of each Eurodollar Interest Period (the "Eurodollar Interest Rate Determination Date"), the Collateral Agent shall determine (pursuant to the procedures set forth in the definition of "Eurodollar Rate") the interest rate which shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Eurodollar Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrowers and to each Lender. The Collateral Agent's determination shall be presumed to be correct, absent manifest error, and shall be binding upon the Borrowers.

(d)Interest Rate Unascertainable, Inadequate or Unfair. In the event that at least one (1) Business Day before the Eurodollar
Interest Rate Determination Date:

        (i)the Collateral Agent is advised by Citibank that deposits in Dollars (in the applicable amounts) are not being offered by Citibank in the London interbank market for such Eurodollar Interest Period; or

        (ii)the Collateral Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed; or
        (iii) the Requisite Lenders advise the Collateral Agent that the Eurodollar Rate for Eurodollar Rate Loans comprising such Borrowing will not adequately reflect the cost to such Requisite Lenders of obtaining funds in Dollars in the London interbank market in the amount substantially equal to such Lenders' Eurodollar Rate Loans and for a period equal to such Eurodollar Interest Period;

then the Collateral Agent shall forthwith give notice thereof to the Borrowers, whereupon (until the Collateral Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist) the right of the Borrowers to elect to have Loans bear interest based upon the Eurodollar Rate shall be suspended and each outstanding Eurodollar Rate Loan shall be converted into a Base Rate Loan on the last day of the then current Eurodollar Interest Period therefor, notwithstanding any prior election by the Borrowers to the contrary.

(e) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of, its Eurodollar Lending Office or Eurodollar Affiliate or its other offices or Affiliates. No Lender shall be entitled, however, to receive any greater amount under Article XIV as a result of the transfer of any such Eurodollar Rate Loan to any office (other than such Eurodollar Lending Office) or any Affiliate (other than such Eurodollar Affiliate) than such Lender would have been entitled to receive immediately prior thereto, unless (i) the transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and (ii) such claim would have arisen even if such transfer had not occurred.

(f)Affiliates Not Obligated.  No Eurodollar Affiliate or other
Affiliate of any Lender shall be deemed a party to this Agreement or shall have any liability or obligation under this Agreement.

5.03. Fees. (a) Collateral Agent's Fee. The Borrowers shall pay to the Collateral Agent, solely for the account of the Collateral
Agent, during the term of this Agreement, the fee provided in the Fee Letter as and when set forth therein.

(b) Fronting Fee and Letter of Credit Fee. In addition to any charges paid pursuant to Section 3.01(g), the Borrowers shall pay
(i) to the Issuing Bank, a fee accruing at the rate of one-quarter of one percent (0.25%) per annum on the undrawn face amount of each outstanding Letter of Credit issued by such Issuing Bank (the "Fronting Fee") and (ii) to the Collateral Agent, for the account of the Revolving Lenders based on their respective Revolving Credit Pro Rata Shares, a fee (the "Letter of Credit Fee") accruing at a per annum rate equal to the Revolver Margin applicable to Eurodollar Rate Loans minus one-quarter of one percent (0.25%) on the undrawn face amount of each outstanding Letter of Credit, which Fronting Fee and Letter of Credit Fee shall be payable quarterly, in arrears, on the first day of each calendar quarter and on the Revolving Credit Termination Date.

(c) Commitment Fee. (i) The Borrowers shall pay to the Collateral Agent a fee (the "Commitment Fee") (A) for the account of the Revolving Lenders in accordance with their respective Revolving Credit Pro Rata Shares accruing at the Commitment Fee Rate applicable from time to time on the average amount by which the Revolving Credit Commitments exceed the sum of the Revolving Credit Obligations and (B) for the Term Lenders in accordance with their respective Term Loan Pro Rata Shares accruing through February 28, 1998 at the Commitment Fee Rate applicable from time to time on the unfunded portion of the Term Loan Commitments, such Commitment Fee being payable (C) to the Revolving Lenders, quarterly, in arrears, commencing on the first day of the calendar quarter next succeeding the Effective Date and on the Revolving Credit Termination Date and
(D) to the Term Lenders, in arrears, on February 28, 1998.

(ii) Notwithstanding the foregoing, in the event that any Lender fails to fund its Revolving Credit Pro Rata Share of any Revolving Loan which such Lender is obligated to fund under the terms of this Agreement, (A) such Lender shall not be entitled to any Commitment Fee with respect to its Revolving Credit Commitment until such failure has been cured in accordance with Section 4.02(f)(ii) and
(B) until such time, the Commitment Fee shall accrue in favor of the Lenders which have funded their respective Revolving Credit Pro Rata Shares of such requested Revolving Loan, shall be allocated among such performing Lenders ratably based upon their respective Revolving Credit Commitments, and shall be calculated based upon the average amount by which the aggregate of such Revolving Credit Commitments of such performing Lenders exceeds the sum of (1) the Revolving Credit Obligations owing to such performing Lenders, plus
(2) the aggregate participation interests of such performing Lenders arising pursuant to Section 3.01(e) with respect to undrawn and outstanding Letters of Credit.

(d) Calculation and Payment of Fees. The Commitment Fee, Fronting Fee, and Letter of Credit Fee shall be calculated on the basis of the actual number of days elapsed in a 360-day year. All such fees shall be payable in addition to, and not in lieu of, interest, compensation, expense reimbursements, indemnification and other Obligations payable under this Agreement, to the Collateral Agent at its office in New York, New York in immediately available funds. All such fees shall be fully earned and nonrefundable when paid. All fees specified or referred to in this Agreement due to the Collateral Agent, any Issuing Bank or any Lender, including, without limitation, those referred to in this Section 5.03, shall bear interest, if not paid when due, at the interest rate for Base Rate Loans set forth in Section 5.01(d), shall constitute Obligations and shall be secured by all of the Collateral in which Liens are granted by the Borrowers and Guarantors.

(e) Determination of Applicable Base Rate Margin, Eurodollar Rate Margin and Commitment Fee Rate. The Base Rate Margin, Eurodollar Rate Margin and Commitment Fee Rate applicable from time to time after September 18, 1998, shall be determined by reference to the Borrowers' compliance with Interest Performance Levels and Commitment Fee Performance Levels as of the end of each Fiscal Quarter and apply as of the date of such determination. Borrowers shall deliver to the Collateral Agent at the addresses designated to the Borrowers from time to time in writing, concurrently with delivery of the Financial Statements delivered as required by
Section 8.01(b), the financial and other information necessary to establish Borrowers' compliance with the appropriate Interest Performance Level and Commitment Fee Performance Level as of such Fiscal Quarter end.


                          ARTICLE VI
CONDITIONS TO LOANS AND LETTERS OF CREDIT

6.01. Conditions Precedent to the Initial Loans and Letters of Credit. The effectiveness of this Agreement, the obligation of each Lender on the Effective Date to make the Loan requested to be made by it, and the agreement of each Issuing Bank on the Effective Date to issue or continue Letters of Credit, shall be subject to the satisfaction of all of the following conditions precedent on or before the Effective Date:

(a) Documents. The Collateral Agent shall have received on or before the Effective Date all of the following:

        (i)this Agreement, the Notes and all other agreements, documents and instruments relating to the loan and other credit transactions contemplated by this Agreement and described in the List of Closing Documents attached hereto as Exhibit J and made a part hereof, each duly executed where appropriate and in form and substance satisfactory to the Administrative Agents; without limiting the foregoing, the Borrowers hereby direct their counsel, Cahill, Gordon & Reindel, and its General Counsel, Donald L. Miller, to prepare and deliver to the Administrative Agents, the Collateral Agent, the Lenders, the Issuing Banks and Sidley & Austin, the opinions referred to in such List of Closing Documents;

        (ii) the Pro Forma Balance Sheet and Projections, in form and substance satisfactory to the Administrative
        Agents;

        (iii) an Officer's Certificate executed and delivered by a vice president of the Borrowers certifying that all conditions precedent have been met;

(iv) a solvency opinion relating to each of the Borrowers rendered by Valuation Research Corporation, dated the Effective Date, giving effect to the financing transactions contemplated hereby and repayment of the Refinanced Indebtedness, both before and after giving effect to the Spin-Off, supported by such analyses, valuations, appraisals, reviews, projections and other documentation as the Collateral Agent deems appropriate; and

        (v)  such additional documentation as the Administrative
        Agents may reasonably request.

(b) Perfection of Liens. Evidence to the satisfaction of the Collateral Agent shall have been received by the Collateral Agent that all financing statements, mortgages, leasehold mortgages, and other required notices relating to the Collateral located in the United States have been delivered to the Collateral Agent for filing or filed or recorded, certificates representing Capital Stock comprising part of the Collateral have been delivered to the Collateral Agent (with duly executed stock powers), and all title charges, recording fees and filing taxes have been paid.

(c) Financial Statements. The Administrative Agents shall have determined the Financial Statements of TFC and its Subsidiaries and for FHC and its Subsidiaries for the period ending September 28, 1997 to be satisfactory in all respects.

(d) Due Diligence. The Administrative Agents and counsel to the Collateral Agent shall have completed their updated due diligence review of the financial condition, business, operations, assets, liabilities (environmental, by way of indemnification, ERISA, and otherwise), management and business plans, pending and threatened litigation, insurance coverage, corporate, capital, legal and management structure and Contractual Obligations of TFC and its Subsidiaries, the results of which shall have provided the Administrative Agents, Collateral Agent, each Lender and each Issuing Bank with results and information which, in the judgment of such Person, are satisfactory to permit the Administrative Agents, Collateral Agent, each Lender and each Issuing Bank to enter into the financing transactions contemplated hereby. All Schedules to this Agreement shall be acceptable to the Administrative Agents.

(e) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and neither Administrative Agent shall have received any notice that litigation is pending or threatened which is likely to, (i) enjoin, prohibit or restrain either the making of the Loans and/or the issuance or continuation of Letters of Credit on the Effective Date or the issuance of equity Securities of TFC in accordance with the Offering or (ii) result in a Material Adverse Effect.

(f) No Change in Condition. No change in the business, assets, management, operations, financial condition or prospects of the Operating Units or any business, assets, management, operations, financial condition or prospects of any Guarantor or any Borrower and its Subsidiaries shall have occurred since June 30, 1997, which, in the judgment of the Administrative Agents, will, or is reasonably likely to, result in a Material Adverse Effect.

(g) No Loss of Material Agreements and Licenses. No agreement or license which, in the judgment of the Requisite Lenders, is material to the business, operations or employee relations of the Borrowers, any Guarantor, or any Subsidiary of the Borrowers (other than a Technologies Company) shall have been terminated, modified, revoked, breached or declared to be in default.
(h) No Market Changes. Since December 8, 1997, no material adverse change shall have occurred in the conditions in the capital markets or the market for loan syndications generally.

(i) No Default. No Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the making of the Loans and no "Event of Default" (as defined in the Second Amended Credit Agreement) shall have occurred and be continuing unwaived.

(j) Representations and Warranties. All of the representations and warranties contained in Section 7.01, in any of the other Loan Documents, or otherwise provided to the Administrative Agents, the Collateral Agent, the Lenders and Issuing Banks shall be true and correct in all material respects on and as of the Effective Date.

(k) Fees and Expenses Paid. There shall have been paid to the Collateral Agent, for the accounts of the Lenders, Issuing Banks, the Administrative Agents, Collateral Agent, Citicorp Securities, Inc. and NationsBanc Montgomery Securities, Inc., as applicable, all fees and expenses due and payable on or before the Effective Date, whether under the terms of the Commitment Letter or fee letters described therein.

(l) Fees and Expenses Under Second Amended Credit Agreement Paid. All unpaid fees, interest and expenses accrued under the terms of the Second Amended Credit Agreement and other agreements referred to therein through the Effective Date, shall have been paid in full in immediately available funds.

(m) The Offering. All consents and approvals of Governmental Authorities and other Persons required under Requirements of Law or Contractual Obligations of TFC and its Subsidiaries for the consummation of the transactions contemplated by this Agreement and/or pertaining to the Offering shall have been obtained or waived by TFC, with the prior written consent of the Administrative Agents, and TFC shall have received a minimum of $60,000,000 in gross cash proceeds from the issuance of equity Securities of TFC in accordance with the terms of the Offering, the net cash proceeds from which issuance shall have been used to repay Revolving Loans and Term Loans, together with interest thereon and fees accrued in connection therewith under the Second Amended Credit Agreement and/or to ensure the repayment of the other Refinanced Indebtedness.

(n) Refinanced Indebtedness. TFC and RHI shall have complied with the call procedures applicable to the Refinanced Indebtedness to the satisfaction of the Administrative Agents.


6.02.  Conditions Precedent to All Loans and Letters of Credit.
The obligation of each Lender to make any Loan requested to be made by it on any Funding Date and the agreement of each Issuing Bank to issue any Letter of Credit on any date is subject to the following conditions precedent as of each such date, both before and after giving effect to the Loans to be made and/or the Letter of Credit to be issued on such date:

(a) Representations and Warranties. All of the representations and warranties of the Borrowers and Guarantors contained in
Section 7.01 and in any other Loan Document (other than representations and warranties which expressly speak as of a different date) shall be true and correct in all material respects.

(b)  No Defaults.  No Event of Default or Potential Event of
Default shall have occurred and be continuing or would result from the making of the requested Loan or issuance of the requested
Letter of Credit.

(c) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Collateral Agent shall not have received from any Lender or Issuing Bank notice that, in the judgment of such Lender or Issuing Bank, litigation is pending or threatened which is likely to, enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, (i) such Lender's making of the requested Loan or participation in the requested Letter of Credit or (ii) such Issuing Bank's issuance of the requested Letter of Credit.

(d) No Material Adverse Effect. No event shall have occurred since the date of this Agreement which has resulted, or is reasonably likely to result, in a Material Adverse Effect.

(e) Notice of Borrowing and Borrowing Base Certificate. The Borrowers shall have executed and delivered to the Collateral Agent a Notice of Borrowing in accordance with the provisions of Section
2.02 together with a Borrowing Base Certificate dated no more than thirty-five (35) calendar days prior to the date of such Notice of Borrowing.

Each submission by the Borrowers to the Collateral Agent of a Notice of Borrowing with respect to any Loan or a Notice of Conversion/Continuation with respect to any Loan, each acceptance by the Borrowers of the proceeds of each Loan made, converted or continued hereunder, each submission by the Borrowers to an Issuing Bank of a request for issuance of a Letter of Credit and the issu-ance of such Letter of Credit, shall constitute a representation and warranty by the Borrowers as of the Funding Date in respect of such Loan, the date of conversion or continuation and the date of issuance of such Letter of Credit, that all the conditions contained in this Section 6.02 have been satisfied or waived in accordance with Section 15.07.


                        ARTICLE VII
               REPRESENTATIONS AND WARRANTIES

7.01. Representations and Warranties of the Borrowers. In order to induce the Lenders and the Issuing Banks to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrowers and to issue the Letters of Credit described herein, the Borrowers hereby represent and warrant to each Lender, each Issuing Bank, each Administrative Agent, and the Collateral Agent that the following statements are true, correct and complete:

(a) Organization; Corporate Powers. (i) The Borrowers and each Subsidiary of the Borrowers (A) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (B) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect, and (C) has all requisite corporate power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Agreement. The Borrowers and each Subsidiary of the Borrowers which is a Domestic Subsidiary has filed and maintained effective (unless exempt from the requirements for filing) a current Business Activity Report with the appropriate Governmental Authority in the states of Minnesota and New Jersey.

(ii) True, correct and complete copies of the Organizational Documents identified on Schedule 7.01-A attached hereto have been delivered to the Collateral Agent, each of which is in full force and effect, has not been modified or amended except to the extent indicated therein and, to the best of the Borrowers' knowledge, there are no defaults under such Organizational Documents and no events which, with the passage of time or giving of notice or both, would constitute a default under such Organizational Documents.

(b) Authority. (i) The Borrowers and each Subsidiary of the Borrowers has the requisite corporate power and authority (A) to execute, deliver and perform each of the Loan Documents which have been executed by it as required by this Agreement on or prior to the Effective Date and (B) to file or record the Loan Documents which have been filed or recorded by it with any Governmental Authority as required by this Agreement on or prior to the Effective Date.

(ii) The execution, delivery, performance and filing or recording, as the case may be, of each of the Loan Documents which have been executed, filed or recorded as required by this Agreement on or prior to the Effective Date and to which any Borrower or any Subsidiary of the Borrowers is party and the consummation of the transactions contemplated thereby, have been duly approved by the respective boards of directors (or substantially similar governance bodies, as applicable) and, if necessary, the shareholders of such Person and such approvals have not been rescinded. No other corporate action or proceedings on the part of any Borrower or any Subsidiary of the Borrowers is necessary to consummate such transactions.

(iii) Each of the Loan Documents to which any Borrower or any Subsidiary of the Borrowers is a party (A) has been duly executed, delivered, filed or recorded, as the case may be, by it, (B) where applicable, creates valid and perfected first Liens in the Collateral covered thereby securing the payment of all of the Obligations purported to be secured thereby, (C) constitutes such Person's respective legal, valid and binding obligation, enforceable against it in accordance with its terms, and (D) is in full force and effect and no material term or condition thereof has been amended, modified or waived from the terms and conditions con-tained therein as delivered to the Collateral Agent pursuant to
Section 6.01(a) without the prior written consent of the Requisite Lenders. All parties to the Loan Documents have performed and complied with all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such parties on or before the Effective Date, all filings and recordings and other actions which are necessary or desirable to perfect and protect the Liens granted pursuant to the Loan Documents and preserve their required priority have been duly taken, and no Potential Event of Default, Event of Default or breach of any covenant by any such party exists thereunder.

(c) Subsidiaries; Ownership of Equity Securities. Schedule 7.01-C attached hereto and as the same may be amended from time to time
(i) contains a diagram indicating the corporate structure of each Borrower, its respective Subsidiaries and any other Person in which any Borrower or any of their respective Subsidiaries holds a direct or indirect partnership, joint venture or other equity interest and indicates the nature of such interest with respect to each Person included in such diagram; and (ii) accurately sets forth (A) the correct legal name of such Person, the jurisdiction of its incorporation or organization and the jurisdictions in which it is qualified to transact business as a foreign corporation or otherwise and (B) the authorized, issued and outstanding shares or interests of each class of equity Securities of the Borrowers and each of their respective Subsidiaries and the owners of such shares or interests of RHI, FHC, and the Subsidiaries of the Borrowers. None of such issued and outstanding equity Securities is subject to any vesting, redemption, or repurchase agreement, and there are no warrants, puts, or options (other than Permitted Equity Securities Options) outstanding with respect to such equity Securities other than as disclosed on Schedule 7.01-C as attached hereto or amended from time to time. The outstanding equity Securities of RHI, FHC and each of their respective Subsidiaries and the other Subsidiaries of TFC are duly authorized, validly issued, fully paid and nonassessable free and clear of any Liens, except for the Liens granted pursuant to the Loan Documents, and are not Margin Stock except as specifically identified on Schedule 7.01-C.

(d) No Conflict. The execution, delivery and performance of each of the Loan Documents to which any Borrower or any Subsidiary of the Borrowers is a party do not and will not (i) conflict with the Organizational Documents of such Person, (ii) constitute a tortious interference with any Contractual Obligation of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Contractual Obligation of such Person, or require termination of any Contractual Obligation, the consequences of which violation, breach, default or termination, singly or in the aggregate, will, or is reasonably likely to, result in a Material Adverse Effect or may subject the Collateral Agent, any of the Lenders or any of the Issuing Banks to any liability, (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the Property or assets of such Person, other than Liens contemplated by the Loan Documents, or (iv) require any approval of such Person's shareholders, which has not been obtained.

(e) Governmental Consents. The execution, delivery and performance of each of the Loan Documents to which any Borrower or any Subsidiary of the Borrowers is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except (i) filings, consents or notices which have been made, obtained or given and (ii) filings necessary to create or perfect the Collateral Agent's security interests in the Collateral.

(f) Governmental Regulation. None of the Borrowers, or any Subsidiary of the Borrowers, is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation or other Requirement of Law which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby or by the Loan Documents.

(g) Restricted Junior Payments. No Borrower has directly or indirectly declared, ordered, paid or made or set apart any sum or Property for any Restricted Junior Payment or agreed to do so, except as permitted pursuant to Section 10.06.

(h)  Intentionally omitted.

(i) Pro Forma Financials; Projections. The Pro Forma Balance Sheet, copies of which have been furnished to the Lenders on the Effective Date, fairly presents on a pro forma basis the financial condition of TFC and its Subsidiaries, on a consolidated basis, as of the date designated therein. The Projections, and the assumptions expressed in the Pro Forma Balance Sheet, are reasonable based on the information available to the Borrowers at the time so furnished.

(j) Indebtedness. Schedule 1.01.7 attached hereto or as amended from time to time sets forth all Indebtedness for Borrowed Money of each Borrower and the Borrowers' Subsidiaries and there are no defaults in the payment of principal or interest on any such Indebtedness and no payments thereunder have been deferred or extended beyond their stated maturity (except as disclosed on such Schedule).

(k)Litigation; Adverse Effects.  Except as set forth in
Schedule 7.01-K attached hereto, there is no action, suit, proceeding, Claim, investigation or arbitration before or by any Governmental Authority or private arbitrator pending or, to the knowledge of the Borrowers or any of the Borrowers' Subsidiaries, threatened against VSI or FII (with respect to which any Borrower or any of its Subsidiaries may have successor liability), any Borrower or any Subsidiary of the Borrowers or any of the Property
(i) challenging the validity or the enforceability of any of the Loan Documents, (ii) which will, or is reasonably likely to, result in any Material Adverse Effect, or (iii) under the Racketeering Influenced and Corrupt Organizations Act or any similar federal or state statute where such Person is a defendant in a criminal indictment that provides for the forfeiture of assets to any Governmental Authority as a criminal penalty. There is no material loss contingency within the meaning of GAAP which has not been reflected in the Pro Forma Balance Sheet or, after the Effective Date, the consolidated Financial Statements of TFC and its Subsidiaries. No Borrower and no Subsidiary of the Borrowers is
(A) in violation of any applicable Requirements of Law which violation will result, or is reasonably likely to result, in a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will, or is reasonably likely to, result in a Material Adverse Effect.

(l) No Material Adverse Effect. Since June 30, 1997, there has occurred no event with respect to any Borrower or any Affiliate of any Borrower which has resulted, or is reasonably likely to result, in a Material Adverse Effect.

(m)Tax Examinations. The IRS has examined (or is foreclosed from examining by applicable statutes) the consolidated federal income tax returns of TFC for all tax periods prior to and including the taxable year ending June 30, 1993. All deficiencies which have been asserted against any Borrower or any of the Borrowers' Subsidiaries as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and no issue has been raised in any such examination which, by application of similar principles, reasonably can be expected to result in assertion of a material deficiency for any other year not so examined which has not been reserved for in TFC's consolidated Financial Statements heretofore delivered to the Collateral Agent to the extent, if any, required by GAAP. No Borrower and no Subsidiary of any Borrower has taken any reporting positions for which it does not have a reasonable basis and does not anticipate any further material adverse tax liability with respect to the years which have not been closed pursuant to applicable law and which are not reserved in the Financial Statements described above or the Financial Statements of TFC, as applicable.

(n) Payment of Taxes. All tax returns and reports of each of the Borrowers and their Subsidiaries (or the respective predecessors in interest of any Borrower and its Subsidiaries) required to be filed have been timely filed, and all taxes, assessments, fees and other charges of Governmental Authorities thereupon and upon or relating to their respective Property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid, except to the extent (i) such taxes, assessments, fees and other charges are being contested in good faith by an appropriate proceeding diligently pursued as permitted by the terms of Section 9.04 and (ii) non-payment of the amounts thereof would not, individually or in the aggregate, result in a Material Adverse Effect. No Borrower has any knowledge of any proposed tax assess-ment against any Borrower or any Subsidiary of the Borrowers (or the respective predecessors in interest of any Borrower and its Subsidiaries) that will, or is reasonably likely to, result in a Material Adverse Effect.

(o) Performance. No Borrower, no Subsidiary of the Borrowers, and no predecessor in interest of any Borrower or any of its Subsidiaries, has received any notice, citation, or allegation, nor has actual knowledge, that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, (ii) any Property of the Borrowers or any Subsidiary of the Borrowers is in violation of any Requirement of Law, or (iii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, will not, or is not reasonably likely to, result in a Material Adverse Effect.

(p) Disclosure. The representations and warranties of the Borrowers and the Borrowers' Subsidiaries contained in the Prospectus described in the definition of "Offering", the Loan Documents, and all certificates and other documents delivered to the Administrative Agents and/or Collateral Agent pursuant to the terms thereof, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No Borrower has intentionally withheld any fact from the Administrative Agents, the Collateral Agent, the Issuing Banks or the Lenders in regard to any matter which will, or is reasonably likely to, result in a Material Adverse Effect.

(q) Requirements of Law. Each of the Borrowers and each Subsidiary of the Borrowers, respectively, is in compliance with all Requirements of Law applicable to it and its respective businesses, in each case where the failure to so comply individually or in the aggregate will, or is reasonably likely to, result in a Material Adverse Effect.

(r)  Environmental Matters.  (i) Except as disclosed on
Schedule 7.01-R attached hereto:

(A) no Borrower and no Domestic Subsidiary (or any of their respective predecessors in interest) has received any unresolved notice from any federal, state or local agency to the effect that its operations are not in compliance with any applicable Environmental, Health or Safety Requirements of Law or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a Release of a Contaminant into the environment;

(B) to the knowledge of the Borrowers, none of TFC, FHC, the Domestic Subsidiaries (or any of their respective predecessors in interest), or any of its their respective present or past Property or operations, are subject to or the subject of any judicial or administrative proceeding, order, judgment, decree, dispute, negotiations, agreement, or settlement respecting (I) any Environmental, Health or Safety Requirements of Law, (II) any Remedial Action, (III) any Claims or Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment, or (IV) any violation of or liability under any Environmental, Health or Safety Requirement of Law that the Borrowers reasonably believe will result in a material expenditure of money;

(C) no Borrower and no Domestic Subsidiary, or any of their respective predecessors in interest has filed any notice under any applicable Requirement of Law (I) reporting a Release of a Contaminant where remedial action has not been conducted to the satisfaction of the appropriate Governmental Authority; or (II) reporting a violation of any applicable Environmental, Health or Safety Requirement of Law where such violation has not been corrected to the satisfaction of the appropriate Governmental Authority;

(D) none of the Borrowers' or the Domestic Subsidiaries' present or past Property is listed or, to the knowledge of the Borrower, proposed for listing on the National Priorities List ("NPL") pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS") or any similar state list of sites requiring Remedial Action;

(E) to the knowledge of the Borrowers, no Borrower and no Domestic Subsidiary has any material contingent liability in connection with any Release or threatened Release of any Contaminants into the environment; and

(F)  no Environmental Lien has attached to any Property.


(ii) FHC and each Domestic Subsidiary are conducting and will continue to conduct their respective business and operations in an environmentally responsible manner in material compliance with Environmental, Health or Safety Requirements of Law, and the Borrowers and their Subsidiaries, taken as a whole, have not been, and have no reason to believe that they will be, subject to Liabilities and Costs arising out of or relating to environmental, health or safety matters that have or will result in material cash expenditures by the Borrowers and the Domestic Subsidiaries in the aggregate for the Fiscal Year ending June 30, 1998 in excess of the reserves established therefor.

(s)ERISA. No Borrower and no Subsidiary of any Borrower contributes to any Benefit Plan, Multiemployer Plan or Foreign Pension Plan. No ERISA Event has occurred or is reasonably expected to occur that has resulted or is reasonably likely to result in a material liability of the Borrowers or any Subsidiary of the Borrowers. Schedule B (Actuarial Information) to the 1995 annual report (Form 5500 Series) for each Benefit Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Collateral Agent, is complete and accurate and fairly presents the funding status of such Benefit Plan, and since the date of such Schedule B there has been no material adverse change in such funding status. No Borrower and no ERISA Affiliate has incurred or is reasonably expected to incur any withdrawal liability to any Multiemployer Plan. No Borrower and no ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA. The aggregate annualized cost (including, without limitation, the cost of insurance premiums) with respect to post-retirement benefits under Benefit Plans for which any is liable does not exceed $10,000,000.

(t) Foreign Employee Benefit Matters. Each Foreign Employee Benefit Plan is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plan. The aggregate of the liabilities to provide all of the accrued benefits under any Foreign Pension Plan does not exceed the current fair market value of the assets held in the trust or other funding vehicle for such Plan. With respect to any Foreign Employee Benefit Plan maintained or contributed to by any Borrower, any of its Subsidiaries or any ERISA Affiliate (other than a Foreign Pension Plan), reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Plan is maintained. The aggregate unfunded liabilities, after giving effect to any reserves for such liabilities, with respect to such Plans does not exceed the current fair market value of the assets held in the trust or other funding vehicle for such Plan. There are no actions, suits or claims (other than routine claims for benefits) pending or, to the best knowledge of the Borrowers, threatened against any Borrower, any Subsidiary of the Borrowers or any ERISA Affiliate with respect to any Foreign Employee Benefit Plan.

(u) Labor Matters. Schedule 7.01-U accurately sets forth all labor contracts, other than national union agreements to which any Subsidiary of the Borrowers domiciled in Europe is a party, to which any Borrower or any Subsidiary of the Borrowers is a party on the date hereof and the expiration date of each such contract. There are no strikes, lockouts or other grievances relating to any collective bargaining or similar agreement to which any Borrower or any Subsidiary of the Borrowers is a party.

(v) Securities Activities. No Borrower and no Subsidiary of the Borrowers is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(w) Solvency. After giving effect to the Loans to be made and Letters of Credit to be issued or continued on the Effective Date or such other date as Loans requested hereunder are made or Letters of Credit requested hereunder are issued, the disbursement of the proceeds of such Loans pursuant to the Borrowers' instructions, the repayment of the Refinanced Indebtedness, and the consummation of the Spin-Off, each of the Borrowers and each Guarantor is Solvent.

(x)Patents, Trademarks, Permits, Etc.; Government Approvals. (i) Each Borrower and each Subsidiary of the Borrowers, as applicable, owns, is licensed or otherwise has the lawful right to use, or has all Permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how, permits and pro-cesses used in or necessary for the conduct of its respective business as currently conducted which are material to its condition (financial or otherwise), operations, performance and prospects, taken as a whole. Except as set forth on Schedule 7.01-X attached hereto, no claims are pending or, to the best of the Borrowers' knowledge following diligent inquiry, threatened that any Borrower or any Subsidiary of the Borrowers is infringing or otherwise adversely affecting the rights of any Person with respect to such Permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how, permits and processes, except for such claims and infringements as do not, in the aggregate, give rise to any liability on the part of any Borrower or any Subsidiary of the Borrowers which will, or is reasonably likely to, result in a Material Adverse Effect.

(ii) The consummation of the transactions contemplated by the Loan Documents will not impair the ownership of or rights under (or the license or other right to use, as the case may be) any Permits and governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how, permits or processes by any Borrower or any Subsidiary of the Borrowers in any manner which will, or is reasonably likely to, result in a Material Adverse Effect.

(y) Assets and Properties. Each Borrower and each Subsidiary of the Borrowers has good and marketable title to all of the assets and Property (tangible and intangible) owned by it (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and Property are free and clear of all Liens except Liens securing the Obligations and Liens permitted under Section 10.03. Substan-tially all of the assets and Property owned by, leased to, or used by any Borrower and/or each Subsidiary of the Borrowers in their respective businesses is in adequate operating condition and repair, ordinary wear and tear excepted, is free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations, and is able to serve the function for which they are currently being used, except in each case where the failure of such asset to meet such requirements would not, or is not reasonably likely to, result in a Material Adverse Effect. Neither this Agreement nor any other Loan Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of any Borrower or any Subsidiary of the Borrowers in and to any of such assets in a manner that would, or is reasonably likely to, result in a Material Adverse Effect.

(z) Insurance. Schedule 7.01-Z attached hereto or as amended from time to time accurately sets forth as of the date of such Schedule all insurance policies and programs in effect with respect to the respective Property and assets and business of the Borrowers and the Borrowers' Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, and (v) the expiration date thereof. The Borrowers have delivered to the Collateral Agent copies of all such insurance policies.
Such insurance policies and programs are currently in full force and effect, in compliance with the requirements of Section 9.05 and are in amounts sufficient to cover the replacement value of the respective Property and assets of the Borrowers and the Borrowers' Subsidiaries.

(aa) Pledge of Capital Stock. The grant and perfection of the security interest in the Capital Stock of RHI, FHC and the Subsidiaries of the Borrowers constituting a portion of the Collateral for the benefit of the Holders, as contemplated by the terms of the Loan Documents, is not made in violation of the registration provisions of the Securities Act, any applicable provisions of other federal securities laws, state securities or "Blue Sky" law, foreign securities law, or applicable general corporation law or in violation of any other Requirement of Law.

(bb) Liquidity. The unused Revolving Credit Commitments, together with the remaining liquidity sources available to the Borrowers is sufficient to fund all of the Borrowers' cash requirements through December 31, 1998, in accordance with all Requirements of Law.


                        ARTICLE VIII
                    REPORTING COVENANTS

The Borrowers each covenant and agree that so long as any Revolving Credit Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities not yet due), unless the Requisite Lenders shall otherwise give their prior written consent thereto:

8.01. Financial Statements; Communications with Accountants. The Borrowers shall, and shall cause each of their Subsidiaries to, maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated Financial Statements in conformity with GAAP and each of the Financial Statements described below shall be prepared from such system and records.

(a) Monthly Financial Reports. (i) The Borrowers shall deliver or cause to be delivered to the Collateral Agent and the Lenders during the period commencing on the Effective Date and ending on May 24, 1998, (A) consolidated balance sheets of TFC and its Subsidiaries and consolidated balance sheets of each Operating Unit and the related consolidated statements of income (in the forms attached hereto as Exhibit K) for each Fiscal Month and for the Fiscal Year to date ending on the last day of such Fiscal Month, and (B) schedules of the Investments of the Borrowers and their Subsidiaries in Cash Equivalents and Marketable Securities as of the end of the applicable Fiscal Month then ending, in each event as soon as practicable, and in any event within fifty-five (55) days after the end of each Fiscal Month, in each case for the Fiscal Month then ending.

(ii) From and after June 30, 1998, the Borrowers shall deliver or cause to be delivered to the Collateral Agent and the Lenders (A) consolidated and consolidating balance sheets and income statements and consolidated cash flow statements for TFC and its Subsidiaries and FHC and its Subsidiaries, and consolidated balance sheets and income statements for each Operating Unit, for each Fiscal Month and on a Fiscal Year to date basis and (B) schedules of the Investments of the Borrowers and their Subsidiaries in Cash Equivalents and Eligible Marketable Securities as of the end of the applicable Fiscal Month then ending, in each event as soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Month.

(b) Quarterly Financial Reports. The Borrowers shall deliver or cause to be delivered to the Collateral Agent and the Lenders (i) consolidated and consolidating balance sheets and income statements and consolidated cash flow statements of TFC and its Subsidiaries and of FHC and its Subsidiaries, and consolidated balance sheets and income statements for each Operating Unit, on a quarterly and Fiscal Year to date basis and (ii) schedules of the Indebtedness for Borrowed Money of the Borrowers and their Subsidiaries and Investments of the Borrowers and their Subsidiaries in Cash Equivalents and Marketable Securities as of the end of the applicable Fiscal Quarter then ending, in each event as soon as practicable, and in any event (1) within fifty-five (55) days after the end of each of the first three Fiscal Quarters in each Fiscal Year for the Fiscal Quarter then ending and (2) within one hundred
(100) days after the end of the fourth Fiscal Quarter in each Fiscal Year for the Fiscal Quarter then ending.

(c) Annual Financial Statements. TFC shall deliver or cause to be delivered to the Collateral Agent and the Lenders for each Fiscal Year ending on June 30, 1998 and thereafter (i) consolidated and consolidating balance sheets of each of TFC and its Subsidiaries and FHC and its Subsidiaries as at the end of such Fiscal Year,
(ii) the related consolidated and consolidating statements of income and consolidated cash flow for such Fiscal Year, and (iii) consolidated balance sheets and statements of income for each Operating Unit for such Fiscal Year, as soon as practicable and in any event within one hundred (100) days after the end of each Fiscal Year. The consolidated Financial Statements of TFC and its Subsidiaries shall be accompanied by a report thereon of Arthur Andersen LLP or other independent certified public accountants of recognized national standing satisfactory to the Requisite Lenders, which report shall be unqualified and shall state that such consolidated financial statements present fairly the financial position of the applicable Persons, as at the dates indicated and the results of their operations and changes in their financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (or, in the event of a change in accounting principles, such accountants' concurrence with such change) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

(d) Officer's Certificates. (i) An Officer's Certificate of TFC substantially in the form of Exhibit L attached hereto and made a part hereof shall accompany the Financial Statements referenced in clauses (a), (b), and (c) above and an Officer's Certificate of FHC substantially in the form of Exhibit L shall accompany the Financial Statements referenced in clauses (a)(ii), (b), and (c) above certifying that such Financial Statements fairly present the financial position of the respective Operating Units or Persons, as applicable, as at the dates indicated and the results of their operations for the periods indicated in accordance with GAAP, subject to normal year end adjustments, and stating that the officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her super-vision, a review in reasonable detail of the transactions and consolidated financial condition of the Operating Units or Persons, as applicable, during the accounting period covered by such Financial Statements, that such review has not disclosed the existence during or at the end of such accounting period, and that such Person does not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action TFC, RHI, FHC or a Borrower's Subsidiaries has/have taken, is/are taking and proposes/propose to take with respect thereto.

(ii) The appropriate Financial Statements referenced above shall also be accompanied by a certificate (the "Compliance Certificate"), signed by the treasurer or vice president of the applicable Borrower, setting forth calculations (with such specificity as the Collateral Agent may reasonably request) for the period then ended which demonstrate compliance with the provisions of Article XI, including, without limitation, the amount of Capital Expenditures made, on a cumulative basis since the beginning of the respective Fiscal Year; provided, however, that, during the period commencing on the Effective Date and ending on May 24, 1998, calculations with respect to compliance with Sections 11.02 and
11.03 shall only be required to be provided in the Compliance Certificate for the Fiscal Months ending on December 28, 1997 and March 29, 1998. The Financial Statements described in clauses (b) and (c) above shall set forth, in comparative form, the figures for the like period in the previous Fiscal Year. As soon as the same become available, and in any event no later than June 30, 1999, the Financial Statements described in clause (a)(ii) above shall set forth, in comparative form, the figures for the like period in the previous Fiscal Year. The Financial Statements described for Operating Units in clause (a) above shall set forth, in comparative form, the figures for the period for which the report is submitted set forth in the business plan prepared for the Board of Directors of FHC pertaining to such period. The Financial Statements described in clauses (b) and (c) above shall set forth, in comparative form, the figures for the period for which the report is submitted set forth (A) in the Projections prior to delivery of an updated business plan as described in Section 8.01(e), or (B) in the most recently dated business plan delivered as described in
Section 8.01(e), in each instance, all in reasonable detail.

(e) Other Financial Information. With reasonable promptness, the Borrowers shall deliver such other information, reports, filings, and data with respect to each Borrower and its Subsidiaries as from time to time may be reasonably requested by any Lender. With reasonable promptness after the Borrowers' preparation thereof, the Borrowers shall deliver to the Collateral Agent and Lenders an annual business plan.

(f) Communications with Accountants. The Borrowers authorize (i) the Collateral Agent, after giving the Borrowers reasonable prior written notice of its intent to do so, to communicate directly with the Borrowers' independent certified public accountants concerning the Financial Statements; provided that the Borrowers are not precluded by the Collateral Agent from being present for such communication and (ii) such independent certified public accountants, upon the Collateral Agent's written request with a copy to the Borrowers, to provide to the Collateral Agent copies of any financial schedules prepared by such accountants for the Borrowers or Subsidiaries of the Borrowers.

8.02. Events of Default. Promptly upon any of the president, any vice president, or the treasurer of any Borrower obtaining knowledge (a) of any condition or event which constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender or the Collateral Agent has given any notice with respect to a claimed Event of Default or Potential Event of Default under this Agreement, (b) that any Person has given any notice to any Borrower or any Subsidiary of the Borrowers or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 12.01(e), or (c) of any condition or event which has resulted, or is reasonably likely to result, in a Material Adverse Effect or affect the value of, or the Collateral Agent's interest in, the Collateral in any material respect, the Borrowers shall deliver to the Collateral Agent and the Lenders an Officer's Certificate specifying (i) the nature and period of existence of any such claimed default, Event of Default, Potential Event of Default, condition or event, (ii) the notice given or action taken by such Person in connection therewith, and (iii) what action the Borrowers or Subsidiary of the Borrowers have/has taken, are/is taking and proposes to take with respect thereto.

8.03. Lawsuits. Promptly upon any Borrower's obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting any Borrower or any Subsidiary of the Borrowers or any of the Property not previously disclosed pursuant to Section 7.01(k), which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Borrowers' reasonable judgment, any Borrower and/or any Subsidiary of the Borrowers to liability in an amount aggregating $5,000,000 or more (exclusive of claims covered by insurance policies of the Borrowers and their Subsidiaries unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims), the Borrowers shall give written notice thereof to the Collateral Agent and the Lenders and provide such other information as may be reasonably available to enable each Lender and the Collateral Agent and its counsel to evaluate such matters. The Borrowers upon request of the Collateral Agent or the Requisite Lenders shall promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered in accordance herewith and provide such other information as may be reasonably available to it to enable each Lender and the Collateral Agent and its counsel to evaluate such matters.

8.04. Schedules of Spin-Off Transfers. On the Effective Date, the Borrowers shall deliver to the Collateral Agent and each Lender a schedule of Investments in the Spin-Off Businesses which, to the best of the Borrowers' knowledge will be made through January 25, 1998. On January 26, 1998 and the first day of each Fiscal Month thereafter, the Borrowers shall deliver to the Collateral Agent and each Lender a schedule in the form attached hereto as Schedule 8.04 and made a part hereof (a "Schedule of Spin-Off Transfers") setting forth (a) to the best of the Borrowers knowledge, Investments in the Spin-Off Businesses or SpinCo, as applicable, which will be made in the Fiscal Month then beginning, (b) the amount of Investments made in the Spin-Off Businesses and SpinCo during the period commencing on the Effective Date and ending on the last day of the immediately preceding Fiscal Month, and (c) a certification that, to the best of the Borrowers' knowledge, no Event of Default has occurred due to the making of any the Investments theretofore made or will occur due to the making of the Investments forecasted for the Fiscal Month then beginning.

8.05.  Intentionally omitted.

8.06.  Environmental Notices.  The  Borrowers shall notify the
Collateral Agent and the Lenders in writing, promptly upon any Borrower's learning thereof, of any:


        (a) notice or claim to the effect that any Borrower or any Subsidiary of the Borrowers is subject to investigation or may be subject to investigation or liable in an amount exceeding $4,000,000 to any Person as a result of the Release or threatened Release of any Contaminant into the environment;

        (b) notice that any Property is subject to an Environmental Lien; and

        (c) notice to any Borrower or any Subsidiary of the Borrowers of any material violation of any Environmental, Health or Safety Requirement of Law or the commencement or threat of any judicial or Collateral proceeding alleging such a material violation by any Borrower or any Subsidiary of the Borrowers.

Concurrently with the annual delivery to the independent accountants of TFC of a letter relating to financial exposure of TFC and its Subsidiaries with respect to Environmental Liabilities and Costs substantially in the form of that letter dated September 8, 1997 addressed to Arthur Andersen LLP, a copy of which has been delivered to the Collateral Agent prior to the Effective Date, the Borrowers shall deliver a like letter addressed to the Collateral Agent; provided, however, that in the event no such letter is provided to the independent accountants of TFC with respect to any given Fiscal Year, such letter shall be prepared with respect to such Fiscal Year and delivered to the Collateral Agent on October 31 of the calendar year in which such Fiscal Year ends.

8.07. Other Reports. The Borrowers shall deliver or cause to be delivered to the Collateral Agent and the Lenders copies of all Financial Statements, reports and notices, if any, sent or made available generally by any Borrower to its Securities holders or filed with the Commission and all press releases made available generally by any Borrower or any Subsidiary of the Borrowers to the public concerning material developments in the business of the Borrowers or any Subsidiary of the Borrowers, and all notifications received by any Borrower or any Subsidiary of the Borrowers pursuant to the Securities Exchange Act and the rules promulgated thereunder, in each instance, promptly upon the making of such reports, giving of such notices or press releases, filings with the Commission, and receipt of such notifications. In any event, TFC shall deliver or cause to be delivered to the Collateral Agent and the Lenders copies of all reports on Form 10-Q filed by TFC with the Commission within fifty-five (55) days after the end of the quarter to which such reports pertain and all reports on Form 10-K filed by TFC with the Commission within one hundred (100) days after the end of each Fiscal Year.

8.08. Other Information. Promptly upon receiving a request therefor from the Collateral Agent or the Requisite Lenders, the Borrowers shall prepare and deliver to the Collateral Agent and the Lenders such other information with respect to each Borrower, any of their Subsidiaries, or the Collateral, including, without limitation, schedules identifying and describing the Collateral and any dispositions thereof, as from time to time may be reasonably requested by the Collateral Agent or the Requisite Lenders.

8.09. Borrowing Base Certificates. The Borrowers shall prepare and deliver to the Collateral Agent and the Lenders a Borrowing Base Certificate dated as of the end of each Fiscal Month within five (5) Business Days after the end of such Fiscal Month.


                        ARTICLE IX
                   AFFIRMATIVE COVENANTS

Each of the Borrowers covenants and agrees that so long as any Revolving Credit Commitment is outstanding and thereafter until payment in full of all of the Obligations (other than indemnities not yet due), unless the Requisite Lenders shall otherwise give prior written consent:

9.01. Corporate Existence, Etc. Each Borrower shall, and shall cause each of its Material Subsidiaries to, at all times maintain its corporate existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses, except where the loss or termination of such rights and franchises is not likely to result in a Material Adverse Effect.

9.02. Corporate Powers; Conduct of Business. Each Borrower shall, and shall cause each of its Material Subsidiaries to, qualify and remain qualified to do business and maintain its good standing in each jurisdiction in which the nature of its business and the ownership of its Property requires it to be so qualified and in good standing.

9.03. Compliance with Laws, Etc. Each Borrower shall, and shall cause each of its Material Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants affecting it or its business, Property, assets or operations and (b) obtain as needed all Permits necessary for its operations and maintain such Permits in good standing, except in the case where noncompliance with either clause (a) or (b) above is not reasonably likely to result in a Material Adverse Effect.

9.04. Payment of Taxes and Claims; Tax Consolidation. Each Borrower shall, and shall cause each of its Material Subsidiaries to, pay (a) all taxes, assessments and other governmental charges imposed upon it or on any of its Property or assets or in respect of any of its franchises, business, income or Property before any penalty or interest accrues thereon, and (b) all Claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 10.03) upon any Property or assets of any Borrower or any such Subsidiary, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause
(a) above or Claims referred to in clause (b) above need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor. No Borrower will, and none of them will permit any of its Material Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person other than another Borrower and its Subsidiaries.

9.05. Insurance. The Borrowers shall maintain for themselves and their respective Subsidiaries, or shall cause each of their respective Subsidiaries to maintain, in full force and effect the insurance policies and programs listed on Schedule 7.01-Z or substantially similar policies and programs or other policies and programs as are reasonably acceptable to the Collateral Agent. All such policies and programs shall be maintained with responsible and reputable insurers of companies engaged in similar businesses and owning similar property in the same general geographic areas in which such Person, as applicable, operates. Each certificate and policy relating to Property damage, boiler and machinery and/or business interruption coverage shall contain an endorsement, in form and substance reasonably acceptable to the Collateral Agent, showing loss payable to the Collateral Agent, for the benefit of the Holders, and, if required by the Collateral Agent, naming the Collateral Agent as an additional insured under such policy. Each certificate and policy relating to coverage other than the foregoing shall, if required by the Collateral Agent, contain an endorsement naming the Collateral Agent as an additional insured or mortgagee payee, as applicable, under such policy. Such endorsement or an independent instrument furnished to the Collateral Agent shall provide that the insurance companies will give the Collateral Agent at least thirty (30) days' written notice before any such policy or policies of insurance shall be altered adversely to the interests of the Holders or canceled and that no act, whether willful or negligent, or default of any Borrower, any Subsidiary of any Borrower or any other Person shall affect the right of the Collateral Agent to recover under such policy or policies of insurance in case of loss or damage. In the event any Borrower or any of their Subsidiaries, at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Collateral Agent, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Collateral Agent deems advisable. All sums so disbursed by the Collateral Agent shall constitute Protective Advances hereunder and be part of the Obligations, payable as provided in this Agreement.

9.06. Inspection of Property; Books and Records; Discussions. The Borrowers shall, and shall cause each of their respective Material Subsidiaries to, permit any authorized representative(s) designated by either the Collateral Agent or any Lender to visit and inspect, whether by access to the Borrowers' and such Subsidiaries' MIS or otherwise, any of the Property, to examine, audit, check and make copies of its respective financial and accounting records, books, journals, orders, receipts and any correspondence (other than privileged correspondence with legal counsel) and other data relating to their respective businesses or the transactions contemplated hereby or referenced herein (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers, management personnel, and independent certi-fied public accountants, all upon reasonable written notice and at such reasonable times during normal business hours, as often as may be reasonably requested. Each such visitation and inspection (i) by or on behalf of any Lender shall be at such Lender's expense and
(ii) by or on behalf of the Collateral Agent shall be at the Borrowers' expense. The Borrowers shall keep and maintain, and cause each of their respective Subsidiaries to keep and maintain, in all material respects on its MIS and otherwise proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to its respective businesses and activities, including, without limitation, transactions and other dealings with respect to the Collateral. If an Event of Default has occurred and is continuing, the Borrowers, upon the Collateral Agent's request, shall, and shall cause each of their respective Subsidiaries to, turn over any such records to the Collateral Agent or its representatives; provided, however, that the Borrowers may, in their discretion, retain copies of such records.

9.07. Insurance and Condemnation Proceeds. (a) Direction to Insurers. The Borrowers hereby direct (and, if applicable, shall cause the Subsidiaries of the Borrowers to direct) all insurers under policies of property damage, boiler and machinery and business interruption insurance and payors of any condemnation claim or award relating to the Property of such Persons to pay all proceeds payable under such policies or with respect to such claim or award directly to the Collateral Agent, for the benefit of the Collateral Agent and the other Holders. In no case shall such proceeds be payable to the Borrowers, or one or more of the Borrowers or their Subsidiaries, and the Collateral Agent.

(b) Application of Proceeds. The Collateral Agent shall, upon receipt of such proceeds, apply all of the proceeds so received in repayment of the Obligations in the manner set forth in Section 4.01(b)(vii). Notwithstanding the foregoing, in the event proceeds of insurance received by the Collateral Agent under property damage, boiler and machinery policies or business interruption insurance policies (i) is less than $500,000 or (ii) constitutes Replacement Proceeds, the Collateral Agent shall, upon receipt of such proceeds, remit the amount so received to the Borrowers or a Subsidiary of the Borrowers, as applicable provided that there shall not then exist an Event of Default which is continuing unwaived.

9.08. ERISA Compliance. The Borrowers shall, and shall cause each of their Subsidiaries and ERISA Affiliates to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Internal Revenue Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans.

9.09. Foreign Employee Benefit Plan Compliance. The Borrowers shall, and shall cause each of their Subsidiaries and ERISA
Affiliates to, establish, maintain and operate all Foreign Employee Benefit Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plans.

9.10. Expense Sharing Agreement. Concurrent with the consummation of the Spin-Off, TFC and SpinCo shall have entered into the Expense Sharing Agreement and, from and after the Expense Sharing Agreement becomes effective, TFC shall maintain the same, or cause the same to be maintained, in full force and effect, without any amendment or modification which would result in aggregate reductions in the cash payments being required to be made thereunder by SpinCo in any Fiscal Year of more than $100,000 unless consented to by the Requisite Lenders.

9.11. Maintenance of Property. The Borrowers shall, and shall cause each of their respective Material Subsidiaries to, maintain in all material respects all of its respective owned and leased Property in good, safe and insurable condition and repair, and not permit, commit or suffer any waste or abandonment of any such Property and from time to time shall make or cause to be made all material repairs, renewal and replacements thereof, including, without limitation, any capital improvements which may be required; provided, however, that such Property may be altered or renovated in the ordinary course of a Borrower's or such Subsidiaries' business.

9.12. Condemnation. Immediately upon learning of the institution of any proceeding for the condemnation or other taking of any of the owned or leased Real Property of a Borrower or any Subsidiary of a Borrower, the Borrowers shall notify the Collateral Agent of the pendency of such proceeding, and permit the Collateral Agent to participate in any such proceeding, and from time to time will deliver to the Collateral Agent all instruments reasonably requested by the Collateral Agent to permit such participation.

9.13. Subsidiaries Acquired or Formed after the Effective Date. Each Borrower shall cause each of its Domestic Subsidiaries to become a Guarantor or Borrower, as determined by the Administrative Agents, and execute and deliver to the Collateral Agent such Loan Documents, including, without limitation, as may be applicable under the circumstances, guaranties, security agreements, pledge agreements, and other agreements and instruments related to Collateral owned by such Domestic Subsidiaries as the Collateral Agent shall reasonably request concurrently with such Persons becoming Domestic Subsidiaries. Notwithstanding the foregoing, nothing in this Section 9.13 shall permit any Borrower or Subsidiary of a Borrower to form any Domestic Subsidiary or make any Investment, directly or indirectly, not otherwise permitted by
Section 10.04.

9.14. Performance of Material Contracts. The Borrowers shall, and shall cause each of their respective Subsidiaries to, perform and observe all the terms and provisions of each material Contractual Obligation to be performed or observed by it, maintain each such material Contractual Obligation in full force and effect, enforce each such material Contractual Obligation in accordance with its terms, take all such action to such end as may be from time to time requested by the Collateral Agent and, upon request of the Collateral Agent, make to each other party to each such material Contractual Obligation such demands and requests for information and reports or for action as such Borrower or Subsidiary is entitled to make under such material Contractual Obligation.

9.15. Further Assurances. The Borrowers shall, and shall cause each Guarantor to, execute and deliver to the Collateral Agent, for the benefit of the Holders, such other agreements, documents, and instruments which the Collateral Agent deems necessary or desirable, in form and substance satisfactory to the Collateral Agent, to enable the Collateral Agent to perfect, or maintain perfected, Liens in the Collateral, and all Cash Equivalents (other than those in Deposit Accounts not subject to Collection Account Agreement pursuant to Section 10.15) and Eligible Marketable Securities.

9.16. Use of Proceeds of the Term Loans and the Offering. The Borrowers shall use the proceeds of the Term Loans and the net cash proceeds of the Offering to pay or provide for the payment, in a manner and on or before February 27, 1998, of the Refinanced Indebtedness outstanding as of the date of such Person's receipt of such proceeds.

9.17. Required Hedge Agreements. In the event the Eurodollar Rate exceeds eight percent (8.0%) for a period of thirty (30) days, the Borrowers shall enter into Hedge Agreements on terms reasonably satisfactory to the Administrative Agents and maintain the same in effect, for interest rate protection with respect to the Obligations which shall be purchased from a Lender or an Affiliate of a Lender or, subject to the prior approval of the Requisite Lenders (which approval shall not be unreasonably delayed or withheld), any other Person, for a notional amount equal to the lesser of (a) $100,000,000 minus the amount of fixed rate Indebtedness for Borrowed Money and (b) fifty percent (50%) of all of the Borrowers' Indebtedness for Borrowed Money minus the amount of fixed rate Indebtedness for Borrowed Money; provided that the Borrowers shall in no event be required to enter into Hedge Agreements if their Indebtedness for Borrowed Money is equal to or less than $40,000,000.


                          ARTICLE X
                     NEGATIVE COVENANTS

Each Borrower covenants and agrees, as applicable, that, so long as any Revolving Credit Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities not yet due), unless the Requisite Lenders shall other-wise give prior written consent:


10.01. Indebtedness. The Borrowers shall not and shall not permit any of their Subsidiaries to directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

        (a)the Obligations;

        (b) Indebtedness for trade payables, wages and other accrued expenses incurred in the ordinary course of business;

        (c) Permitted Existing Indebtedness and any extensions, renewals, refundings or replacements thereof, provided that any such extension, renewal, refunding or replacement is in an aggregate principal amount not greater than the principal amount of, and is on terms no less favorable to such Borrower or the applicable Subsidiary than the terms of, the Permitted Existing Indebtedness so extended, renewed, refunded or replaced;

        (d) to the extent permitted by Article XI and in any event in an aggregate amount not to exceed $15,000,000 at any time, Indebtedness of the Borrowers and their Subsidiaries with respect to Capital Leases and purchase money Indebtedness incurred by the Borrowers and their Subsidiaries to finance the acquisition of fixed assets, and Indebtedness incurred by the Borrowers and their Subsidiaries to refinance such Capital Leases and purchase money Indebtedness; provided, however, that prior to incurring Capital Lease obligations owing to any one lessor or group of affiliated or related lessors or purchase money Indebtedness owing to any one holder or group of affiliated or related holders thereof, which in either case aggregate(s) more than $5,000,000, the Borrowers shall obtain, or cause such Subsidiary to obtain, from such lessor(s) or holder(s) a duly executed intercreditor agreement in form and substance reasonably satisfactory to the Collateral Agent;

        (e) Indebtedness in respect of taxes, assessments, governmental charges and Claims for labor, materials or supplies, to the extent that payment thereof is not required pursuant to Section 9.04;

        (f)  Indebtedness, without duplication, constituting
        Accommodation Obligations permitted by Section 10.05;

        (g) Indebtedness arising from the following intercompany loans:

(i) from a Borrower to any of its Subsidiaries which is a Guarantor (other than Fairchild Technologies USA, Inc. or Convac USA, Inc., as its successor by merger, unless otherwise permitted under
Section 10.17) or from any such Subsidiary to a Borrower or any other such Subsidiary,

(ii) from one Borrower to another Borrower; provided that such loans are subordinated to the payment and performance of the Obligations and are evidenced by promissory notes in form and substance satisfactory to the Collateral Agent,

(iii) from a Borrower or any Subsidiary of a Borrower which is a Guarantor, directly or indirectly, to any Subsidiary of the Borrower which is not a Guarantor which, in the aggregate, do not exceed $3,000,000 in any Fiscal Year, and

(iv) from any Subsidiary of the Borrower which is not a Guarantor to any other Subsidiary of the Borrower which is not a Guarantor;

        (h)  Intentionally omitted

        (i) Indebtedness in respect of Hedge Agreements in respect of interest rates or foreign exchange contracts so long as the Indebtedness thereunder receives "hedge accounting" treatment in accordance with the regulations promulgated by the Commission and staff interpretations thereof and such Hedge Agreements are not entered into for speculative purposes;

        (j) Indebtedness with respect to reasonable warranties and indemnities made under any agreements for asset sales permitted under Section 10.02 and Contractual Obligations of any Borrower or any Subsidiary of a Borrower entered into in the ordinary course of its business;

        (k) Indebtedness under appeal bonds in connection with judgments which do not result in an Event of Default or a Potential Event of Default or any other breach hereunder, or bid or performance bonds, provided that the aggregate amount of all such Indebtedness does not exceed $2,000,000;

(l) Indebtedness of Fairchild Retiree Medical Services, Inc. arising from intercompany loans from FHC and Indebtedness of FHC arising from intercompany loans from Fairchild Retiree Medical Services, Inc. in an aggregate net amount not to exceed $2,000,000 at any time outstanding, which Indebtedness (i) shall be evidenced by promissory notes in form and substance satisfactory to the Collateral Agent and endorsed to the Collateral Agent as part of the Collateral and (ii) shall constitute part of the Indebtedness permitted under Section 10.01(m);

(m) Indebtedness of Subsidiaries of a Borrower which are Spin-Off Businesses arising from Investments permitted by Section 10.04(m);

(n) Indebtedness owing by Mecaero S.A. to Simmonds, S.A. in the amount of approximately FF 20,000,000 in connection with the transfer by Simmonds, S.A. to Mecaero S.A. of all of the Capital
Stock of Eurosim owned by Simmonds, S.A.; and

(o) in addition to the Indebtedness permitted by clauses (a) through (n) above, other unsecured Indebtedness and secured
Indebtedness of Subsidiaries of the Borrowers which are not Domestic Subsidiaries in an aggregate amount which, when combined with outstanding Accommodation Obligations permitted under Section 10.05(d), does not exceed $15,000,000 outstanding.

10.02. Sales of Assets. The Borrowers shall not and shall not permit any of the Borrowers' Subsidiaries to sell, assign, transfer, lease, convey or otherwise dispose of any Property, whether now owned or hereafter acquired by such Person, or any income or profits therefrom, or enter into any agreement to do so, except:

        (a) any sale, assignment, transfer, lease, conveyance or other disposition of any Property having a Fair Market Value, in the case of an individual asset sale, assignment, transfer, lease, conveyance or other disposition, not exceeding $1,000,000 or, in the case of aggregate asset sales, assignments, transfers, leases, conveyances and other dispositions in any Fiscal Year, not exceeding $5,000,000, for consideration not less than the Fair Market Value thereof so long as (i) any non-cash consideration resulting from such sale, assignment, transfer, lease, conveyance or other disposition shall be pledged or assigned to the Collateral Agent, for the benefit of the Holders, pursuant to an instrument in form and substance acceptable to the Collateral Agent and (ii) the Borrowers comply with the mandatory prepayment provisions set forth in Section 4.01(b) and the conditions to the release of Collateral described in
        Section 13.09(c);

        (b) any sale of Inventory in the ordinary course of the Borrowers' and their Subsidiaries' respective businesses;

        (c) any disposition of Equipment if such Equipment is traded in for credit against the purchase price of replacement Equipment or the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement Equipment, is obsolete, or is no longer useful in the ordinary course of the Borrowers' or their Subsidiaries' respective businesses;

        (d) the sale of Investments in Cash Equivalents permitted pursuant to Section 10.04(a) and Eligible
        Marketable Securities permitted pursuant to Section
        10.04(g);

(e)  any sale, lease, transfer or other disposition of Permitted
Dispositions and RHI Excluded Property;

(f) the transfers of (i) the Capital Stock of Fairchild Fasteners France S.A.R.L. to Simmonds, S.A. for book value with a subsequent dissolution of Fairchild Fasteners France S.A.R.L. with and into Simmonds, S.A. and (ii) the Capital Stock of Fairchild Technologies UK, Ltd. by Technologies Germany to Convac USA, Inc. for book value;

(g)  the transfer permitted pursuant to Section 10.09(b)(ii);

(h) any sale, transfer or other disposition (including, without limitation, by merger) of Capital Stock of STFI held by RHI, provided that, (i) in the event such sale, transfer or other disposition is, in whole or in part, for cash, the Borrower complies with the mandatory prepayment provisions set forth in
Section 4.01(b) or, to the extent such proceeds do not constitute Net Cash Proceeds of Sale, uses the proceeds thereof exclusively to
(A) make an Investment in SpinCo or the Spin-Off Businesses as specifically permitted by Section 10.04(m), (B) provide Cash Collateral, or (C) repay Revolving Loans, and (ii) the aggregate consideration therefor received upon consummation of such sale, transfer or other disposition, is not less than $15.00 per share;

(i)  any transfers of the Capital Stock or assets of the Spin-Off
Businesses or of assets required to consummate the Spin-Off;
(j) the sale by RHI of its Investment in the Capital Stock of Sabanci Holding described in Section 10.04(f)(i); and

(k) the transfer (including, without limitation, by merger) of Banner Stock to AlliedSignal Inc., Textron and/or other corporations acceptable to the Requisite Lenders in exchange for Capital Stock of such transferee at a fair value as determined in good faith by the Board of Directors of Banner.

10.03. Liens. The Borrowers shall not and shall not permit any of the Borrowers' Subsidiaries to directly or indirectly create, incur, assume or permit to exist any Lien or negative pledge on or with respect to any of their respective Property or assets except:

        (a)  Liens created pursuant to the Loan Documents;

        (b)  Permitted Existing Liens;

        (c)  Customary Permitted Liens;

(d) Liens arising due to the creation of escrows of proceeds from any sale, assignment, lease, transfer or other disposition permitted under Section 10.02;

(e)  Liens securing appeal bonds permitted under Section 10.01(k);
and

(f) Liens securing purchase money Indebtedness (including the interest of a lessor under a Capital Lease or an Operating Lease having substantially the same economic effect) permitted under
Section 10.01(d); provided, that such Liens do not attach to any property other than that purchased with the proceeds of such purchase money Indebtedness (or leased).

10.04. Investments. The Borrowers shall not and shall not permit any of the Borrowers' Subsidiaries to directly or indirectly make or own any Investment except:

(a)  Investments in Cash Equivalents;

(b) Permitted Existing Investments, in each case increased or decreased as required under GAAP as a result of annual adjustments made to Investments accounted for under the equity method, and additional Investments required to be made pursuant to the terms of the Permitted Existing Investments as disclosed on Schedule 1.01.8;

        (c) Investments in the form of loans to employees in an aggregate amount not to exceed $750,000 at any time;
        provided that such Investments shall be evidenced by a promissory note;

        (d) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement or composition of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

        (e)  Investments by a Borrower in its Subsidiaries which
        (i) if in the form of intercompany loans, would be permitted under Sections 10.01(g), 10.01(l) or 10.01(m) and (ii) if such Subsidiaries are Spin-Off Businesses, would be permitted under clause (m) below;

(f) Investments by RHI in:

(i) Sabanci Holding, a corporation organized under the laws of Turkey; provided that such Investments shall not exceed $1,000,000 in the aggregate;

(ii) Haargaz Ltd., an Israeli manufacturing company, aggregating $5,000,000 (including the Accommodation Obligation permitted under
Section 10.05(g)) to effect, on behalf of itself and The
Morgenstern Group, the acquisition of Haargaz Ltd.; and

(iii) Capital Stock of Banner; provided that the amount of Investments permitted under Section 10.04(m) shall be reduced by the amount of Investments made in such Capital Stock at the time made, the Borrowers notify the Collateral Agent of such Investments promptly upon their being made, and such Capital Stock becomes Banner Stock;

(g) Investments by a Borrower in Eligible Marketable Securities;

(h) Investments by the Borrowers and their Subsidiaries in an aggregate amount not to exceed $100,000,000 (no more than $50,000,000 of which may be made in cash; and which amount not made in cash may be made in TFC common Capital Stock) made in connection with acquisitions of assets or equity Securities of any Person engaged in a business substantially similar to the Fasteners Business; provided that (i) no Event of Default or Potential Event of Default has occurred and is continuing unwaived or, after giving effect to the making of such Investment, no Potential Event of Default or Event of Default would occur and (ii) on a pro forma basis, determined for the four (4) Fiscal Quarters immediately preceding any such Investment giving effect to such Investment as though it occurred at the commencement of such four (4) Fiscal Quarter period, no breach of any covenant included in Article XI would have occurred;

(i) Investments made in connection with the acquisition of outstanding minority interests in Transfix S.A., Mecaero S.A. and Fairchild Technologies USA, Inc.;

(j) Investments in the form of notes or equity Securities payable to (i) the Borrowers or any of their Subsidiaries in connection with a Permitted Disposition, (ii) RHI in connection with RHI Excluded Property, or (iii) a transaction permitted under Section 10.02(a) or 10.02(i);

(k)  Investments in an amount not to exceed $100,000     in the
aggregate in Subsidiaries of the Borrowers formed after the Effective Date;

(l) Investments by FHC in Banner Investments U.K. Limited in amounts aggregating $1,000,000 in any given Fiscal Year;

(m) provided that (i) no Event of Default or Potential Event of Default has occurred and is continuing unwaived or would occur after giving effect to such Investments, (ii) the Revolving Credit Commitments exceed the Revolving Credit Obligations by at least $25,000,000 after giving effect to such Investments, (iii) to the extent such Investments are made in Fairchild Finance Company, such Investments shall not exceed $10,000,000 in the aggregate, (iv) to the extent such Investments are made in non-aerospace businesses other than the Spin-Off Businesses identified in Section I. of
Schedule 1.01.10, such Investments shall not exceed $5,000,000 in the aggregate; Investments by the Borrowers in SpinCo and/or the Spin-Off Businesses in cash in an aggregate amount not to exceed the amount equal to (A) $75,000,000 minus (B) the amount by which permitted Capital Expenditures have been increased as provided in
Section 11.02(i) as such amount may be adjusted from time to time as and when referenced in Section 10.04(e)(iii);

(n) the contribution of the Capital Stock of Fairchild CDI S.A. by FHC to VSI Holdings, Inc. and, thereupon, by VSI Holdings, Inc. to Technologies Germany;

(o)  Investments by TFC in Banner Stock in exchange for TFC Capital
Stock;

(p) the Investment by Mecaero S.A. in Eurosim in exchange for a promissory note in the amount of approximately FF 20,000,000; and

(q) Investments in the form of transfers of the Capital Stock or assets of the Spin-Off Businesses to SpinCo to effect the Spin-Off. In no event shall any Borrower or any of the Borrowers' Subsidiaries form, create or establish any additional Subsidiaries or become a partner in any Person without the prior written consent of the Collateral Agent (i) other than (A) SpinCo and (B) two Delaware corporations (Quack Quack, Inc. and Dah Dah, Inc.) or (C) in connection with the sale, lease, transfer or other disposition of Permitted Dispositions and RHI Excluded Property and (ii) subject to the limitations set forth in clause (k) above; provided, however, that, notwithstanding the foregoing, in no event shall any Borrower or any of the Borrowers' Subsidiaries become a general partner in any Person without the prior written consent of the Collateral Agent. No other provision of this Agreement shall be deemed to prohibit any Investment which is specifically permitted by this Section 10.04.

10.05. Accommodation Obligations. The Borrowers shall not and shall not permit any of the Borrowers' Subsidiaries to directly or indirectly create or become or be liable with respect to any Accommodation Obligation, except:

        (a) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of such Persons' business;

        (b) Permitted Existing Accommodation Obligations and any extensions, renewals or replacements thereof, provided that the aggregate Indebtedness under any such extension, renewal or replacement is not greater than the Indebtedness under, and shall be on terms no less favorable to the applicable Borrower or Subsidiary than the terms of, the Permitted Existing Accommodation Obligation so extended, renewed or replaced;

        (c)  Accommodation Obligations arising under the Loan
        Documents;

(d) Accommodation Obligations arising with respect to guarantees provided by banks organized under the laws of jurisdictions outside of the United States on behalf of Subsidiaries of the Borrowers which are not Domestic Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(e) Accommodation Obligations arising with respect to appeal, bid or performance bonds otherwise permitted under this Agreement which bonds are supported by Letters of Credit issued under this Agreement;

(f) Accommodation Obligations arising with respect to Indebtedness permitted under Section 10.01(j);

(g) Accommodation Obligations incurred by RHI for the benefit of The Morgenstern Group, as co-investor with RHI in Haargaz Ltd., an Israeli manufacturing company, as evidenced by RHI's payment of (i) $1,000,000 of a $2,000,000 deposit on behalf of The Morgenstern Group and (ii) $1,500,000 of the balance ($3,000,000) of the Investment in Haargaz Ltd. permitted by Section 10.04(f)(ii) on behalf of The Morgenstern Group;

(h) Accommodation Obligations arising with respect to Spin-Off Businesses; provided that the sum of such Accommodation Obligations, Investments made in Spin-Off Businesses and SpinCo, and Indebtedness of Subsidiaries of a Borrower which are Spin-Off Businesses arising from Investments permitted by Section 10.04(m) shall in no event exceed, in the aggregate, the amount equal to (i) $75,000,000 minus (ii) the amount by which permitted Capital Expenditures have been increased as provided in Section 11.02(i); and

         (i) in addition to the Accommodation Obligations permitted by clauses (a) through (h) above, other unsecured Accommodation Obligations in an aggregate amount which, when combined with outstanding Indebtedness permitted by Section 10.01(o), does not exceed $5,000,000 at any time outstanding.

10.06. Restricted Junior Payments. The Borrowers shall not and shall not permit any of the Borrowers' Subsidiaries to declare or make any Restricted Junior Payment, except:

        (a) dividends or distributions to a Borrower on the Capital Stock of any of its Wholly-Owned Subsidiaries or to any of a Borrower's Wholly-Owned Subsidiaries from any other Wholly-Owned Subsidiary of such Borrower or any Subsidiary of a Borrower existing on the date of this Agreement;

(b) dividends or distributions on the Capital Stock of TFC not to exceed $200,000 in the aggregate;

        (c) cancellations of intercompany Indebtedness which are treated as dividends; and

(d) transfers and distributions of Capital Stock made in connection with the consummation of the Spin-Off.

10.07. Conduct of Business; Accounting and Reporting Practices. The Borrowers shall not and shall not permit any of the Borrowers' Subsidiaries to (a) engage in any business other than (i) the businesses engaged in by the Borrowers and their Subsidiaries on the Effective Date and (ii) any business or activities which are substantially similar, related or incidental thereto, or (b) change any of its or their accounting or financial reporting policies or practices from those in effect on the Effective Date, except to the extent required to provide the financial reporting described in
Section 8.01(a)(ii).
10.08. Transactions with Shareholders and Affiliates. The Borrowers shall not and shall not permit any of the Borrowers' Subsidiaries to directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease, exchange or transfer of any property (other than as required in connection with the consummation of the Spin-Off) or the rendering of any service) with any Affiliate on terms that are less favorable to the Borrowers or such Subsidiaries, as applicable, than those that might be obtained in an arm's length transaction at the time from Persons who are not an Affiliate. Nothing contained in this Section 10.08 shall prohibit (a) any transaction expressly permitted by Sections 10.05 and 10.06;
(b) increases in compensation and benefits for, or payment of bonuses to, officers and employees of the Borrowers or any of the Borrowers' Subsidiaries which are customary in the industry or consistent with the past business practice of such Borrower or Subsidiary, provided that no Event of Default or Potential Event of Default has occurred and is continuing; (c) payment of customary directors' fees and indemnities of officers and directors; (d) performance of any obligations arising under the Expense Sharing Agreement (e) any transaction between a Technologies Company and an Affiliate which is also a Technologies Company (other than Fairchild Technologies USA, Inc. or Convac USA, Inc., as successor by merger to Fairchild Technologies USA, Inc.) or (f) payments to Jacques Moskovic in connection with the sale or other transfer of the Technologies Companies from the proceeds of such sale or transfer.

10.09. Restriction on Fundamental Changes. The Borrowers shall not and shall not permit any of the Borrowers' Subsidiaries to (a) enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or (b) convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of such Person's business or Property, whether now or hereafter acquired, except:

(i)  the liquidation or dissolution of Fairchild Fastener Group
Ltd. and JJS Limited;

(ii) the transfer of the Capital Stock of Camloc (U.K.) Ltd. by Fairchild Fastener Group Ltd. to Banner Investments (U.K.) Limited;


(iii) the merger or liquidation of (A) any Subsidiary of a Borrower with and into a Borrower or any Guarantor; provided that such Persons are part of the same Operating Unit both before and after such merger or liquidation, (B) any Guarantor with and into any other Guarantor; provided that such Persons are part of the same Operating Unit both before and after such merger or liquidation, and (C) any Spin-Off Business which is not a Guarantor with and into any other Spin-Off Business which is not a Guarantor;

(iv) the sale, lease, transfers or other dispositions described in Sections 10.02(e) and (f);

 (v) the dissolution of Mecair, a Canadian Subsidiary of Mecaero, S.A.;

(vi)  the liquidation or merger of Simmonds Mecaero Fasteners, Inc.
into FHC;

(vii) conveyances, transfers and distributions of Capital Stock to effect the Spin-Off; and

(viii) the merger of Fairchild Technologies USA, Inc. with and into Convac USA, Inc., with Convac USA, Inc. being the surviving corporation and thereupon changing its name to Fairchild
Technologies USA, Inc.

10.10. Sales and Leasebacks. The Borrowers shall not and shall not permit any of the Borrowers' Subsidiaries to become liable, directly, by assumption or by Accommodation Obligation, with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (whether real or personal or mixed) which such Person (a) sold or transferred or is to sell or transfer to any other Person, or (b) intends to use for substantially the same purposes as any other Property which has been or is to be sold or transferred by such Person to any other Person, in either instance, in connection with such lease.

10.11. Margin Regulations; Securities Laws. The Borrowers shall not or permit any of the Borrowers' Subsidiaries to use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock or for purposes other than those described in Section 2.04.

10.12.  ERISA.  The Borrowers shall not:

        (a) engage, or permit any of the Borrowers' Subsidiaries to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

        (b)  permit to exist any accumulated funding deficiency
        (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), with respect to any Benefit Plan, whether or not waived;

        (c) fail, or permit any ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

        (d) terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan which would result in any liability of the Borrowers or any ERISA Affiliate under Title IV of ERISA;

        (e) fail to make any contribution or payment to any Multiemployer Plan which any Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law per-taining thereto;

        (f) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

        (g) amend, or permit any ERISA Affiliate to amend, a Benefit Plan resulting in an increase in current lia-bility for the plan year such that the Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code;

        (h) permit any unfunded liabilities with respect to any Foreign Pension Plan; or

        (i)  fail, or permit any of its Subsidiaries or ERISA
        Affiliates to fail, to pay any required contributions or payments to a Foreign Pension Plan on or before the due date for such required installment or payment if such event results, either singly or in the aggregate, after taking into account all other such events and any liabilities associated therewith, in an aggregate liability in excess of $2,000,000.

10.13. Issuance of Equity Securities. The Borrowers shall not and shall not permit any of the Borrowers' Subsidiaries to issue any equity Securities except equity Securities of the Borrowers pursuant to Permitted Equity Securities Options and equity Securities of TFC pursuant to the Offering, in exchange for Banner Stock and in exchange for Investments as permitted by Section 10.04(h).

 10.14. Organizational Documents; Material Contractual Obligations. The Borrowers shall not and shall not permit any of the Borrowers' Subsidiaries to amend, modify or otherwise change any of the terms or provisions in any of (a) their respective Organizational Documents as in effect on the Effective Date, except
(i) with respect to which written notice shall have been provided to the Collateral Agent no less than ten (10) days prior to the effective date of any such amendment, modification or change and
(ii) if no Event of Default or Potential Event of Default would result therefrom or (b) Contractual Obligations evidencing any debt Securities or other material Contractual Obligations.

10.15. Bank Accounts. No Borrower shall or permit any of its Subsidiaries to establish or maintain any Deposit Account into which collections of Receivables and proceeds of other Collateral are deposited other than (a) those identified as existing on the Effective Date and disclosed on Schedule 10.15 attached hereto or
(b) which are established after the Effective Date in the United States by the Borrowers and their Subsidiaries which are in amounts aggregating no more than $5,000,000 at any given time are on deposit, without the prior written consent of the Collateral Agent and which (other than with respect to the accounts referenced in clause (b) above), if collections of Receivables or proceeds of Collateral are deposited therein, are subject to Collection Account Agreements or other arrangements (including, without limitation, pledge agreements) satisfactory to the Collateral Agent.

10.16. Fiscal Year; Fiscal Quarters; Fiscal Months. The Borrowers shall not and shall not permit any of the Borrowers' Subsidiaries (other than Banner Aerospace, Inc. in the event it becomes a Subsidiary, Fairchild Europe - Simmonds S.A.R.L., Simmonds S.A., and AS&C GmbH) to change its Fiscal Year for accounting or tax purposes from a period consisting of the 12-month period ending on June 30 of each calendar year or to change the ending dates for any Fiscal Quarter or Fiscal Month.

10.17. Transactions with the Technologies Companies. Notwithstanding anything to the contrary contained in this Article X, prior to consummation of the Spin-Off, the Technologies Companies may, directly or indirectly, (a) incur Indebtedness from or receive the benefit of Investments made by the Borrowers or any Subsidiary of the Borrowers after the Effective Date and (b) receive the benefit of Accommodation Obligations incurred by the Borrowers or any Subsidiary of the Borrowers after the Effective Date, in an amount (in the aggregate at any time outstanding, exclusive of fees and interest with respect thereto) not exceeding $30,000,000.


                        ARTICLE XI
                   FINANCIAL COVENANTS

Each of Borrowers covenants and agrees that so long as any Revolving Credit Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities not yet due):

11.01. Interest Coverage Ratio. TFC and its Subsidiaries on a consolidated basis (as described in Section 1.03) shall have, as of the end of each Fiscal Quarter ending in March, 1998, June, 1998 and September, 1998, on a cumulative basis for the period commencing on December 29, 1997 an Interest Coverage Ratio of no less than 2.0 to 1.0 and as of the end of each Fiscal Quarter ending thereafter for the four (4) Fiscal Quarters then ending, an Interest Coverage Ratio of no less than that set forth below opposite such period:

Four Fiscal
Quarters EndingRatio

December, 19982.05 to 1.0

March, 19992.10 to 1.0
June, 19992.40 to 1.0
September, 19992.40 to 1.0
December, 19992.45 to 1.0

March, 20002.55 to 1.0
June, 20002.75 to 1.0
September, 20002.75 to 1.0
December, 20002.80 to 1.0

March, 20012.90 to 1.0
June, 20013.00 to 1.0
September, 20013.00 to 1.0
December, 20013.05 to 1.0

March, 20023.15 to 1.0
June, 20023.25 to 1.0
September, 20023.25 to 1.0
December, 20023.30 to 1.0

March, 20033.60 to 1.0
June, 20034.00 to 1.0
September, 20034.00 to 1.0
December, 20034.00 to 1.0

March, 20044.00 to 1.0


11.02. Capital Expenditures. TFC and its Subsidiaries on a consolidated basis (as described in Section 1.03) shall not make Capital Expenditures in (a) either of the Fiscal Years ending June 30, 1998 or June 30, 1999 in excess of $35,000,000 or (b) in any
Fiscal Year ending thereafter, commencing with the Fiscal Year ending June 30, 2000 in excess of $25,000,000; provided, however,
(i) the foregoing amount may be increased by up to $10,000,000 in any Fiscal Year upon the prior written notice from the Borrowers to the Collateral Agent and the Lenders of the Borrowers' election to re-allocate a portion of the $75,000,000 permitted to be made as Investments under Section 10.04(m) to Capital Expenditures and (ii) in the event TFC and its Subsidiaries have not made Capital Expenditures in the amount permitted herein for any Fiscal Year, Capital Expenditures in an amount equal to that portion of the maximum amount of such Capital Expenditures permitted but not made in such Fiscal Year (but not to exceed $5,000,000) may be made in the immediately next succeeding Fiscal Year in addition to any amounts permitted above for such succeeding Fiscal Year; provided that (a) amounts carried forward from one Fiscal Year to a succeeding Fiscal Year may only be expended or accrued for Capital Expenditures after the maximum amount permissible for such succeeding Fiscal Year have been expended or accrued and (b) to the extent amounts carried forward from one Fiscal Year to the next succeeding Fiscal Year are not expended or accrued in such succeeding Fiscal Year, such surplus may not be carried forward to any other succeeding year.

11.03. Minimum Net Worth. TFC shall shall maintain a Net Worth of no less than the respective amount set forth below opposite the respective Fiscal Month end set forth below, in each instance, as determined as of the end of the Fiscal Month ending on such respective date based on the balance sheet of TFC for such Fiscal
Month:

Fiscal Month EndingMinimum Net Worth

March, 1998$ 85,000,000
June, 1998$ 93,000,000

September, 1998  $ 93,000,000
December, 1998$ 97,000,000
March, 1999$104,000,000
June, 1999$115,000,000

September, 1999 $115,000,000
December, 1999$120,000,000
March, 2000$127,000,000
June, 2000$140,000,000

September, 2000$140,000,000
December, 2000$145,000,000
March, 2001$153,000,000
June, 2001$165,000,000

September, 2001      $165,000,000
December, 2001$170,000,000
March 2002$180,000,000
June, 2002$200,000,000

September, 2002        $200,000,000
December, 2002$205,000,000
March, 2003$215,000,000
June, 2003$240,000,000

September, 2003$240,000,000
December, 2003$250,000,000
March, 2004$265,000,000
June, 2004$285,000,000

Each minimum Net Worth level set forth above shall be adjusted by the Administrative Agents and Borrowers to reflect the effect of
(a) the sale of RHI's Investment in STFI Stock, (b) the Spin-Off,
(c) the disposition of Banner's hardware group, (d) the Offering, financing provided under this Agreement, and payment of the Refinanced Indebtedness, and (e) Investments of the Borrowers, or any of them, in cash in Capital Stock of Banner, if any, which adjustment(s) (i) shall be made at the time that such events are reflected in TFC's Financial Statements delivered to the Collateral Agent, (ii) shall be based solely on the effect of such events under GAAP, and (iii) shall be advised to the Lenders in writing by the Administrative Agents promptly upon their having been determined. Until such advice is delivered to the Lenders, the minimum net worth levels set forth above shall continue in effect.

11.04. Consolidated Indebtedness for Borrowed Money to EBITDA Ratio. TFC and its Subsidiaries on a consolidated basis (as described in Section 1.03) shall have, as of the end of each Fiscal Quarter set forth below, a Consolidated Indebtedness for Borrowed Money Ratio as of the end of such Fiscal Quarter to (b) EBITDA of TFC for the four (4) Fiscal Quarters then ending of no more than the ratio set forth opposite such Fiscal Quarter end set forth below:

Fiscal Quarter EndingMaximum Ratio

March, 19987.00 to 1.0
June, 1998         6.00 to 1.0
September, 1998              6.00 to 1.0
December, 19985.75 to 1.0
March, 19995.60 to 1.0
June, 19995.25 to 1.0
September, 19995.25 to 1.0
December, 19995.15 to 1.0
March, 20005.00 to 1.0
June, 20004.75 to 1.0
September, 20004.75 to 1.0
December, 20004.70 to 1.0

March, 20014.65 to 1.0
June, 20014.50 to 1.0
September, 20014.50 to 1.0
December 20014.45 to 1.0

March, 20024.40 to 1.0
June, 20024.25 to 1.0
September, 20024.25 to 1.0
December, 20024.00 to 1.0

March, 20033.50 to 1.0
June, 20032.75 to 1.0
September, 20032.75 to 1.0
December, 20032.65 to 1.0

March, 20042.50 to 1.0


11.05. Minimum EBITDA. TFC shall maintain, as determined as of the end of each Fiscal Quarter set forth below for the four (4) Fiscal Quarters then ending, EBITDA of no less than the amount set forth below opposite such Fiscal Quarter end set forth below:

Fiscal Quarter EndingMinimum EBITDA

March, 1998$35,000,000
June, 1998$42,000,000

September, 1998$42,000,000
December, 1998$44,000,000

March, 1999$47,000,000
June, 1999$51,000,000
September, 1999$51,000,000
December, 1999$53,000,000

March, 2000$55,000,000
June, 2000$58,000,000
September, 2000$58,000,000
December, 2000 $58,000,000

March, 2001$59,000,000
June, 2001$60,000,000
September, 2001$60,000,000
December, 2001$60,000,000

March 2002$60,000,000
June, 2002$61,000,000
September, 2002$61,000,000
December, 2002$61,000,000

March, 2003$61,000,000
June, 2003$62,000,000
September, 2003$62,000,000
December, 2003$62,000,000

March, 2004$63,000,000


11.06. Minimum Consolidated Fixed Charge Coverage Ratio. TFC shall maintain, as determined as of the end of each Fiscal Quarter set forth below for the four (4) Fiscal Quarters then ending, a Consolidated Fixed Charge Coverage Ratio of no less than that set forth below opposite such Fiscal Quarter end set forth below:

Fiscal Quarter EndingMinimum Ratio

December, 19981.00 to 1.0

March, 19991.00 to 1.0
June, 19991.25 to 1.0
September, 19991.25 to 1.0
December, 19991.30 to 1.0

March, 20001.35 to 1.0
June, 20001.50 to 1.0
September, 20001.50 to 1.0
December, 20001.50 to 1.0

March, 20011.55 to 1.0
June, 20011.60 to 1.0
September, 20011.60 to 1.0
December, 20011.60 to 1.0

March, 20021.65 to 1.0
June, 20021.70 to 1.0
September, 20021.70 to 1.0
December, 20021.75 to 1.0

March, 20031.85 to 1.0
June, 20032.00 to 1.0
September, 20032.00 to 1.0
December, 20032.25 to 1.0

March, 20042.50 to 1.0

For purposes of calculation of the Consolidated Fixed Charge Coverage Ratio, "taxes" shall exclude taxes paid on the gain from the sale of the Investment in STFI Stock and "scheduled principal payments" shall exclude the amortization of the Term Loans.

11.07. EBITDA Calculations. For purposes of Sections 11.01, 11.04, 11.05, and 11.06, EBITDA will be determined giving effect to acquisitions permitted by this Agreement or under the Second
Amended Credit Agreement for the applicable period as though such acquisitions were consummated on the first day of such period.
                                                ARTICLE XII
                                  EVENTS OF DEFAULT; RIGHTS AND REMEDIES

12.01. Events of Default. Each of the following occurrences shall constitute an Event of Default under this Agreement:

(a)Failure to Make Payments When Due. The Borrowers shall fail to pay (i) when due any principal of any Loan or any Reimbursement Obligation for which it is obligated hereunder or (ii) within one
(1) Business Day after the due date therefor, any other Obligation for which it is obligated.

(b) Breach of Certain Covenants. Any Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation under Sections 9.01, 9.02, 9.03, 9.04, 9.06, 9.13 or
9.15, Article X or Article XI.

(c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by any Borrower to the Collateral Agent, any Lender or any Issuing Bank herein or by any Borrower or any Subsidiary of the Borrowers in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).

(d) Other Defaults. Any Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as identified in clauses (a), (b) or (c) of this Section 12.01) applicable thereto or any default or event of default shall occur under any of the other Loan Documents, and such default or event of default shall continue for fifteen (15) days after the occurrence thereof.

(e) Default as to Other Indebtedness. Any Borrower or any Subsidiary of the Borrowers shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any other Indebtedness (other than an Obligation) of such Borrower and its Subsidiaries aggregating $2,000,000 or more; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof is to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by such Borrower or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof. Notwithstanding the foregoing, no breach of any obligation, default or event of default (payment or otherwise), or acceleration of any obligation with respect to the German Acquisition Loans shall constitute an Event of Default under this Agreement.

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) An involuntary case shall be commenced against any Borrower or any Subsidiary of the Borrowers and the petition shall not be (A) controverted within ten (10) days after the filing thereof and (B) dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Borrower or any Subsidiary of the Borrowers in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

(ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Borrower or Subsidiary of the Borrowers or over all or a substantial part of the Property of any such Person shall be entered; or an interim receiver, trustee or other custodian of any Borrower or Subsidiary of the Borrowers or of all or a substantial part of the Property of any such Person shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the Property of any Borrower or Subsidiary of the Borrower shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within thirty (30) days after entry, appointment or issuance.

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. Any Borrower or Subsidiary of the Borrowers shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its Property; or any such Person shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or equivalent) of any such Person (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(h) Dissolution. Any order, judgment or decree shall be entered against any Borrower or Subsidiary of the Borrowers decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or any such Person shall otherwise dissolve, be dissolved, or cease to exist except as specifically permitted by this Agreement.

(i)Loan Documents; Failure of Security. At any time, for any reason, (i) any Loan Document ceases to be in full force and effect or any Borrower or Subsidiary of the Borrowers party thereto seeks to repudiate its obligations thereunder or the Liens intended to be created thereby are, or any Borrower or such Subsidiary seeks to render such Liens, invalid or unperfected, or (ii) Liens in favor of the Collateral Agent for the benefit of the Holders contemplated by the Loan Documents shall, at any time, for any reason, be invalidated or otherwise cease to be in full force and effect, or such Liens shall be subordinated or shall not have the priority contemplated by this Agreement or the Loan Documents.

(j)Judgments and Attachments. Any money judgment (other than a money judgment covered by insurance as to which the insurance company has acknowledged coverage), writ or warrant of attachment, or similar process against any Borrower or Subsidiary of the Borrowers or any of their respective assets involving in any case an amount in excess of $2,000,000 is entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; provided, however, if any such judgment, writ or warrant of attachment or similar process is in excess of $7,500,000, the entry thereof shall immediately constitute an Event of Default hereunder.

(k) Termination Event. Any Termination Event occurs which could reasonably be expected to subject the Borrowers or any ERISA
Affiliate to liability in excess of $2,000,000, for which adequate reserves are not maintained.

(l) Waiver Application. The plan administrator of any Benefit Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and the Collateral Agent believes that the substantial business hardship upon which the application for the waiver is based could subject the Borrowers or any ERISA Affiliate to liability in excess of $2,000,000, for which adequate reserves are not maintained.

(m)Change in Control.  A Change of Control shall occur.

(n)Material Adverse Effect. An event shall occur which results in a Material Adverse Effect.

(o) Refinanced Indebtedness. TFC shall fail to deposit from the proceeds of the Offering and the Term Loans an amount sufficient to repay in full the Refinanced Indebtedness issued under the TFC Indentures or RHI shall fail to deposit from the proceeds of the Term Loans an amount sufficient to repay in full the Refinanced Indebtedness issued under the 11 7/8% Senior Subordinated Debenture Indenture in a manner satisfactory to the Collateral Agent on or before February 27, 1998.

An Event of Default shall be deemed "continuing" until cured or waived in writing in accordance with Section 15.07.

     12.02.  Rights and Remedies.

(a)Acceleration and Termination. Upon the occurrence of any Event of Default described in Sections 12.01(f) or 12.01(g), the Lenders' respective obligations to make Loans under the Revolving Credit Commitments shall automatically and immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Obligations and all accrued fees shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrowers; and upon the occurrence and during the continuance of any other Event of Default, the Collateral Agent shall at the request, or may with the consent, of the Requisite Lenders, by written notice to the Borrowers, (i) declare that the Lenders' respective obligations to make Revolving Loans under the Revolving Credit Commitments are terminated, whereupon such obligation of each such Lender to make any Loan hereunder and of each such Lender or Issuing Bank to issue or participate in any Letter of Credit not then issued shall immediately terminate, and/or (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Obligations to be, and the same shall thereupon be, immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrowers.

(b) Deposit for Letters of Credit. In addition, after the occurrence and during the continuance of an Event of Default, the Borrowers shall, promptly upon demand by the Collateral Agent, deliver to the Collateral Agent, Cash Collateral in such form as requested by the Collateral Agent for deposit in the Cash Collateral Account, together with such endorsements, and execution and delivery of such documents and instruments, as the Collateral Agent may request in order to perfect or protect the Collateral Agent's Lien with respect thereto, in an aggregate principal amount equal to the then outstanding Letter of Credit Obligations.

(c) Rescission. If at any time after termination of the Lenders' obligations to make Revolving Loans under the Revolving Credit Commitments and/or acceleration of the maturity of the Loans, the Borrowers shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 15.07, then upon the written consent of the Requisite Lenders and written notice to the Borrowers, the termination of the Lenders' respective obligations to make Revolving Loans under the Revolving Credit Commitments and the respective Lenders' and Issuing Banks' obligations to participate in or issue Letters of Credit and/or the aforesaid acceleration and its consequences may be rescinded and annulled; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuing Banks to a decision which may be made at the election of the Requisite Lenders; they are not intended to benefit any Borrower and do not give any Borrower the right to require the Lenders to rescind or annul any termination of the aforesaid obligations of the Lenders or Issuing Banks or any acceleration hereunder, even if the conditions set forth herein are met.

(d) Enforcement. The Borrowers acknowledge that in the event any Borrower or any Subsidiary of a Borrower fails to perform, observe or discharge any of their respective obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to the Collateral Agent, the Issuing Banks and the Lenders; therefore, the Borrowers agree that the Collateral Agent, the Issuing Banks and the Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

                      ARTICLE XIII
      THE ADMINISTRATIVE AGENTS AND COLLATERAL AGENT

13.01. Appointment. (a) Each Lender and each Issuing Bank hereby designates and appoints (i) Citicorp and NationsBank as the Administrative Agents of such Lender or such Issuing Bank under this Agreement and (ii) Citicorp as the Collateral Agent of such Lender or such Issuing Bank under this Agreement; and each Lender and each Issuing Bank hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein together with such other powers as are reasonably incidental thereto. The Collateral Agent hereby agrees to act in the aforesaid capacities on the express conditions contained in this Article XIII.

(b) The provisions of this Article XIII are solely for the benefit of the Administrative Agents, the Collateral Agent, the Lenders and Issuing Banks, and no Borrower or Subsidiary of the Borrowers shall have any rights to rely on or enforce any of the provisions hereof (other than as expressly set forth in Section 13.07). In per-forming its functions and duties under this Agreement, the Collateral Agent shall act solely as Collateral Agent of the Lenders and the Issuing Banks and does not assume and shall not be deemed to have assumed any obligation or relationship of agency, trustee or fiduciary with or for the Borrowers or any Affiliate of the Borrowers. The Collateral Agent may perform any of its respective duties hereunder, or under the other Loan Documents, by or through its agents or employees.

13.02. Nature of Duties. The Administrative Agents shall not have any duties or responsibilities other than those expressly set forth in this Agreement or in the Loan Documents. The Collateral Agent shall not have any duties or responsibilities other than those expressly set forth in this Agreement or in the Loan Documents.
The duties of the Collateral Agent shall be mechanical and administrative in nature. Neither shall either Administrative Agent or the Collateral Agent have, by reason of this Agreement, any fiduciary relationship in respect of any Holder. Nothing in this Agreement or any of the Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Administrative Agents or the Collateral Agent any obligations in respect of this Agreement or any of the other Loan Documents other than as expressly set forth herein or therein. Each Lender and each Issuing Bank shall make its own independent investigation of the financial condition and affairs of the Borrowers and their Affiliates in connection with the making and the continuance of the Loans hereunder and with the issuance of the Letters of Credit and shall make its own appraisal of the creditworthiness of the Borrowers and Guarantors initially and on a continuing basis, and no Administrative Agent or Collateral Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Holder with any credit or other information with respect thereto (except for reports required to be delivered by the Collateral Agent under the terms of this Agreement). If the Collateral Agent seeks the consent or approval of the Lenders to the taking or refraining from taking of any action hereunder, the Collateral Agent shall send notice thereof to each Lender. The Collateral Agent shall promptly notify each Lender at any time that the Lenders so required hereunder have instructed the Collateral Agent to act or refrain from acting pursuant hereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes or any amount payable under any provision of Article IV or Article V when due) or the other Loan Documents, the Collateral Agent shall not be required to exercise any discretion or take any action. Notwithstanding the foregoing, the Collateral Agent shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (unless the instructions or consent of all of the Lenders is required hereunder or thereunder) and such instructions shall be binding upon all Lenders, Issuing Banks and Holders; provided, however, the Collateral Agent shall not be required to take any action which (i) the Collateral Agent reasonably believes will expose it to personal liability unless the Collateral Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement, the other Loan Documents or applicable law.

13.03. Rights, Exculpation, Etc. (a) Liabilities; Responsibilities. None of the Administrative Agents, the Collateral Agent, any Affiliate of an Administrative Agent or the Collateral Agent, or any of their respective officers, directors, employees or agents shall be liable to any Holder for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection therewith, except that no Person shall be relieved of any liability imposed by law for gross negligence or willful misconduct. The Collateral Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 4.02(b), and, if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Holder to whom payment was due, but not made, shall be to recover from other Holders any payment in excess of the amount to which they are determined to have been entitled. Neither the Administrative Agents nor the Collateral Agent shall be responsible to any Holder for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, legality, enforce-ability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of the Borrowers or any of their Affiliates or the Guarantors. The Collateral Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the other Loan Documents, or the financial condition of the Borrowers or any of their Affiliates or the Guarantors, or the existence or possible existence of any Potential Event of Default or Event of Default.

(b) Right to Request Instructions. The Collateral Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of any of the Loan Documents the Collateral Agent is permitted or required to take or to grant, and shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from those Lenders from whom the Collateral Agent is required to obtain such instructions for the pertinent matter in accordance with the Loan Documents. Without limiting the generality of the foregoing, no Holder shall have any right of action whatsoever against the Collateral Agent as a result of the its acting or refraining from acting under the Loan Documents in accordance with the instructions of the Requisite Lenders or, where required by the express terms of this Agreement, a greater proportion of the Lenders.

13.04. Reliance. The Collateral Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it.

13.05. Indemnification. To the extent that the Collateral Agent is required to be reimbursed and indemnified by the Borrowers but is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the Collateral Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Collateral Agent under the Loan Documents, in proportion to each Lender's Pro Rata Share. The obligations of the Lenders under this Section
13.05 shall survive the payment in full of the Loans, the Reimbursement Obligations and all other Obligations and the termination of this Agreement.

13.06. Citicorp Individually. With respect to its Pro Rata Share of the Revolving Credit Commitments hereunder, and the Loans made by it, Citicorp shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include Citicorp in its individual capacity as a Lender or one of the Requisite Lenders. Citicorp and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrowers or any of their Affiliates as if it were not acting as the Collateral Agent pursuant hereto.

13.07. Successor Collateral Agents. (a) Resignation. The Collateral Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Business Days' prior written notice to the Borrowers and the Lenders. Such resignation shall take effect upon the acceptance by a successor Collateral Agent of appointment pursuant to this Section 13.07.

(b)Appointment by Requisite Lenders. Upon any such notice of resignation, an Administrative Agent shall have the right to be appointed as a successor Collateral Agent and, if such Administrative Agent declines such right to appointment, the Requisite Lenders shall have the right to appoint a successor Collateral Agent selected from among the Lenders which appointment shall be subject to the prior written approval of the Borrowers (which may not be unreasonably withheld, and shall not be required upon the occurrence and during the continuance of an Event of Default).

(c) Appointment by Retiring Collateral Agent. If a successor Collateral Agent shall not have been appointed within the thirty
(30) Business Day period provided in clause (a) of this
Section 13.07, the retiring Collateral Agent, with the consent of the Borrowers (which may not be unreasonably withheld, and shall not be required upon the occurrence and during the continuance of an Event of Default), shall then appoint a successor Collateral Agent who shall serve as such until such time, if any, as the Requisite Lenders appoint a successor Collateral Agent as provided above.

(d) Rights of the Successor and Retiring Collateral Agents. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent's resignation hereunder as Collateral Agent, the provisions of this Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement.

13.08. Relations Among Lenders. Each Lender and each Issuing Bank agrees (except as provided in Section 15.05) that it will not take any legal action, nor institute any actions or proceedings, against the Borrowers or any other obligor hereunder or under the other Loan Documents with respect to any Collateral, without the prior written consent of the Requisite Lenders. Without limiting the generality of the foregoing, no Lender may accelerate or otherwise enforce its portion of the Obligations, or unilaterally terminate its Revolving Loan Commitment except in accordance with
Section 12.02(a).

13.09. Concerning the Collateral and the Loan Documents. (a) Protective Advances. The Collateral Agent may from time to time, before or after the occurrence of an Event of Default, make such disbursements and advances pursuant to the Loan Documents which the Collateral Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof or to enhance the likelihood or maximize the amount of repayment of the Loans and other Obligations ("Protective Advances"). The Collateral Agent shall promptly notify the Borrowers and each Lender in writing of each such Protective Advance, which notice shall include a description of the purpose of such Protective Advance. The Borrowers jointly and severally agree to pay the Collateral Agent, upon demand, the principal amount of all outstanding Protective Advances, together with interest thereon at the rate from time to time applicable to Base Rate Loans from the date of such Protective Advance until the outstanding principal balance thereof is paid in full. If the Borrowers fail to make payment in respect of any Protective Advance within one (1) Business Day after the date the Borrowers receive written demand therefor from the Collateral Agent, the Collateral Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Collateral Agent, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of such Protective Advance. If such funds are not made available to the Collateral Agent by such Lender within one (1) Business Day after the Collateral Agent's demand therefor, the Collateral Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Rate for the first day after the date of such demand and at the interest rate applicable to Base Rate Loans for each day during the period commencing on the second day after the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Collateral Agent its Pro Rata Share of any such Protective Advance shall neither relieve any other Lender of its obligation hereunder to make available to the Collateral Agent such other Lender's Pro Rata Share of such Protective Advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Collateral Agent. All outstanding principal of, and interest on, Protective Advances shall constitute Obligations secured by the Collateral until paid in full by the Borrowers.

(b) Authority. Each Lender and each Issuing Bank authorizes and directs the Collateral Agent to enter into the Loan Documents relating to the Collateral for the benefit of the Lenders and the Issuing Banks. Each Lender and each Issuing Bank agrees that any action taken by the Collateral Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Collateral Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and Issuing Banks. Without limiting the generality of the foregoing, the Collateral Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuing Banks with respect to all payments and collections of the Obligations of the Borrowers arising in connection with this Agreement and the Loan Documents or relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by the Borrowers, any Subsidiary of the Borrowers, or any Guarantor a party thereto; (iii) act as collateral agent for the Lenders and the Issuing Banks for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; provided, however, the Collateral Agent hereby appoints, authorizes and directs the Lenders and the Issuing Banks to act as collateral sub-agent for the Collateral Agent, the Lenders and the Issuing Banks for purposes of the perfection of all security interests and Liens with respect to the Property at any time in the possession of such Lender or such Issuing Bank, including, without limitation, Deposit Accounts maintained with, and cash and Cash Equivalents held by, such Lender or such Issuing Bank; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and liens created or purported to be created by the Loan Documents; and (vi) except as may be otherwise specifically restricted by the terms of this Agreement or any other Loan Document, exercise all remedies given to the Administrative Agents, the Collateral Agent, the Lenders or the Issuing Banks with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(c)Release of Collateral. (i) Each Lender and each Issuing Bank hereby directs, in accordance with the terms of this Agreement, the Collateral Agent to release any Lien held by it for the benefit of the Holders:

        (A)against all of the Collateral, upon final and indefeasible payment in full of the Obligations and termination of this Agreement;

           (B)against any part of the Collateral sold or disposed of by a Borrower or any of its Subsidiaries, if such sale or disposition is permitted by Section 10.02 or is otherwise consented to by the Requisite Lenders, as certified to the Collateral Agent by the Borrowers in an Officer's Certificate and any mandatory prepayments required with respect to the proceeds of such sale or disposition are made; and/or

(C) against any part of the Collateral consisting of a promissory note, upon final and indefeasible payment in full of the Indebtedness evidenced thereby.

(ii) Each Lender and each Issuing Bank hereby directs the Collateral Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this
Section 13.09(c) promptly upon the effectiveness of any such release; provided that the Collateral Agent shall have received the proceeds of the Collateral subject to such Liens to which the Lenders and Issuing Banks are entitled under the terms of this Agreement and the other Loan Documents.


                       ARTICLE XIV
                     YIELD PROTECTION


14.01. Taxes. (a) Payment of Taxes. Any and all payments by the Borrowers hereunder or under any Note or other document evidencing any Obligations shall be made, in accordance with Section 4.02, free and clear of and without reduction for any and all present or future taxes, levies, imposts, deductions, charges, withholdings, and all stamp or documentary taxes, excise taxes, ad valorem taxes and other taxes imposed on the value of the Property, charges or levies which arise from the execution, delivery or registration, or from payment or performance under, or otherwise with respect to, any of the Loan Documents or the Revolving Credit Commitments and all other liabilities with respect thereto excluding, in the case of each Lender, each Issuing Bank and the Collateral Agent, taxes imposed on or measured by net income or overall gross receipts and capital and franchise taxes imposed on it by (i) the United States,
(ii) the Governmental Authority of the jurisdiction in which such Lender's Applicable Lending Office is located or any political subdivision thereof or (iii) the Governmental Authority in which such Person is organized, managed and controlled or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges and withholdings being hereinafter referred to as "Taxes"). If any Borrower shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any such Note or document to any Lender, any Issuing Bank or the Collateral Agent, (x) the sum payable to such Lender, Issuing Bank, or the Collateral Agent shall be increased as may be necessary so that after making all required withholding or deductions (including withholding or deductions applicable to additional sums payable under this Section 14.01) such Lender, such Issuing Bank or the Collateral Agent (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made, (y) such Borrower shall make such withholding or deductions, and (z) such Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) Indemnification. The Borrowers will indemnify each Lender, each Issuing Bank, each Administrative Agent, and the Collateral Agent against, and reimburse each on demand for, the full amount of all Taxes (including, without limitation, any Taxes imposed by any Governmental Authority on amounts payable under this Section 14.01 and any additional income or franchise taxes resulting therefrom) incurred or paid by such Lender, such Issuing Bank, such Administrative Agent or the Collateral Agent (as the case may be) or any of their respective Affiliates and any liability (including penalties, interest, and out-of-pocket expenses paid to third parties) arising therefrom or with respect thereto, whether or not such Taxes were lawfully payable. A certificate as to any additional amount payable to any Person under this Section 14.01 submitted by it to the Borrowers shall, absent manifest error, be final, conclusive and binding upon all parties hereto. Each Lender and each Issuing Bank agrees, within a reasonable time after receiving a written request from the Borrowers, to provide the Borrowers and the Collateral Agent with such certificates as are reasonably required, and take such other actions as are reasonably necessary to claim such exemptions as such Lender or such Issuing Bank may be entitled to claim in respect of all or a portion of any Taxes which are otherwise required to be paid or deducted or withheld pursuant to this Section 14.01 in respect of any payments under this Agreement or under the Notes.

(c) Receipts. Within thirty (30) days after the date of any payment of Taxes by any Borrower, it will furnish to the Collateral Agent, at its address referred to in Section 15.08, the original or a certified copy of a receipt evidencing payment thereof.

(d) Foreign Bank Certifications. (i) Each Lender that is not created or organized under the laws of the United States or a political subdivision thereof shall deliver to the Borrowers and the Collateral Agent on the Effective Date or the date on which such Lender becomes a Lender pursuant to Section 15.01 hereof a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender to the effect that such Lender is eligible to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax
(I) under the provisions of an applicable tax treaty concluded by the United States (in which case the certificate shall be accom-panied by two duly completed copies of IRS Form 1001 (or any successor or substitute form or forms)), (II) under Sections 1442(c)(1) and 1442(a) of the Internal Revenue Code (in which case the certificate shall be accompanied by two duly completed copies of IRS Form 4224 (or any successor or substitute form or forms)), or (III) due to such Lender's not being a "bank" as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code (in which case, the certificate shall be accompanied by two accurate and complete original signed copies of IRS Form W-8 (or any successor or substitute form or forms)).

(ii) Each Lender further agrees to deliver to the Borrowers and the Collateral Agent from time to time, a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously deliv-ered by it to the Borrowers and the Collateral Agent pursuant to this Section 14.01(d). Each certificate required to be delivered pursuant to this Section 14.01(d)(ii) shall certify as to one of the following:

        (A)that such Lender can continue to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax;
        (B)that such Lender cannot continue to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein but does not require additional payments pursuant to Section 14.01(a) because it is entitled to recover the full amount of any such deduction or withholding from a source other than the Borrowers; or

        (C)that such Lender is no longer capable of receiving payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein and that it is not capable of recov-ering the full amount of the same from a source other than the Borrowers.

Each Lender agrees to deliver to the Borrowers and the Collateral Agent further duly completed copies of the above-mentioned IRS forms on or before the earlier of (x) the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding from United States federal income tax and (y) fifteen
(15) days after the occurrence of any event requiring a change in the most recent form previously delivered by such Lender to the Borrowers and Collateral Agent, unless any change in treaty, law, regulation, or official interpretation thereof which would render such form inapplicable or which would prevent the Lender from duly completing and delivering such form has occurred prior to the date on which any such delivery would otherwise be required and the Lender promptly advises the Borrowers that it is not capable of receiving payments hereunder and under the Notes without any deduction or withholding of United States federal income tax.

14.02. Increased Capital. If after the date hereof any Lender or Issuing Bank determines that (i) the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over any Lender, Issuing Bank or banks or financial institutions generally (whether or not having the force of law), compliance with which affects or would affect the amount of capital required or expected to be maintained by such Lender or Issuing Bank or any Person controlling such Lender or Issuing Bank and (ii) the amount of such capital is increased by or based upon (A) the making or maintenance by any Lender of its Loans, any Lender's participation in or obligation to participate in the Loans, Letters of Credit or other advances made hereunder or the existence of any Lender's obligation to make Loans or (B) the issuance or maintenance by any Issuing Bank of, or the existence of any Issuing Bank's obligation to issue, Letters of Credit, then, in any such case, upon written demand by such Lender or Issuing Bank (with a copy of such demand to the Collateral Agent), the Borrowers shall immediately pay to the Collateral Agent for the account of such Lender or Issuing Bank, from time to time as specified by such Lender or Issuing Bank, additional amounts sufficient to compensate such Lender or Issuing Bank or such Person therefor. Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, absent manifest error.

14.03. Changes; Legal Restrictions. If after the date hereof any Lender or Issuing Bank determines that the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over any Lender, Issuing Bank or over banks or financial institutions generally (whether or not having the force of law), compliance with which:

        (a) does or will subject a Lender or an Issuing Bank (or its Applicable Lending Office or Eurodollar Affiliate) to charges (other than taxes) of any kind which such Lender or Issuing Bank reasonably determines to be applicable to the Revolving Credit Commitments of the Lenders and/or the Issuing Banks to make Eurodollar Rate Loans or issue and/or participate in Letters of Credit or change the basis of taxation of payments to that Lender or Issuing Bank of principal, fees, interest, or any other amount payable hereunder with respect to Eurodollar Rate Loans or Letters of Credit; or

        (b) does or will impose, modify, or hold applicable, in the determination of a Lender or an Issuing Bank, any reserve (other than reserves taken into account in calculating the Eurodollar Rate), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities (including those pertaining to Letters of Credit) in or for the account of, advances or loans by, commitments made, or other credit extended by, or any other acquisition of funds by, a Lender or an Issuing Bank or any Applicable Lending Office or Eurodollar Affiliate of that Lender or Issuing Bank;

and the result of any of the foregoing is to increase the cost to that Lender or Issuing Bank of making, renewing or maintaining the Loans or its Revolving Credit Commitment with respect to, or issuing or participating in, the Letters of Credit or to reduce any amount receivable thereunder; then, in any such case, upon written demand by such Lender or Issuing Bank (with a copy of such demand to the Collateral Agent), the Borrowers shall immediately pay to the Collateral Agent for the account of such Lender or Issuing Bank, from time to time as specified by such Lender or Issuing Bank, such amount or amounts as may be necessary to compensate such Lender or Issuing Bank or its Eurodollar Affiliate for any such additional cost incurred or reduced amount received. Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, absent manifest error.

14.04. Illegality. (i) If at any time any Lender determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) that the making or continuation of or conversion into any Eurodollar Rate Loan has become unlawful or impermissible by compliance by that Lender with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful or would result in costs or penalties), then, and in any such event, such Lender may give notice of that determination, in writing, to the Borrowers and the Collateral Agent, and the Collateral Agent shall promptly transmit the notice to each other Lender.

    (ii)  When notice is given by a Lender under Section 14.04(i),
(A) the Borrowers' right to request from such Lender and such Lender's obligation, if any, to make Eurodollar Rate Loans shall be immediately suspended, and such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (B) if the affected Eurodollar Rate Loan or Loans are then outstanding, the Borrowers shall immediately, or if permitted by applicable law, no later than the date permitted thereby, upon at least one (1) Business Day's prior written notice to the Collateral Agent and the affected Lender, convert each such Loan into a Base Rate Loan.

   (iii) If at any time after a Lender gives notice under Section 14.04(i) such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination, in writing, to the Borrowers and the Collateral Agent, and the Collateral Agent shall promptly transmit the notice to each other Lender. The Borrowers' right to request, and such Lender's obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

14.05. Compensation. In addition to all amounts required to be paid by the Borrowers pursuant to Section 5.01, the Borrowers shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender's Eurodollar Rate Loans to the Borrowers but excluding any loss of Applicable Eurodollar Rate Margin on the relevant Loans) which that Lender may sustain (i) if for any reason a Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation given by the Borrowers or in a telephonic request by them for borrowing or conversion/continuation or a successive Eurodollar Interest Period does not commence after notice therefor is given pursuant to Section 5.01(c), including, without limitation, pursuant to Section 5.02(e), (ii) if for any reason any Eurodollar Rate Loan is prepaid (including, without limitation, mandatorily pursuant to Section 4.01) on a date which is not the last day of the applicable Eurodollar Interest Period,
(iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 5.02(e), or (iv) as a consequence of any failure by the Borrowers to repay Eurodollar Rate Loans made to it when required by the terms of this Agreement. The Lender making demand for such compensation shall deliver to the Borrowers concurrently with such demand a written statement in reasonable detail as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to that Lender, absent manifest error.

14.06. Limitation on Additional Amounts Payable by the Borrowers. Notwithstanding the provisions of Section 14.01(a), the Borrowers shall not be required to pay any additional amounts hereunder to a Lender or Issuing Bank if (a) the obligation to pay such additional amounts would not have arisen but for a failure by the Lender or Issuing Bank to comply with the requirements described in Section
14.01 or (b) the Lender or Issuing Bank shall not have furnished the Borrowers with such forms or shall not have taken such other action as reasonably may be available to it under applicable tax laws and any applicable tax treaty to obtain an exemption from, or reduction (to the lowest applicable rate) of withholding of such United States federal income tax; provided, however, the Borrowers' obligation to pay such additional amounts shall be reinstated upon receipt of such forms or evidence that action with respect to obtaining such exemption or reduction has been taken.

14.07. Change in Lending Office. Any Lender claiming any additional amounts payable pursuant to Section 14.01 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the Domestic Lending Office designated by it for purposes of this Agreement to a Domestic Lending Office in another jurisdiction, if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

14.08. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due under this agreement or any Note in any currency (the "first currency") into another currency (the "second currency"), the parties hereto agree, to the fullest extent permitted by law, that the Exchange Rate used shall be that determined on the Business Day preceding that on which final judgment is given. To the fullest extent permitted by applicable law, the Obligation in respect of any sum due in a first currency shall, notwithstanding any judgment in a second currency, be discharged only to the extent that on the Business Day following receipt by any of the Collateral Agent, any Lender or any Issuing Bank of any sum adjudged to be so due in the second currency, such Person may purchase the first currency with the second currency at the Exchange Rate determined on the date of such purchase; if the amount of the first currency so purchased is less than the sum originally due to such Person in the first currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Person against such loss, and if the amount of the first currency so purchases exceeds the sum originally due to such Person in the first currency, such Person agrees to remit to the Borrowers such excess.


                         ARTICLE XV
                       MISCELLANEOUS

15.01. Assignments and Participations. (a) Assignments. No assignments or participations of any Lender's rights or obligations under this Agreement shall be made except in accordance with this
Section 15.01. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all of its rights and obligations with respect to the Loans and the Letters of Credit) in accordance with the provisions of this Section 15.01.

(b)Limitations on Assignments. Each assignment shall be subject to the following conditions: (i) each such assignment may be of any of the following: (A) all of a Lender's outstanding Term Loan, (B) all of a Lender's Revolving Credit Commitment (together with its Revolving Loans and participations in outstanding Letters of Credit), and (C) in the event the outstanding balance of the assigning Lender's Term Loan is greater than $5,000,000 or the amount of the assigning Lender's Revolving Credit Commitment is greater than $5,000,000 and such Lender desires to assign a portion of either its Term Loan or Revolving Credit Commitment, such assignment shall be in a minimum principal amount of $5,000,000,
(ii) each such assignment shall be of a constant, and not a varying, ratable percentage of all of the assigning Lender's rights and obligations under this Agreement which are subject to such assignment, (iii) each such assignment shall be to an Eligible Assignee consented to by the Issuing Banks, which consent shall not be unreasonably withheld or delayed, (iv) the Borrowers shall have the right to approve each such Eligible Assignee which is not another Lender or an Affiliate of a Lender, which approval shall not be unreasonably withheld or delayed and (v) the parties to each such assignment shall execute and deliver to the Collateral Agent, for its acceptance and recording in the Register, an Assignment and Acceptance. Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date specified in each Assignment and Acceptance and agreed to by the Collateral Agent, (A) the assignee thereunder shall, in addition to any rights and obligations hereunder held by it immediately prior to such effective date, if any, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as if it were an original Lender hereunder, (B) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender's rights and obliga-tions under this Agreement, the assigning Lender shall cease to be a party hereto), and (C) the Borrowers shall execute and deliver to the assignee thereunder one or more Notes, as applicable, evidencing its obligations to such assignee with respect to the Loans.

(c) The Register. The Collateral Agent shall maintain at its address referred to in Section 15.08 a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and their respective Revolving Credit Commitments, and the principal amount of the Loans owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers and each of their Subsidiaries, the Collateral Agent, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)Fee. Upon its receipt of an Assignment and Acceptance executed by the assigning Lender and an Eligible Assignee and a processing and recordation fee of $3,000 (payable by the assigning Lender or the assignee, as shall be agreed between them), the Collateral Agent shall, if such Assignment and Acceptance has been completed and is in compliance with this Agreement and in substantially the form of Exhibit B, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers and the other Lenders.

(e)Participations. Each Lender may sell participations to one or more other financial institutions in or to all or a portion of its rights and obligations under and in respect of any and all facilities under this Agreement (including, without limitation, all or a portion of any or all of its Revolving Credit Commitment hereunder and the Loans owing to it and its undivided interest in the Letters of Credit); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Revolving Credit Commitments hereunder) shall remain unchanged,
(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Collateral Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and
(iv) such participant's rights to agree or to restrict such Lender's ability to agree to the modification, waiver or release of any of the terms of the Loan Documents or to the release of any Collateral covered by the Loan Documents, to consent to any action or failure to act by any party to any of the Loan Documents or any of their respective Affiliates, or to exercise or refrain from exercising any powers or rights which any Lender may have under or in respect of the Loan Documents or any Collateral, shall be limited to the right to consent to (A) increase in the Commitment of the Lender from whom such participant purchased a participation,
(B) reduction of the principal of, or rate or amount of interest on the Loans(s) subject to such participation (other than by the payment or prepayment thereof), (C) postponement of any date fixed for any payment of principal of, or interest on, the Loan(s) subject to such participation and (D) release of any Guarantor or all or a substantial portion of the Collateral except as provided in Section 13.09(c).

(f)Payment to Participants. Anything in this Agreement to the contrary notwithstanding, in the case of any participation, all amounts payable by the Borrowers under the Loan Documents shall be calculated and made in the manner and to the parties required hereby as if no such participation had been sold; provided, however, that each participant shall be the beneficiary of the provisions of Article XIV to the extent amounts payable thereunder do not exceed the amounts payable thereunder to the Lender from which such participation has been purchased.

(g) Lenders' Creation of Security Interests. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, Obligations owing to it and any Notes held by it) in favor of any Federal Reserve bank in accordance with Regulation A of the Federal Reserve Board.

(h) Assignments by Citicorp. If Citicorp ceases to be a Lender under this Agreement by virtue of any assignment made pursuant to this Section 15.01, then, as of the effective date of such cessation, Citibank's obligations to issue Letters of Credit pursuant to Section 3.01 shall terminate and Citibank shall be an Issuing Bank hereunder only with respect to outstanding Letters of Credit issued prior to such date.

(i) Information Regarding the Borrowers. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 15.01, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers or their Subsidiaries furnished to such Lender by the Collateral Agent or by or on behalf of the Borrowers; provided that, prior to any such disclosure, such assignee or participant, or proposed assignee or participant, shall agree to preserve in accordance with Section
15.20 the confidentiality of any confidential information described therein.

15.02. Expenses. (a) Generally. The Borrowers jointly and severally agree upon demand to pay, or reimburse the Collateral Agent for, all of the Administrative Agents' and Collateral Agent's reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of Sidley & Austin, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisers, and other consultants and agents) incurred by the Collateral Agent in connection with (i) the Collateral Agent's review and investigation of the Borrowers and their Affiliates and the Collateral in connection with the preparation, negotiation, and execution of the Loan Documents and the Collateral Agent's periodic reviews and audits of the Borrowers and Guarantors; (ii) the preparation, negotiation, execution and interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article VI) and the other Loan Documents and the making of the Loans hereunder; (iii) the creation, perfection or protection of the Liens under the Loan Documents (including, with-out limitation, any reasonable fees and expenses for local counsel in various jurisdictions); (iv) the ongoing administration of this Agreement, the other Loan Documents, and the Loans, including, without limitation, consultation with attorneys in connection therewith and with respect to the Collateral Agent's rights and responsibilities under this Agreement and the other Loan Documents;
(v) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents;
(vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, the Property, the Borrowers, any of their Subsidiaries, this Agreement or any of the other Loan Documents; (vii) the response to, and preparation for, any subpoena or request for document production with which the Collateral Agent is served or deposition or other proceeding in which the Collateral Agent is called to testify, in each case, relating in any way to the Obligations, the Property, the Borrowers, any of their Subsidiaries, this Agreement or any of the other Loan Documents; and (viii) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.

(b) After Default. The Borrowers jointly and severally further agree to pay or reimburse the Collateral Agent, the Issuing Banks and the Lenders upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' fees (including allocated costs of internal counsel and costs of settlement) incurred by any of them after the occurrence of an Event of Default (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, the Property, the Borrowers or any of their Subsidiaries and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

15.03. Indemnity. The Borrowers further jointly and severally agree (a) to defend, protect, indemnify, and hold harmless the Collateral Agent, each of the Administrative Agents, and each and all of the Lenders and Issuing Banks and each of their respective officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article VI) (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (excluding any taxes and including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or any act, event or transaction related or attendant thereto, the making of the Loans and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by any of the Loan Documents, or (ii) any Liabilities and Costs relating to any violation by any Borrower, its Subsidiaries, or the Guarantors, or their respective predecessors-in-interest of any Environmental, Health or Safety Requirements of Law, the past, present or future operations of any Borrower, its Subsidiaries, any Guarantor, or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective past, present or future Property of any Borrower, any of its Subsidiaries, or any Guarantor, the presence of asbestos-containing materials at any respective past, present or future Property of any Borrower, any of its Subsidiaries, or any Guarantor, or the Release or threatened Release of any Contaminant into the environment by any Borrower, its Subsidiaries, any Guarantor, or their respective predecessors-in-interest, or the Release or threatened Release of any Contaminant into the environment from or at any facility to which any Borrower, any of its Subsidiaries, or any Guarantor, or their respective predecessors-in-interest sent or directly arranged the transport of any Contaminant (collectively, the "Indemnified Matters"); provided, however, the Borrowers shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of such Indemnitee, as determined by a court of competent jurisdiction and (b) not to assert any claim against any of the Indemnified Parties on any theory of liability for special, indirect, consequential or punitive damages arising out of, or in any way in connection with, the Revolving Credit Commitments, the Obligations or any other matters governed by this Agreement and/or the other Loan Documents. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The Collateral Agent, Administrative Agents, Lenders and the Issuing Banks agree to notify the Borrowers of the institution or assertion of any Indemnified Matter, but the parties hereto hereby agree that the failure to so notify the Borrowers shall not release any Borrower from its obligations hereunder.

15.04. Change in Accounting Principles. If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 8.01 are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Borrowers with the agreement of their independent certified public accountants and such changes result in a change in the method or result of calculation of any of the covenants, standards or terms found in Article IX, Article X, and Article XI, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating compliance with such covenants, standards and terms by the Borrowers and their Subsidiaries shall be the same after such changes as if such changes had not been made; provided, however, no change in such accounting principles that would affect the method of calculation of any of the covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Requisite Lenders and the Borrowers, to so reflect such change in accounting principles.

15.05. Setoff. In addition to any Liens granted under the Loan Documents and any rights now or hereafter granted under applicable law, upon the occurrence and during the continuance of any Event of Default, each Lender, each Issuing Bank and any Affiliate of any Lender or Issuing Bank is hereby authorized by the Borrowers at any time or from time to time, without notice to any Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured (but not including trust accounts)) and any other Indebtedness at any time held or owing by such Lender, Issuing Bank or any of their Affiliates to or for the credit or the account of the Borrowers against and on account of the Obligations of the Borrowers to such Lender, Issuing Bank or any of their Affiliates, including, but not limited to, all Loans and Letters of Credit and all claims of any nature or description arising out of or in connection with this Agreement, irrespective of whether or not (i) such Lender or Issuing Bank shall have made any demand hereunder or (ii) the Collateral Agent, at the request or with the consent of the Requisite Lenders, shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Article XII and even though such Obligations may be contingent or unmatured. Each Lender and each Issuing Bank agrees that it shall not, without the express consent of the Requisite Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Requisite Lenders, exercise its setoff rights hereunder against any accounts of any Borrower, any of its Subsidiaries, or a Guarantor now or hereafter maintained with such Lender, Issuing Bank or any Affiliate of such Lender or Issuing Bank.

15.06.  Ratable Sharing. The Lenders agree among themselves that
(i) with respect to all amounts received by them which are applicable to the payment of the Obligations (excluding the fees described in Section 5.03 and Article XIV), equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by the exercise of the right of setoff or banker's lien, by counterclaim or cross-action or by the enforcement of any or all of the Obligations (excluding the fees described in Section 5.03 and Article XIV) or the Collateral,
(ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker's lien or otherwise, receive payment of a proportion of the aggregate amount of the Obligations held by it, which is greater than the amount which such Lender is entitled to receive hereunder, the Lender receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such Obligations owed to the others so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 15.06 may, to the fullest extent permitted by law, exercise all its rights of payment (including, subject to Section 15.05, the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

15.07. Amendments and Waivers. (a) General Provisions. Unless otherwise provided for or required in this Agreement, no amendment or modification of any provision of this Agreement or any of the other Loan Documents shall be effective without the written agreement of the Requisite Lenders (which the Requisite Lenders shall have the right to grant or withhold in their sole discretion) and the Borrowers. No termination or waiver of any provision of this Agreement or any of the other Loan Documents, or consent to any departure by any Borrower therefrom, shall be effective without the written concurrence of the Requisite Lenders, which the Requisite Lenders shall have the right to grant or withhold in their sole discretion. All amendments, modifications, waivers and consents not specifically reserved to Lenders, Issuing Banks, and the Collateral Agent in Section 15.07(b), Section 15.07(c) and in other provisions of this Agreement shall require only the approval of the Requisite Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances.

(b)  Amendments, Consents and Waivers by Super- Majority Lenders.
Any amendment, modification, termination, waiver or consent with respect to any of the provisions of Section 4.01(b) of this Agreement shall be effective only by a written agreement signed by the Super-Majority Lenders.

(c) Amendments, Consents and Waivers by All Lenders. Any amendment, modification, termination, waiver or consent with respect to any of the following provisions of this Agreement shall be effective only by a written agreement, signed by each Lender:

(i)  increase in the amount of any of the Revolving Credit
Commitments,

(ii) form of payment required with respect to or reduction of the principal of, rate or amount of interest on the Loans, the Reimbursement Obligations, or any fees or other amounts payable to the Lenders or Issuing Banks (other than by the payment or prepay-ment thereof),

(iii) postponement of the Revolving Credit Termination Date, the Term Loan Termination Date, or any date fixed for any payment of principal of, or interest on, the Loans, the Reimbursement Obligations or any fees or other amounts payable to the Lenders or the Issuing Banks, except to the extent provided for in clause (b) above,
(iv)  the orders of priority of applications set forth in Section
4.01,

(v) change in the definitions of the Revolving Credit Commitments, Term Loan Commitments, Term Loans, Requisite Lenders or Super-
Majority Lenders;

(vi)  waiver of any of the conditions specified in Sections 6.01 or
6.02 or the covenant set forth in Section 9.15,

(vii) release of any Guarantor or all or a substantial portion of the Collateral (except as provided in Section 13.09(c)),

(viii) change in the aggregate Pro Rata Share of the Lenders which shall be required for the Lenders or any of them to take action under this Agreement or the other Loan Documents,

(ix)  amendment of Section 15.01 or this Section 15.07,

(x) assignment of any right or interest in or under this Agreement or any of the other Loan Documents by any Borrower, and

(xi)  waiver of any Event of Default described in Sections
12.01(a), (f), (g), (h), and (n).

(d) Collateral Agent Authority. The Collateral Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Notwithstanding anything to the contrary contained in this Section 15.07, no amendment, modification, waiver or consent shall affect the rights or duties of the Collateral Agent under this Agreement or the other Loan Documents, unless made in writing and signed by the Collateral Agent in addition to the Lenders required above to take such action; and the order of priority set forth in clauses (i) and (ii) of Section 4.02(b) may be changed only with the prior written consent of the Collateral Agent. Notwithstanding anything herein to the contrary, in the event that the Borrowers shall have requested, in writing, that any Lender agree to an amendment, modification, waiver or consent with respect to any particular provision or provisions of this Agreement or the other Loan Documents, and such Lender shall have failed to state, in writing, that it either agrees or disagrees (in full or in part) with all such requests (in the case of its statement of agreement, subject to satisfactory documentation and such other conditions it may specify) within thirty (30) days after such request, then such Lender shall be deemed to not have approved such amendment, modification, waiver or consent and the Collateral Agent shall thereupon determine whether the Lenders required above to take the requested action have approved the same within the required time and communicate such determination to the Borrowers and the Lenders.

15.08. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, sent by facsimile transmission or courier service or United States certified mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile transmission, or four (4) Business Days after deposit in the United States mail with postage prepaid and properly addressed. Notices to the Collateral Agent pursuant to Articles II, IV or XIII shall not be effective until received by the Collateral Agent. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this
Section 15.08) shall be as set forth below each party's name on the signature pages hereof or the signature page of any applicable Assignment and Acceptance, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties to this Agreement.

15.09. Survival of Warranties and Agreements. All representations and warranties made herein and all covenants and other obligations of the Borrowers in respect of taxes, indemnification and expense reimbursement shall survive the execution and delivery of this Agreement and the other Loan Documents, the making and repayment of the Loans, the issuance and discharge of Letters of Credit hereunder and the termination of this Agreement and shall not be limited in any way by the passage of time or occurrence of any event and shall expressly cover time periods when the Collateral Agent, any of the Issuing Banks or any of the Lenders may have come into possession or control of any of any Borrower's or its Subsidiaries' Property.

15.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of the Collateral Agent, any Lender or any Issuing Bank in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

15.11. Marshalling; Payments Set Aside. None of the Collateral Agent, any Lender or any Issuing Bank shall be under any obligation to marshall any assets in favor of any Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that any Borrower makes a payment or payments to the Collateral Agent, the Lenders or the Issuing Banks or any of such Persons receives payment from the proceeds of the Collateral or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

15.12. Severability. In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

15.13. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement or be given any substantive effect.

15.14.  Governing Law.  THIS AGREEMENT SHALL BE INTERPRETED, AND
THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

15.15. Limitation of Liability. No claim may be made by any Borrower, any Lender, any Issuing Bank, either Administrative Agent, the Collateral Agent, or any other Person against the Collateral Agent, an Administrative Agent, any other Issuing Bank or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any special, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Borrower, each Lender, each Issuing Bank, each Administrative Agent and the Collateral Agent hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

15.16. Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders and the Issuing Banks. The rights hereunder of the Borrowers, or any interest therein, may not be assigned without the written consent of all Lenders.

15.17.  Certain Consents and Waivers of the Borrowers.

(a) Personal Jurisdiction. (i) EACH OF THE ADMINISTRATIVE AGENTS, THE COLLATERAL AGENT, THE LENDERS, THE ISSUING BANKS, AND THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH BORROWER IRREVOCABLY DESIGNATES AND APPOINTS TFC, 110 EAST 59TH STREET, 30TH FLOOR, NEW YORK, NEW YORK 10022, AS ITS AGENT (THE "PROCESS AGENT") FOR SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. EACH OF THE ADMINISTRATIVE AGENTS, THE COLLATERAL AGENT, THE LENDERS, THE ISSUING BANKS, AND THE BORROWERS AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(ii) EACH BORROWER AGREES THAT THE COLLATERAL AGENT SHALL HAVE THE RIGHT TO PROCEED AGAINST IT OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE THE ADMINISTRATIVE AGENTS, THE COLLATERAL AGENT, THE ISSUING BANKS, THE LENDERS AND OTHER HOLDERS TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF AN ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY ISSUING BANK, ANY LENDER OR OTHER HOLDER. EACH BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY AN ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER, ANY ISSUING BANK OR OTHER HOLDER TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AN ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER, ANY ISSUING BANK OR ANY OTHER HOLDER. EACH BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH AN ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY ISSUING BANK, LENDER OR OTHER HOLDER MAY COMMENCE A PROCEEDING DESCRIBED IN THIS SECTION.

(b) Service of Process. EACH BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PROCESS AGENT OR THE BORROWERS' NOTICE ADDRESS SPECIFIED BELOW, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) DAYS AFTER SUCH MAILING. EACH BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE COLLATERAL AGENT TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

(c) Waiver of Jury Trial. EACH OF THE ADMINISTRATIVE AGENTS, COLLATERAL AGENT, LENDERS, ISSUING BANKS, AND BORROWERS IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. ANY OF THE BORROWERS, ADMINISTRATIVE AGENTS, COLLATERAL AGENT, LENDERS, OR ISSUING BANKS MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

15.18. Counterparts; Effectiveness; Inconsistencies. This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective against each Borrower, each Lender, each Issuing Bank, the Administrative Agents and the Collateral Agent on the Effective Date, whereupon the terms and provisions of the Second Amended Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement shall not constitute a novation. This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

15.19. Limitation on Agreements. All agreements between and among the Borrowers, the Administrative Agents, the Collateral Agent, each Lender and each Issuing Bank in the Loan Documents are hereby expressly limited so that in no event shall any of the Loans or other amounts payable by the Borrowers under any of the Loan Documents constitute "purpose credit" within the meaning of Regulation U or G.

15.20. Confidentiality. Subject to Section 15.01(f), the Lenders and the Issuing Banks shall hold all nonpublic information obtained pursuant to the requirements of this Agreement and identified as such by the Borrowers in accordance with such Lender's or such Issuing Bank's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure (a) to its Affiliates or (b) as is reasonably required by a bona fide offeree, transferee or participant in connection with a contemplated assignment, transfer or participation permitted under Section 15.01 or (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or (d) to any direct or indirect contractual counterparties in swap agreements or such contractual counterparties' professional advisors, provided that such offeree, transferee, participant, contractual counterparty or professional advisor to such contractual counterparty agrees, in writing, to keep such information confidential to the same extent required of the Lenders hereunder. In no event shall any Lender or any Issuing Bank be obligated or required to return any materials furnished by the Borrowers; provided, however, each offeree shall be required to agree that if it does not become a transferee or participant it shall return all materials furnished to it by the Borrowers in connection with this Agreement. Any and all confidentiality agreements entered into between any Lender or any Issuing Bank and the Borrowers shall survive the execution of this Agreement.

15.21. Obligations of Borrowers Joint and Several. Each of the Borrowers agrees that it shall be jointly and severally liable for all of the Obligations. Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Lenders and Issuing Banks under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them. Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. The obligations of each Borrower under the provisions of this Section
15.21 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever. Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loan made, or Letter of Credit issued, under this Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by any Lender or Issuing Bank under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender or Issuing Bank at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws, or regulations thereunder, which might, but for the provisions of this Section 15.21, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 15.21, it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of such Borrower under this Section 15.21 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 15.21 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender or Issuing Bank. The provisions of this Section 15.21 are made for the benefit of the Holders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Holder first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 15.21 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Holder upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 15.21 will forthwith be reinstated in effect, as though such payment had not been made. Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the federal Bankruptcy Code). The Borrowers hereby agree, as among themselves, that if any Borrower shall become an Excess Funding Borrower (as defined below), each other Borrower shall, on demand of such Excess Funding Borrower (but subject to the next sentence hereof and to clause (B) below), pay to such Excess Funding Borrower an amount equal to such Borrower's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Borrower) of such Excess Payment (as defined below). The payment obligation of any Borrower to any Excess Funding Borrower under this Section 15.21 shall be subordinate and subject in right of payment to the prior payment in full of the Obligations of such Borrower under the other provisions of this Agreement, and such Excess Funding Borrower shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such Obligations. For purposes hereof, (i) "Excess Funding Borrower" shall mean, in respect of any Obligations arising under the other provisions of this Agreement (hereafter, the "Joint Obligations"), a Borrower that has paid an amount in excess of its Pro Rata Share of the Joint Obligations; (ii) "Excess Payment" shall mean, in respect of any Joint Obligations, the amount paid by an Excess Funding Borrower in excess of its Pro Rata Share of such Joint Obligations; and (iii) "Pro Rata Share", for the purposes of this Section 15.21, shall mean, for any Borrower, the ratio (expressed as a percentage) of (A) the amount by which the aggregate present fair saleable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Borrower (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower hereunder) to (B) the amount by which the aggregate present fair saleable value of all assets and other properties of such Borrower and all of the other Borrowers exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower and the other Borrowers hereunder) of such Borrower and all of the other Borrowers, all as of the Effective Date.

15.22. Entire Agreement. This Agreement, taken together with all of the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

15.23. Advice of Counsel. Each Borrower and each Lender and Issuing Bank understand that the Collateral Agent's counsel represents only the Collateral Agent's and its Affiliates' interests and that the Borrowers, other Lenders and other Issuing Banks are advised to obtain their own counsel. Each Borrower represents and warrants to the Collateral Agent and the other Holders that it has discussed this Agreement with its counsel.


IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.



BORROWERS:FAIRCHILD HOLDING CORP.



By:  Colin M. Cohen
     Vice President


RHI HOLDINGS, INC.



By:  Colin M. Cohen
     Vice President and
     Chief Financial Officer


THE FAIRCHILD CORPORATION



By:  Colin M. Cohen
     Senior Vice President

Notice Address:

  300 West Service Road
  Chantilly, Virginia  20153
  Attn: Colin M. Cohen
  Telecopier No. (703) 478-5767 and
   Donald E. Miller
  Telecopier No. (703) 478-5775

with a copy to:

  Cahill Gordon & Reindel
  Eighty Pine Street
  New York, New York  10005-1702
  Attn: James J. Clark
  Telecopier No. (212) 269-5420


ADMINISTRATIVE AGENTS:CITICORP USA, INC., as Administrative
Agent



By:  Timothy L. Freeman
     Attorney-in-Fact



NATIONSBANK, N.A., as Administrative
Agent



By:  Michael R. Heredia
     Senior Vice President



COLLATERAL AGENT:CITICORP USA, INC., as Collateral Agent


By:  Timothy L. Freeman
     Attorney-in-Fact

Notice Address:

  Citicorp USA, Inc.
  c/o Citicorp Securities, Inc.
  399 Park Avenue
  6th Floor, Zone 4
  New York, New York  10043
  Attn: Timothy L. Freeman
  Telecopier No. (212) 793-1290

with a copy to:

  Sidley & Austin
  One First National Plaza
  Chicago, Illinois  60603
  Attn: DeVerille A. Huston
  Telecopier No.  (312) 853-7036

ISSUING BANK:CITIBANK, N.A.


By:  Timothy L. Freeman
     Attorney-in-Fact

Notice Address:

  Citibank, N.A.
  399 Park Avenue
  10th Floor, Zone 3
  New York, New York  10043
  Attn: Melissa Motelson
  Telecopier No. (212) 793-4806

LENDER:CITICORP USA, INC.


By:  Timothy L. Freeman
     Attorney-in-Fact

Notice Address:

  Citicorp USA, Inc.
  c/o Citicorp Securities, Inc.
  399 Park Avenue
  6th Floor, Zone 4
  New York, New York  10043
  Attn: Timothy L. Freeman
  Telecopier No. (212) 793-1290


Domestic Lending Office and Eurodollar
  Lending Office or Eurodollar Affiliate:

  Citicorp USA, Inc.
  c/o Citibank, N.A.
  399 Park Avenue
  10th Floor, Zone 3
  New York, New York  10043
  Attn: Melissa Motelson
  Telecopier No. (212) 793-4806


Pro Rata Share:        50%

Revolving Credit
Commitment:           $37,500,000

Revolving Credit
Pro Rata Share:        50%

Term Loan Commitment:  $112,500,000

Term Loan Pro Rata
  Share:   50%

LENDER AND
ISSUING BANK:NATIONSBANK, N.A.

By:  Michael R. Heredia
     Senior Vice President

Notice Address
  and Domestic and Eurodollar
Lending Office:

  NationsBank, N.A.
  6610 Rockledge Drive
  6th Floor
  Bethesda, Maryland 20817-1876
  Attn:  Michael R. Heredia
  Telecopier No.  (301) 571-0719


Pro Rata Share:   50%

Revolving Credit
Commitment:            $37,500,000

Revolving Credit
Pro Rata Share:        50%

Term Loan Commitment:  $112,500,000

Term Loan Pro Rata
  Share:   50%

EXHIBITS

Exhibit A  --   Statement of Sources and Uses

Exhibit B  --   Form of Assignment and Acceptance

Exhibit C  --   Form of Borrowing Base Certificate

Exhibit D  --   Form of Collection Account Agreement

Exhibit E  --   Forms of Notes

Exhibit F  --   Form of Notice of Borrowing

Exhibit G  --   Form of Notice of Conversion/Continuation

Exhibit H  --   Pro Forma Balance Sheet

Exhibit I  --   Projections

Exhibit J  --   List of Closing Documents

Exhibit K  --   Forms of Financial Reports

Exhibit L  --   Form of Officer's Certificate to Accompany Reports

SCHEDULES

Schedule 1.01.1   -- Fiscal Month End and Fiscal Quarter End  Dates

Schedule 1.01.2   -- Subsidiary Guarantors as of the Effective Date

Schedule 1.01.3   --Operating Units

Schedule 1.01.4   --Permitted Dispositions

Schedule 1.01.5   --Permitted Equity Securities Options

Schedule 1.01.6   --Permitted Existing Accommodation
Obligations

Schedule 1.01.7   --Permitted Existing Indebtedness

Schedule 1.01.8   --Permitted Existing Investments

Schedule 1.01.9   -- Permitted Existing Liens

Schedule 1.01.10  --Spin-Off Businesses

Schedule 3.02     -- Existing Letters of Credit

Schedule 7.01-A   --  Organizational Documents

Schedule 7.01-C   --  Organizational Structure

Schedule 7.01-K   --  Pending Actions

Schedule 7.01-R   --  Environmental Matters

Schedule 7.01-U   --  Labor Contracts

Schedule 7.01-X   --  Patent, Trademark & Permit Claims Pending

Schedule 7.01-Z   --  Insurance Policies

Schedule 8.04     --Form of Schedule of SpinCo Transfers

Schedule 10.15    --  Collection Accounts